UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant    ☒                              Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14A-12

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

Dear Stockholder,

We cordially invite you to attend the ResMed Inc. annual stockholders meeting on Thursday, November 16, 2017, at 3:00 p.m. US Pacific Time (Friday, November 17, 2017 at 10:00 a.m. Australian Eastern Time) in ResMed’s corporate office located at 9001 Spectrum Center Blvd., San Diego, California 92123 USA.

Your vote is important. We are promoting the use of the internet to provide proxy materials to stockholders, as we believe this is an efficient, cost-effective and environmentally responsible method for facilitating our annual meeting. Please read “VOTING INSTRUCTIONS AND GENERAL INFORMATION – Voting by Attending our Annual Meeting” in the proxy statement.

Very truly yours,

Peter C. Farrell

Chairman of the Board

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS OF RESMED INC.

Date:	Thursday, November 16, 2017, at 3:00 p.m. US Pacific Time Friday, November 17, 2017, at 10:00 a.m. Australian Eastern Time

Location:	ResMed’s corporate office 9001 Spectrum Center Blvd. San Diego, California 92123 USA

Items of business:	1.

Elect three directors, each to serve until our 2020 annual meeting and until their successors are elected and qualified. The nominees for election as directors at the 2017 annual meeting are Michael Farrell, Karen Drexler, and Jack Wareham.

	2.	Ratify our selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2018.

3.

Approve the amendment and restatement of the ResMed Inc. 2009 Incentive Award Plan which, among other things: serves as approval for purposes of section 162(m) of the US Internal Revenue Code; sets a limit on director compensation; and increases the number of shares authorized for issue under the plan and increases the plan reserve by 7,392,471 shares.

	4.	Approve, on an advisory basis, the compensation paid to our named executive officers, as disclosed in this proxy statement (“say-on-pay”).

	5.	Approve, on an advisory basis, the frequency of future say-on-pay votes.

	6.	Transact other business that may properly come before the meeting.

Record date:	You are entitled to vote only if you were a ResMed stockholder at the close of business on September 19, 2017, at 4:00 p.m. US Eastern Time.

Meeting admission:

Stockholders are cordially invited to attend the annual meeting. If you plan to attend the meeting, you will need proof of share ownership as of 4:00 p.m. US Eastern Time on Tuesday, September 19, 2017, together with photo identification. If your shares are not registered in your name, you must bring proof of share ownership (such as a recent bank or brokerage firm account statement, together with proper identification) in order to be admitted to our annual meeting. Please also note that if your shares are not registered in your name and you wish to vote at our annual meeting, you must bring to our annual meeting a legal proxy from the record holder of the shares, which is the broker or other nominee, authorizing you to vote at our annual meeting.

If you cannot attend the meeting in person, you may vote your shares by toll-free number, by internet, or, if this proxy statement was mailed to you, by completing and signing the accompanying proxy card and promptly returning it in the envelope provided. Please read Voting instructions and general information in the proxy statement.

By order of the board of directors,

David Pendarvis

Secretary

VOTING INSTRUCTIONS AND GENERAL INFORMATION

Why am I receiving these materials?

ResMed’s board of directors is soliciting your proxy to vote at our 2017 annual meeting of stockholders and any continuation, postponement or adjournment of the meeting. The meeting is scheduled for Thursday, November 16, 2017, at 3:00 p.m. US Pacific Time, Friday, November 17, 2017, at 10:00 a.m. Australian Eastern Time) in ResMed’s corporate office located at 9001 Spectrum Center Blvd., San Diego, California 92123 USA. If you held shares of our stock on September 19, 2017, we invite you to attend the annual meeting and vote on the proposals described below under the heading “What am I voting on?” You do not need to attend the annual meeting to vote your shares. Instead, you may vote over the internet, by telephone, or complete, sign, date, and return the enclosed proxy card by mail.

When and where are proxy materials available?

We expect to first make this proxy statement available to our stockholders and our holders of Clearing House Electronic Subregister System, or CHESS, Units of Foreign Securities on the internet, and to mail notice and access materials on or about October 2, 2017. Our annual report on Form 10-K was filed with the US Securities and Exchange Commission, or SEC, on August 4, 2017. You can review our 10-K on our website, at investor.resmed.com, and at the website where our proxy materials are posted, at www.proxyvote.com and www.investorvote.com.au.

Please access and review the proxy materials before voting.

Voting instructions

Voting matters and board recommendations:

Matter	Vote recommendation
Elect the 3 nominees identified in this proxy statement to the board of directors (page 8)	FOR each director nominee

Ratify selection of independent registered public accountants (page 17)	FOR

Approve an amendment to the ResMed Inc. 2009 Incentive Award Plan (page 18)	FOR

Advisory vote to approve executive compensation (page 32)	FOR

Advisory vote to approve the frequency of future say-on-pay votes (page 33)	ONE YEAR

Who can vote at the annual meeting?

You are entitled to vote or direct the voting of your ResMed shares if you were a stockholder of record, a beneficial owner of shares held in street name, or a holder of CHESS Units of Foreign Securities, as of 4:00 p.m. US Eastern Time, on September 19, 2017, the record date for our annual meeting. As of the record date, there were 142,300,451 shares of ResMed common stock outstanding, excluding treasury shares. Treasury shares will not be voted. Each stockholder has one vote for each share of common stock held on the record date. As summarized below, there are some distinctions between shares held of record, those owned beneficially in street name, and those held through CHESS Units of Foreign Securities.

What does it mean to be a stockholder of record?

If, on the record date, your shares of common stock were registered directly in your name with our transfer agent, Computershare, then you are a “stockholder of record.” As a stockholder of record, you may vote in person at the annual meeting or vote by proxy. Whether or not you plan to attend the annual meeting, we urge you to vote by the internet, by telephone, or to fill out and return the enclosed proxy card, to ensure your vote is counted.

What does it mean to beneficially own shares in “street name?”

If, on the record date, your shares of common stock were held in an account at a broker, bank, or other financial institution (we will refer to those organizations collectively as a “broker”), then you are the beneficial owner of shares held in “street name,” and these proxy materials are being forwarded to you by your broker. The broker holding your account is considered the stockholder of record for purposes of voting at our annual meeting. As the beneficial owner, you have the right to direct your broker on how to vote the shares in your account. As a beneficial owner, you are invited to attend the annual meeting. But because you are not a stockholder of record, if you want to vote your shares in person at the annual meeting, you must request and obtain a valid proxy from your broker giving you that right, and must satisfy the annual meeting admission criteria described below.

Your broker is not permitted to vote on your behalf on any matter to be considered at the annual meeting (other than ratifying our appointment of KPMG LLP as our independent registered public accounting firm) unless you specifically instruct the broker how to vote. We encourage you to communicate your voting decisions to your broker before the annual meeting date to ensure that your vote will be counted.

What does it mean to be a holder of CHESS Units of Foreign Securities?

CHESS Units of Foreign Securities are depositary interests issued by ResMed through CHESS, and traded on the Australian Securities Exchange, or ASX. The depositary interests are frequently called “CUFS”, or “CDIs.” If you own ResMed CUFS or CDIs, then you are the beneficial owner of one ResMed common share for every ten CUFS or CDIs you own. Legal title is held by CHESS Depositary Nominees Pty Limited. CHESS Depositary Nominees is considered the stockholder of record for purposes of voting at our annual meeting. As the beneficial owner, you have the right to direct CHESS Depositary Nominees on how to vote the shares in your account. As a beneficial owner, you are invited to attend the annual meeting. But because you are not a stockholder of record, if you want to vote your shares in person at the annual meeting, you must request and obtain a valid proxy from CHESS Depositary Nominees giving you that right, and must satisfy the annual meeting admission criteria described below.

You will receive a notice from Computershare allowing you to deliver your voting instructions over the internet. In addition, you may request paper copies of the proxy statement and voting instructions by following the instructions on the notice provided by Computershare.

Under the rules governing CUFS and CDIs, CHESS Depositary Nominees are not permitted to vote on your behalf on any matter to be considered at the annual meeting unless you specifically instruct CHESS Depositary Nominees how to vote. We encourage you to communicate your voting decisions to CHESS Depositary Nominees before the annual meeting date to ensure that your vote will be counted.

How do I vote my shares before the annual meeting?

Holders of common stock listed on the New York Stock Exchange, or NYSE. If you are a holder of common stock listed on the NYSE, you may vote before the meeting by submitting a proxy. The method of voting by proxy differs (1) depending on whether you are viewing this proxy statement on the internet or on a paper copy, and (2) for shares held as a record holder and shares held in “street name.” You may request paper copies of the proxy statement and proxy card by following the instructions on the notice described below.

Holder	Method of voting
Holders of record

If you hold your shares of common stock as a record holder and you are viewing this proxy statement on the internet, you may vote by submitting a proxy over the internet or by telephone by following the instructions on the website referred to in the notice of internet availability of proxy materials previously mailed to you. If you hold your shares of common stock as a record holder and you are reviewing a paper copy of this proxy statement, you may vote your shares by completing, dating and signing the proxy card that was included with the proxy statement and promptly returning it in the pre-addressed, postage-paid envelope provided to you, or by using the toll-free number, or by submitting a proxy over the internet using the instructions on the proxy card.

Shares held in “street name”

If you hold your shares of common stock in street name, you will receive a notice from your broker with instructions on how to vote your shares. Your broker will allow you to deliver your voting instructions over the internet.

Holders of CUFS or CDIs listed on the ASX

If you hold our CUFS or CDIs, you will receive a notice from Computershare, which will allow you to make your voting instructions over the internet. In addition, you may request paper copies of the proxy statement and voting instructions from Computershare by following the instructions on the notice provided by Computershare.

Internet voting closes in the US at 11:59 p.m., November 14, 2017 US Eastern Time for shares traded on the NYSE, and 10:00 a.m., November 15, 2017 Australian Eastern Time for holders of CHESS Units of Foreign Securities listed on the ASX.

How do I vote in person at the annual meeting?

If you attend our annual meeting and want to vote in person, you may vote your shares in person by requesting a ballot at our annual meeting. You will need to have proof of ownership and valid photo identification with you for admission to our annual meeting. Please note, however, that if your shares are held in street name, or if you hold CUFS or CDIs, you must bring a legal proxy from the record holder of the shares (which is the broker, other nominee, or CHESS nominee), authorizing you to vote at our annual meeting.

How can I revoke my proxy or change my vote?

You may revoke your proxy and change your vote at any time before the proxy is exercised by any of the following methods:

Holder	Method of voting

Holders of record	•	Delivering written notice of revocation to our secretary at our principal executive office located at 9001 Spectrum Center Boulevard, San Diego, California 92123 USA;
	•	Delivering another timely and later dated proxy to our secretary at our principal executive office located at 9001 Spectrum Center Boulevard, San Diego, California 92123 USA;
•

Revoking by internet or by telephone before 11:59 p.m. US Eastern Time on November 14, 2017, for shares traded on the NYSE and 10:00 a.m. Australian Eastern Time on November 15, 2017, for holders of CHESS Units of Foreign Securities listed on the ASX; or

	•	Attending the 2017 annual meeting and voting in person by written ballot. Please note that your attendance at the meeting will not revoke your proxy unless you actually vote at the meeting.

Stock held by brokers, banks and nominees; and CUFS or CDIs

You must contact your broker, bank or other nominee to obtain instructions on how to revoke your proxy or change your vote. You may also obtain a “legal proxy” from your broker, bank or other nominee to attend our annual meeting and vote in person by written ballot.

What happens if I return the proxy card to ResMed but do not make specific choices?

If you return a signed, dated proxy card to us with a choice specified on a voting matter, we will vote your shares according to your choice. If you return a signed, dated proxy card to us but do not make specific choices, we will vote your shares as follows: (1) FOR each of the three nominees to our board identified in this proxy statement; (2) FOR ratifying our selection of KPMG; (3) FOR amending and re-stating the ResMed Inc. 2009 Incentive Award Plan, (4) FOR approving, on a non-binding, advisory basis, the compensation we paid our named executive officers; and (5) ONE YEAR, on a non-binding, advisory basis, as the frequency of future say-on-pay votes.

What does it mean if I received more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

General information

What are broker non-votes and how are they counted?

If your broker holds your common stock in street name and you have not provided your broker with voting instructions, your broker may vote your shares in its discretion on proposals NYSE rules consider “routine.” The only proposal considered “routine” in our meeting is the proposal to ratify the selection of our independent registered public accounting firm. If you do not provide direction to your broker for that proposal, your broker may exercise its discretion to vote your shares. The election of directors, the approval of the amendment and restatement of the ResMed Inc. 2009 Incentive Award Plan, and the advisory votes on executive compensation are not considered “routine”, and brokers do not have discretionary authority to vote on these matters without your direction. You must indicate to your broker how you wish to vote on any non-routine matter with respect to any shares you hold in street name or they will be considered a “broker non-vote.”

Broker non-votes will not affect the outcome of the election of our directors, the advisory vote to approve our executive compensation, the approval of the amendment and restatement of the ResMed Inc. 2009 Incentive Award Plan, or the advisory vote on the frequency of future say-on-pay votes, as these matters are generally determined based on the number of votes cast and broker non-votes are not considered votes cast.

Your vote is important. Please submit your proxy, or provide instructions to your brokerage firm, bank or the CHESS Depositary Nominees. This will ensure that your shares are voted at our annual meeting.

How many shares must be present or represented to conduct business at the annual meeting?

A quorum of stockholders is necessary to hold a valid annual meeting. A quorum will be present if a majority of the outstanding shares entitled to vote are represented at our annual meeting. Shares represented by proxies that reflect abstentions or broker non-votes will be counted as shares represented at our annual meeting for purposes of determining a quorum. If there are insufficient votes to constitute a quorum at the time of the annual meeting, we may adjourn the annual meeting to solicit additional proxies.

On the record date we had outstanding 142,300,451 shares of common stock (excluding treasury shares), the holders of which are entitled to one vote per share. Accordingly, an aggregate of 142,300,451 votes may be cast on each matter to be considered at our annual meeting, and at least 71,150,226 shares must be represented at the meeting to have a quorum.

What is the voting requirement to approve each of the proposals?

Proposal 1 – Directors will be elected by a majority of the votes cast in person or by proxy, which means that the number of votes cast “for” a candidate for director must exceed the number of votes cast “against” that candidate. Abstentions and broker non-votes do not count as a vote cast either “for” or “against” and will not affect the outcome of the election.

Under our board’s policy, in uncontested elections, an incumbent director nominee who does not receive the required votes for re-election will continue to serve, but is expected to tender a resignation to the board. The nominating and governance committee, or another duly authorized committee of the board, will decide whether to accept or reject the tendered resignation, generally within 90 days after the election results are certified. We will publicly disclose the board’s decision on the tendered resignation and the rationale behind the decision.

Proposal 2 – The proposal to ratify our selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2018 requires the affirmative vote of a majority of the aggregate votes cast in person or by proxy. Abstentions will not affect the outcome of this proposal. Brokers generally have discretionary authority to vote on the ratification of our independent registered public accounting firm, so we do not expect broker non-votes to result from the vote on proposal 2. Any broker non-votes that may result will not affect the outcome of this proposal.

Proposal 3 –The proposal to approve the amendment and restatement of the ResMed Inc. 2009 Incentive Award Plan requires the affirmative vote of a majority of shares cast in person or by proxy. Abstentions and broker non-votes will not affect the outcome of this proposal.

Proposal 4 – The advisory vote to approve our executive compensation, (“say-on-pay” vote), requires the affirmative vote of a majority of shares cast in person or by proxy. Abstentions and broker non-votes will not affect the outcome of this proposal. As an advisory vote, the results of this vote will not be binding on the board or the company. However, the board values the opinions of our stockholders and will consider the outcome of the vote when making future decisions on our named executive officers’ compensation, and on our executive compensation principles, policies and procedures.

Proposal 5 – The advisory vote on the frequency of future say-on-pay votes requires the affirmative vote of a majority of shares cast in person or by proxy. However, if none of the frequency alternatives (every one year, two years or three years) receive a majority of the votes cast, we will consider the frequency with the highest number of votes cast “for” by stockholders to be the frequency that has been selected by our stockholders. As an advisory vote, the results of this vote will not be binding on the board or the company. However, the board values the opinions of our stockholders and will consider the outcome of the vote when establishing the actual frequency of future advisory votes by stockholders on executive compensation.

Who pays the costs of proxy solicitors?

The cost of soliciting proxies will be borne by us. After the original delivery of the notice and other proxy soliciting material, further solicitation of proxies may be made by mail, telephone, facsimile, electronic mail, and personal interview by our regular employees, who will not receive additional compensation for the solicitation. We will also request that brokerage firms and other nominees or fiduciaries deliver the notice and proxy soliciting material to beneficial owners of the stock held in their names, and we will reimburse them for reasonable out-of-pocket expenses they incur.

How can I see a list of stockholders?

Under Delaware law, a list of stockholders entitled to vote at our annual meeting will be available at the meeting and for ten days before our annual meeting in our principal executive office, located at 9001 Spectrum Center Boulevard, San Diego, California, 92123 USA, between the hours of 9:00 a.m. and 4:00 p.m. US Pacific Time.

How will I receive my proxy materials?

We are furnishing proxy materials (proxy statement and annual report on Form 10-K) to our stockholders by the internet, instead of mailing printed copies of proxy materials to each stockholder. Accordingly, we are sending a notice of internet availability of proxy materials to our stockholders of record. If your shares are listed in street name on the NYSE, brokers who hold shares on your behalf will send you their own similar notice. If you hold CUFS or CDIs listed on the ASX, you will receive your notice from Computershare. If you received the notice by mail, you will not automatically receive a printed copy of the proxy materials in the mail. Instead, the notice tells you how to use the internet to access and review this proxy statement, our annual report on Form 10-K, and proxy voting card. The notice also tells you how you may submit your proxy via the internet.

Our proxy materials explain how you may request to receive your materials in printed form on a one-time or ongoing basis. Certain stockholders who have previously given us a permanent request to receive a paper copy of our proxy materials will be sent paper copies in the mail.

PROPOSALS

PROPOSAL 1: ELECTION OF DIRECTORS

Our bylaws authorize a board of directors with between one and thirteen members, with the exact number to be specified by the board from time to time. Our board currently authorizes eight directors.

Our board is divided into three classes. One class is elected every year at our annual meeting for a term of three years. The class of directors whose term expires in 2017 has three members: Michael Farrell, Chris Roberts, and Jack Wareham. Accordingly, three directors are to be elected at this annual meeting, who will hold office until the 2020 annual meeting or until the director’s earlier death, disability, resignation, or removal.

On the nominating and governance committee’s recommendation, our board has nominated Michael Farrell, Karen Drexler, and Jack Wareham as directors at this annual meeting. Mr. Roberts is not standing for re-election. We are soliciting proxies in favor of these nominees and proxies will be voted for them unless the proxy otherwise specifies. If Michael Farrell, Karen Drexler, or Jack Wareham becomes unable or unwilling to serve as director, the proxies will be voted for the election of such other person, if any, that the board designates.

Information concerning the nominees for director and the other directors who will continue in office after our annual meeting is set forth below:

Director	Current term expiration	Age as of September 19, 2017	Position
Michael Farrell	2017	45	Chief executive officer, and nominee for re-election
Karen Drexler	—	57	Nominee for election
Jack Wareham	2017	76	Director, and nominee for re-election
Peter Farrell	2018	75	Founder, chairman of the board
Gary Pace	2018	69	Director
Ron Taylor	2018	69	Lead director
Carol Burt	2019	59	Director
Rich Sulpizio	2019	67	Director

The following biographical information is furnished with regard to our directors (including nominees) as of September 19, 2017.

Nominees for election at our annual meeting to serve for a three-year term expiring at the 2020 annual meeting:

Michael Farrell has served as our director since March 1, 2013.

Mr. Farrell has been our chief executive officer and a director since March 1, 2013. Before that appointment, he served as our president – Americas from May 2011; our senior vice president, strategic business unit – sleep from July 2007 to May 2011; our vice president, marketing for the Americas from June 2005 through July 2007; and before that was our vice president, business development. Before joining ResMed in September 2000, Mr. Farrell worked in management consulting, biotechnology, chemicals and steel manufacturing at Arthur D. Little, Genzyme Corporation (now part of Sanofi), Dow Chemical, and BHP Billiton.

Mr. Farrell serves on the board of directors of Zimmer Biomet (NYSE: ZBH), a multi-billion dollar public company that provides implantable musculoskeletal medical devices for patients globally. Mr. Farrell is a member of the Compensation and Management Development committee as well as the Nominating and Governance committee at Zimmer Biomet. Mr. Farrell also serves on the board of directors of the Advanced Medical Technology Association (AdvaMed), based in Washington, DC. Mr. Farrell volunteers as a trustee for non-profit organizations: UC San Diego Foundation, Rady Children’s Hospital, the La Jolla Playhouse, and the Museum of Man.

Mr. Farrell holds a bachelor of engineering, with first-class honours, from the University of New South Wales, a master of science in chemical engineering from the Massachusetts Institute of Technology, and an M.B.A. from the MIT Sloan School of Management.

Mr. Farrell’s father, Peter Farrell, is our founder and chairman of the board.

Mr. Farrell was appointed to serve as a director on the board effective March 1, 2013, at the same time he was appointed as chief executive officer. Mr. Farrell does not serve on any of the ResMed board committees.

Mr. Farrell’s skills and more than 17 years’ experience with ResMed and over 22 years’ experience with healthcare and manufacturing industries provides him with a unique and deep understanding of our operations, technology and market, and led the board to the conclusion that he should serve as a director. In addition, the board believes it appropriate for the chief executive officer to serve as a member of the board.

Karen Drexler is a newly-nominated candidate for director.

Ms. Drexler is chief executive officer and a board member of Sandstone Diagnostics, Inc., a private company developing instruments and consumables for point-of-care medical testing. She has been on its board since 2014, and became CEO in 2016. Since 2011, Ms. Drexler has served as chairman of the board of directors of Hygieia, Inc., a private digital insulin therapy company. Ms. Drexler also serves on the board of directors of AP360, a for-profit subsidiary of Medicines360, a women’s health company. Ms. Drexler also acts as a senior strategic advisor for several other early stage companies and is on the board of directors for the Keller Center for Innovation in Engineering Education at Princeton University.

Ms. Drexler has served on numerous private company boards in the past in the fields of diagnostics, medical devices and digital health. From 2010 until 2016, she served as a director of Diadexus, Inc., a publicly-traded cardiac disease diagnostics company. Ms. Drexler is an active mentor and advisor with Astia, a global nonprofit that supports high potential female founders. She is a founding member of Astia Angels, a network of individual investors who fund such founders. Ms. Drexler is also a lead mentor with StartX, the Stanford University incubator. Through her work with Astia and StartX, Ms. Drexler interacts with many promising young medtech companies.

Ms. Drexler was the president and chief executive officer of Amira Medical Inc., a private company focused on minimally invasive glucose monitoring technology, from 1996 until it was sold to Roche Holding AG in 2001. From 1984 to 1995, she held various positions in marketing, sales, manufacturing, business development, and research and development at LifeScan. She played a key role in the sale of LifeScan to Johnson & Johnson in 1986.

Ms. Drexler holds a B.S.E. in Chemical Engineering from Princeton University and an M.B.A. from Stanford University Graduate School of Business.

Ms. Drexler’s executive and board experience in the medical diagnostics and medical device industries, particularly her experience in technology and data security, and out-of-hospital care models, led our board to conclude she should serve as a director.

Jack Wareham has served as our director since January 2005. He is chair of our audit committee and a member of our nominating and governance committee.

From September 1993 to January 2004, Mr. Wareham was the president of Beckman Coulter, Inc., a NYSE-listed biomedical company that develops and markets instruments, chemistries, software and supplies to simplify and automate laboratory processes. Mr. Wareham also served as chief executive officer from August 1998 to February 2005 and chairman from January 1999 to April 2005. Before joining Beckman Coulter in 1984, Mr. Wareham was president of Norden Laboratories, Inc., a wholly-owned subsidiary of SmithKline Beckman. He first joined a predecessor of SmithKline Beckman Corporation in 1968.

Mr. Wareham is a director and non-executive chairman of STERIS plc, a NYSE-listed market leader in infection prevention, decontamination and health science technologies, products and services. Mr. Wareham previously served as a director on the boards of Beckman Coulter, Inc., Greatbatch, Inc. and Accuray Incorporated. From 2000-2001, Mr. Wareham served as chairman of the Advanced Medical Technology Association, or AdvaMed, a medical device industry trade association.

Mr. Wareham holds a B.S. cum laude, in pharmacy, from Creighton University in Omaha, Nebraska, and an M.B.A., with honors, from Washington University in St. Louis, Missouri. Mr. Wareham’s background reflects significant executive and operational experience with publicly-held medical technology companies, including president, chief executive officer, and chairman of Beckman Coulter, as well as governance experience on other public companies’ boards. In particular, this experience includes more than five and ten years of service on the STERIS compliance and compensation committees, respectively, six years of experience on the Greatbatch technology and audit committee and two years of experience on the Accuray governance committee.

Mr. Wareham’s experience and skills led our board to the conclusion that he should serve as a director.

BOARD RECOMMENDATION

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE THREE NOMINEES TO THE BOARD OF DIRECTORS.

Directors continuing in office until our 2018 annual meeting:

Peter Farrell is the founder and chairman of the board of ResMed and has been chairman and a director since our inception in June 1989.

Dr. Farrell also served as chief executive officer from July 1990 until December 2007, and from February 2011 until March 2013. Dr. Farrell served as executive chairman of the board from December 2007 until February 2011, and from March 2013 through December 2013. Since January 1, 2014, he has been a non-officer employee of ResMed.

From July 1984 to June 1989, Dr. Farrell served as vice president, research and development at various subsidiaries of Baxter International, Inc., and from August 1985 to June 1989, he also served as managing director of the Baxter Center for Medical Research Pty Ltd., a Baxter subsidiary. From January 1978 to December 1989, he was foundation director of the Graduate School for Biomedical Engineering at the University of New South Wales, where he currently serves as a visiting professor and as chairman of the UNSW Centre for Innovation and Entrepreneurship. He also serves on the Visiting Committee of the Health Sciences & Technology Program at the Massachusetts Institute of Technology and on the MIT Dean of Engineering’s Advisory Council.

Dr. Farrell serves on two faculty advisory boards at the University of California, San Diego: the Rady Business School and the Jacobs Engineering School. He holds a B.E. in chemical engineering with honors from the University of Sydney, an S.M. in chemical engineering from the Massachusetts Institute of Technology, a Ph.D. in chemical engineering and bioengineering from the University of Washington, Seattle and a D.Sc. from the University of New South Wales for research contributions in the field of treatment with the artificial kidney.

Since 2005, Dr. Farrell has been a director of NuVasive, Inc., a NASDAQ-listed company which develops and markets products for the surgical treatment of spine disorders. From 2007 through 2014, he was the non-executive chairman of the board of QRx Pharma, an ASX-listed specialty pharmaceutical company.

Dr. Farrell is a fellow or honorary fellow of several professional bodies, including being a member of the National Academy of Engineering, to which he was elected in 2012. Dr. Farrell was named 1998 San Diego Entrepreneur of the Year for Health Sciences, Australian Entrepreneur of the Year in 2001 and US National Entrepreneur of the Year for Health Sciences in 2005. Dr. Farrell joined the Executive Council of the Division of Sleep Medicine at Harvard Medical School in 1998, served as vice chairman from 2000 until 2010 when he became chairman; he served in that capacity until May 2013. In 2012, he joined the board of trustees of the Scripps Research Institute.

Dr. Farrell’s son, Michael Farrell, is our chief executive officer and one of our directors.

Dr. Farrell’s role as our founder and chief executive officer for over 20 years provides him with a unique and deep understanding of our operations, technology and industry. In addition, his background reflects significant executive experience with other publicly-held medical technology companies and public company governance experience and training. This experience and training includes more than seven years of experience on the nominating and governance committee and one year of experience on the compensation committee of NuVasive, as well as coursework specific to corporate governance from the Harvard Business School.

Dr. Farrell’s experience and skills led our board to the conclusion that he should serve as a director.

Gary Pace has served as our director since July 1994. He is a member of our nominating and governance committee and our compensation committee.

Dr. Pace is currently a director of Pacira Pharmaceuticals, a NASDAQ-listed specialty pharmaceutical company developing non-opioid products for post-surgical pain control. He is also a director of two ASX-listed companies: Antisense Therapeutics Ltd, developing antisense drugs; and Simavita Ltd, developing devices for assessing urinary incontinence. He is also a founder and director of Sova Pharmaceuticals, Inc., a privately-held pharmaceutical development company targeting hydrogen sulfide signaling, including central sleep apnea.

From 2002 to August 2016, Dr. Pace was a director of Transition Therapeutics, a NASDAQ and TSX-listed company developing new therapies. Dr. Pace was a co-founder and director of QRxPharma Limited, an ASX-listed specialty pharmaceutical company, from 2002 to 2014.

Dr. Pace has more has more than 40 years of experience in the development and commercialization of advanced life sciences and related technologies, spanning biotechnology, pharmaceuticals, medical devices, and food industries. He is a serial entrepreneur and has held senior positions in small to and large-scale life sciences ventures and companies in Australia, the USA and Europe.

Dr. Pace holds a B.Sc. with honours from the University of New South Wales and a Ph.D. from Massachusetts Institute of Technology. He is a fellow of the Australian Academy of Technological Sciences and Engineering.

Dr. Pace’s background reflects significant executive and operational experience in publicly-held pharmaceutical companies as well as scientific knowledge and directorial and governance experience. In 2011 the Corporate Directors Forum honored Dr. Pace as “Director of the Year in Corporate Governance.” His experience includes more than five years of service on the compensation committee of Peplin Inc., a specialty pharmaceutical company focused on advancing and commercializing innovative medical dermatology products listed on the ASX, seven years’ experience on the nominating and governance and compensation committees of Celsion Corp., an oncology drug development company listed on NASDAQ, and fourteen years’ experience as lead director and a member of the compensation and audit committees of Transition Therapeutics.

Dr. Pace’s executive and operational experience and skills led our board to the conclusion that he should serve as a director. In addition, the board believes Dr. Pace’s lengthy tenure as a director of ResMed provides valuable depth of understanding of ResMed and its business environment, and continuity with board decisions and discussions. The board also believes that directors with longer tenure are more willing to criticize and challenge management, thus providing more independence. The board also believes that Dr. Pace’s background and ongoing experience in pharmaceutical areas provides an important resource for the board.

Ron Taylor has served as our director since January 2005 and our independent lead director since July 1, 2013. He is chair of our nominating and governance committee and a member of our compensation committee.

In 1987, Mr. Taylor founded Pyxis Corporation, a manufacturer of automated drug dispensers for hospitals, where he served as chairman, president, and chief executive officer until its purchase by Cardinal Health, Inc., in 1996. For six years before founding Pyxis, Mr. Taylor was responsible for operations and international sales at Hybritech, Inc., a biotechnology company. Before joining Hybritech, he served over 10 years in management roles at Allergan Pharmaceuticals.

Mr. Taylor is a director of Allergan plc, a NYSE-listed specialty pharmaceutical company. From 1998 through 2014, he served as a director of Red Lion Hotels Corporation and was at various times a member of the nominating and governance, compensation and audit committees. From 2002 until his appointment to the ResMed board in 2005, he served as chairman of the ResMed Foundation.

Mr. Taylor received a B.A. from the University of Saskatchewan and an M.A. from the University of California, Irvine.

Mr. Taylor’s background reflects significant executive and operational experience with publicly-held medical technology and pharmaceutical companies, including experience in evaluating and investing in healthcare companies as a partner in a venture capital firm, and public company governance experience. He has been a director of approximately 20 public and privately held companies over the past 27 years. In addition, he has more than 15 years of experience as a member of the Red Lion Hotel’s governance, compensation and audit committees, and more than 20 years of experience as a member of the Allergan (formerly Watson and Actavis) audit, compensation and governance committees.

Mr. Taylor’s experience and skills led the board to the conclusion that he should serve as a director.

Directors continuing in office until our 2019 annual meeting:

Carol Burt has served as our director since November 2013. She is a member of our audit committee.

Ms. Burt has been a principal of Burt-Hilliard Investments since 2008, and since January 2013, serves on the operating council and acts as advisor to Consonance Capital Partners, a New York-based private equity firm focused on investing in the healthcare industry. Ms. Burt was formerly an executive of WellPoint, Inc. (now Anthem, Inc.), where she served from 1997 to 2007, most recently as WellPoint’s senior vice president, corporate finance and development. In her time at WellPoint, Ms. Burt was responsible for, among other things, corporate strategic planning and execution, mergers and acquisitions, strategic investments, finance, treasury, and real estate management. In addition, WellPoint’s financial services and international insurance business units reported to her.

Before joining WellPoint, Ms. Burt was senior vice president finance and treasurer at American Medical Response, a medical transportation company. Ms. Burt also spent 16 years at Chase Securities, Inc. (now JP Morgan), most recently as founder, managing director, and head of the healthcare investment banking group.

Ms. Burt serves on the board of WellCare Health Plans, Inc., a publicly-held managed care company focused on government-sponsored healthcare programs and Envision Healthcare, a publicly-held company providing integrated facility-based physician services, medical transportation services, ambulatory surgery and comprehensive patient care management. Ms. Burt chairs WellCare’s compensation committee, and serves on the audit, finance and regulatory compliance committee, as well as the nominating and corporate governance committee. She also serves on Envision’s audit committee and chairs the nominating and governance committee. Previously, Ms. Burt served on the board of Vanguard Health Systems, Inc., Transitional Hospitals Corporation, and KEPRO.

Ms. Burt graduated magna cum laude, from the University of Houston, earning a Bachelor of Business Administration.

Ms. Burt’s skills and experience, particularly her over 35 years of experience in operations, strategy, mergers and acquisitions, corporate finance and accounting, and investment banking in the health insurance, healthcare services and financial services industries, combined with her board experience, led the board to the conclusion that she should serve as a director.

Rich Sulpizio has served as our director since August 2005. He is chair of our compensation committee.

Mr. Sulpizio retired as president and chief operating officer of Qualcomm, Inc. in 2001. He served on Qualcomm’s board of directors from 2000 until 2007. Mr. Sulpizio joined Qualcomm in 1991 and in 1994, was appointed president of Qualcomm Wireless Business Solutions. Four years later, he became Qualcomm’s president and chief operating officer. In 2002, he re-joined Qualcomm to serve as interim president of Qualcomm China and then took the helm of Qualcomm Europe in 2004. He was appointed as interim president in 2005 of MediaFLO USA, Inc. (now FLO TV Incorporated), a wholly-owned subsidiary of Qualcomm, and was chartered with overseeing the development and deployment of MediaFLO technology and bringing multimedia services to the wireless industry. Mr. Sulpizio’s last assignment, from December 2009 to November 2013, was president and chief executive officer of Qualcomm Enterprise Services (QES), a division of Qualcomm, Inc., which was sold to a private equity firm.

Before joining Qualcomm, Mr. Sulpizio worked at Unisys Corporation and Fluor Corporation.

Mr. Sulpizio currently serves as a director of CA, Inc., an information technology management software company. He also serves as an honorary board member of the advisory board of the University of California San Diego’s Sulpizio Family Cardiovascular Center. Mr. Sulpizio holds a B.A. from California State University, Los Angeles, and an M.S. in Systems Management from the University of Southern California. Mr. Sulpizio’s background reflects significant executive and operational experience with publicly-held technology companies, including his service as the president and chief operating officer of Qualcomm, and seven years as a member of the Qualcomm board’s strategic committee. In addition, Mr. Sulpizio also serves as the chair of the compensation committee and is a member of the governance committee of CA Technologies. In 2015 the Corporate Directors Forum honored Mr. Sulpizio as “Director of the Year in Corporate Governance.”

Mr. Sulpizio’s experience and skills led the board to the conclusion that he should serve as a director.

PROPOSAL 2: RATIFICATION OF SELECTION OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR ENDING JUNE 30, 2018

The audit committee has appointed the firm of KPMG LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2018. KPMG has served as our independent registered public accounting firm since 1994. Neither the firm nor any of its members has any relationship with us or any of our affiliates except in the firm’s capacity as our independent registered public accounting firm.

Stockholder ratification of the selection of KPMG LLP as our independent registered public accounting firm is not required by our bylaws or otherwise. However, the board is submitting the selection of KPMG LLP to the stockholders for ratification as a matter of corporate practice. If the stockholders fail to ratify the selection, the audit committee will reconsider whether to retain KPMG. Even if the selection is ratified, the audit committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the audit committee determines that the change would be in our and our stockholders’ best interests.

We expect representatives of KPMG LLP to be present at the meeting. They will be able to make statements if they so desire and to respond to appropriate questions from stockholders.

BOARD RECOMMENDATION

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF THE RATIFICATION OF THE SELECTION OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING JUNE 30, 2018.

PROPOSAL 3: APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE RESMED INC. 2009 INCENTIVE AWARD PLAN, INCLUDING INCREASE OF RESERVED SHARES AND RE-APPROVAL OF MATERIAL TERMS FOR CODE SECTION 162(M) PURPOSES

We are asking our stockholders to approve an amendment and restatement (the “Amendment”) to the ResMed Inc. 2009 Incentive Award Plan, as approved by our stockholders on November 18, 2009 and subsequently amended and approved by our stockholders on each of November 17, 2011 and November 13, 2013 (the “2009 Plan”). We are also asking our stockholders to approve the 2009 Plan, as restated by the Amendment, to satisfy the stockholder approval requirements of section 162(m) of the US Internal Revenue Code (the “Code”). Any references to the 2009 Plan below assume the Amendment is approved, unless stated otherwise.

Material changes to the 2009 Plan

The Amendment would provide for the following material changes to the 2009 Plan, as well as certain other administrative, clarifying, and conforming changes:

•

Increase the number of shares of our common stock reserved for issuance under the 2009 Plan by 7,392,471 shares, such that there would be 19,000,000 shares available for new grants, less grants made after June 30, 2017 and before stockholder approval of the Amendment.

•

Impose a maximum award amount which may be granted under the 2009 Plan to a non-employee director in a calendar year, which, when taken together with any other cash fees earned for services as a non-employee director during the calendar year, has a total value of $700,000, or $1,200,000 in the case of a non-employee director who is also serving as chairman of our board of directors.

•	Increase the maximum amount payable pursuant to cash-denominated performance awards granted to any Code Section 162(m) “covered employee” in any calendar year from $3,000,000 to $5,000,000.

•	Extend the existing prohibition on the payment of dividends or dividend equivalents on unvested awards to apply to all awards, including time-based restricted stock, deferred stock and stock payments.

•	Extend the term of the 2009 Plan by four years so that the plan expires on September 11, 2027.

Background to the 2009 Plan amendment

On September 11, 2017, based on our compensation committee’s recommendation, our board approved and adopted the Amendment, subject to approval by our stockholders. The Amendment will become effective on its adoption by our board, subject to our stockholders’ approval at our 2017 annual stockholders meeting.

Stockholder approval of the Amendment is necessary for us to (1) meet the stockholder approval requirements of the NYSE; (2) take tax deductions for certain compensation resulting from awards granted under the 2009 Plan that may be intended to qualify as performance-based compensation under section 162(m) of the US Internal Revenue Code; and (3) grant incentive stock options (“ISOs”) under the 2009 Plan.

If the requisite stockholder approval of the Amendment is not obtained, the amended and restated 2009 Plan will not take effect. However, we will continue to grant awards under the 2009 Plan’s existing terms and from the shares available for issuance under the 2009 Plan, without regard to the Amendment proposed in this Proposal 3. We will not grant any awards under the changes proposed in this Amendment unless and until our stockholders approve this Proposal 3.

Approval of material terms of the performance goals under US Internal Revenue Code Section 162(m)

We propose the re-approval of the material terms of the performance goals under the 2009 Plan for purposes of preserving our ability to grant awards to Section 162(m) covered employees under the 2009 Plan that are intended to qualify as performance-based compensation that is deductible under Section 162(m) of the Code (“Section 162(m)”).

Under Section 162(m), we must seek stockholder approval of the material terms of the performance goals under the 2009 Plan every five years. These material terms include: (a) the employees eligible to receive awards under the 2009 Plan (as described under “Eligibility” below); (b) the business criteria on which performance goals may be based (as described under “Section 162(m) ‘Performance-Based’ Awards” below); and (c) the limits on the maximum aggregate amounts of awards that are intended to qualify as “performance-based compensation” under Section 162(m) that may be made to any individual participant during specified periods under the 2009 Plan (as described under “Award Limits” below).

Because stockholder approval of the Amendment will constitute approval of the material terms of the performance goals set forth in the 2009 Plan under the stockholder approval requirements of Section 162(m), such approval will enable us to continue to award performance-based compensation within the meaning of Section 162(m) through our 2022 annual meeting of stockholders, preserving the deductibility of such compensation for federal income tax purposes. However, we reserve our right in the future to pay compensation that is not deductible under Section 162(m).

If this Proposal 3 is not approved by our stockholders, we may continue to grant performance-based compensation within the meaning of Section 162(m) under the current terms of the 2009 Plan (without regard to the Amendment) until our 2018 annual meeting of stockholders, based on our stockholders’ November 13, 2013 approval of the 2009 Plan. If our stockholders do not approve the performance criteria under the 2009 Plan at either our 2017 or 2018 annual meeting of stockholders, we will lose the tax deduction for grants of performance-based awards to our covered executive officers that are intended to qualify as performance-based compensation under Section 162(m). Currently, our annual cash incentive program, our performance stock units (“PSUs”) (which typically comprise 50% of the equity value granted to our executives) and our performance-based RSUs are all intended to qualify as performance-based compensation under Section 162(m). Because these awards are key to our executive compensation program, the loss of this tax deduction will put us at a disadvantage and will compromise our executive compensation program.

Dilution under the 2009 Plan

The following includes aggregated information regarding the overhang and dilution associated with the 2009 Plan and the potential stockholder dilution that would result if the Amendment is approved. This information is as of June 30, 2017. As of that date, there were approximately 142,174,724 shares of common stock outstanding:

•	Outstanding full-value awards (restricted stock units and performance stock units): 1,906,395 shares (1.2% of our fully-diluted shares outstanding);

•

Outstanding stock options: 1,495,573 shares (1.0% of our fully-diluted shares outstanding) (outstanding stock options have a weighted average exercise price of $47.09 and a weighted average remaining term of 3.9 years);

•

Total shares of common stock subject to outstanding awards, as described above (restricted stock units, performance stock units and stock options): 3,401,968 shares (2.4% of our fully-diluted shares outstanding);

•	Total shares of common stock available for future awards under the 2009 Plan: 11,607,529 shares (7.4% of our fully-diluted shares outstanding);

•

The total number of shares of common stock subject to outstanding awards (3,401,968 shares), plus the total number of shares available for future awards under the 2009 Plan (11,607,529 shares), represents a current fully-diluted overhang percentage of 9.5% (in other words, the potential dilution of our stockholders represented by the 2009 Plan); and

•

If the Amendment is approved, the total shares of common stock subject to outstanding awards as of June 30, 2017 (3,401,968 shares), plus the proposed shares available for issuance under the 2009 Plan (19,000,000 shares), represent a total fully-diluted overhang of 22,401,968 shares (14.3%) under the 2009 Plan.

Based on the closing price on the New York Stock Exchange for our common stock on September 19, 2017, of $79.45 per share, the aggregate market value as of that date of the 19,000,000 shares of common stock proposed under the 2009 Plan was $1,509.5 million.

In fiscal 2015 through 2017, we granted awards under the 2009 Plan as follows:

	Equity Compensation Usage
	FY17	FY16	FY15	3-Year Avg.
Options Granted	313,256	336,176	97,209	248,880
RSUs & Target PSUs Granted	864,562	725,145	821,714	803,807
Gross Grants	1,177,818	1,061,321	918,923	1,052,687
Gross Usage (% Outstanding)	0.83%	0.76%	0.65%	0.75%
Weighted Average Shares Outstanding	141,360,000	140,242,000	140,468,000	140,690,000

In determining the number of shares to request for approval under the Amendment, our management team worked with FW Cook, the compensation committee’s independent compensation consultant, and the compensation committee to evaluate a number of factors including criteria expected to be utilized by proxy advisory firms in evaluating our proposal for the 2009 Plan.

If the Amendment is approved, we intend to utilize the shares authorized under the 2009 Plan to continue our practice of incenting key individuals through annual equity grants. Our compensation committee would retain full discretion to determine the number and amount of awards to be granted under the 2009 Plan, subject to the terms of the 2009 Plan. Future benefits that may be received by participants under the 2009 Plan are not determinable at this time.

We believe that we have demonstrated a commitment to sound equity compensation practices. We recognize that equity compensation awards dilute stockholder equity, so we have carefully managed our equity incentive compensation. Our equity compensation practices are intended to be competitive and consistent with market practices, and we believe our historical share usage has been responsible and mindful of stockholder interests, as described above.

Key compensation governance features

The compensation committee, which administers the 2009 Plan, recognizes its responsibility to strike a balance between stockholder concerns regarding the potential dilutive effect of equity awards and the ability to attract, retain and reward employees and other eligible individuals whose contributions are critical to the long-term success of ResMed. The 2009 Plan reflects a broad range of compensation and governance best practices, including the following key features:

•

Limitations on grants. The maximum aggregate number of shares with respect to one or more awards that may be granted to any one person other than a non-employee director during any calendar year is 3,000,000 shares, or $5,000,000 paid with respect to cash-denominated performance awards granted to any Code Section 162(m) “covered employee.” However, the maximum aggregate number of shares may be adjusted to take into account equity restructurings and certain other corporate transactions as described below, the issuance of rights and certain other events described in the 2009 Plan.

•

Limitation on non-employee director compensation. The Amendment imposes a value cap of $700,000 on the total amount of compensation (including equity and cash) that we may grant and/or pay to our non-employee directors for services as a non-employee director during a calendar year (or $1,200,000 for a non-employee director who also serves as chairman of our board).

•

No repricing or replacement of options or stock appreciation rights. The 2009 Plan prohibits us from, without stockholder approval: (1) amending options or stock appreciation rights (“SARs”) to reduce the exercise price, (2) cancelling any outstanding option or SAR in exchange for cash or another award at a time when the option or SAR has a per share exercise price that is higher than the fair market value of our common stock (other than in connection with a change of control); or (3) taking any other action with respect to an option or SAR that would be treated as a repricing under the rules and regulations of the principal US national securities exchange on which the shares are listed.

•

Limited dividends or dividend equivalents. The 2009 Plan requires that dividends and dividend equivalents payable in connection with any award be paid out only to the extent that the vesting conditions of the underlying award are satisfied. The 2009 Plan also prohibits payment of dividends and dividend equivalents in connection with stock options or SARs.

•

No in-the-money option or stock appreciation right grants. The 2009 Plan prohibits us from granting options or SARs with an exercise or base price less than the fair market value, generally the closing price, of our common stock on the date of grant.

•

No share recycling on options or stock appreciation rights. Shares tendered by a participant or withheld by us to satisfy the exercise price of an option or tax withholding requirements of an option or a SAR cannot be returned to the share pool for future grants under the 2009 Plan and shares that are not issued upon stock settlement of a SAR or that we reacquire in the open market or otherwise using cash proceeds from the exercise of an option are also not added back to the shares available for grant under the 2009 Plan.

•

Section 162(m) qualification. The 2009 Plan is designed to allow for the grant of awards, including equity awards and short-term incentive cash payments that are intended to qualify as tax-deductible performance-based compensation under Section 162(m).

Summary of the 2009 Plan

The principal features of the 2009 Plan, as amended and restated, are summarized below, but the summary is qualified in its entirety by reference to the ResMed Inc. 2009 Incentive Award Plan, as Amended and Restated, which is attached to this proxy statement as Appendix B. We encourage you to read the full 2009 Plan carefully.

Purpose of the 2009 Plan

The purpose of the 2009 Plan is to continue to provide additional incentive for directors, employees and consultants to further our growth, development and financial success by enabling them to personally benefit through the ownership of our common stock, or other rights which recognize their performance. Our board also believes that the 2009 Plan enables us to obtain and retain the services of directors, employees and consultants that are considered essential to our long-term success by offering them an opportunity to own stock and other rights that reflect our financial success. The plan is also designed to permit us to make cash and equity-based awards intended to qualify as “performance-based compensation” under Section 162(m).

The 2009 Plan initially became effective on August 21, 2006.

Securities Subject to the 2009 Plan

If our stockholders approve this proposal, the maximum aggregate number of shares of our common stock that may be granted by awards under the 2009 Plan as of the date of this stockholder approval, will be 19,000,000 shares, less awards granted after June 30, 2017 and before this stockholder approval, counted at the fungible ratio described below, subject to adjustment as provided in Sections 2.1(b) and 11.3 of the 2009 Plan. This share pool represents an increase of 7,392,471 shares to the 11,607,529 shares available for grant as of June 30, 2017. Subject to Section 11.3 of the 2009 Plan, the aggregate number of shares of common stock which may be issued or transferred pursuant to the exercise of incentive stock options under the plan is 19,000,000 shares.

Effective as of June 30, 2013, the number of shares of our common stock available for grant under the 2009 Plan is reduced by (1) 2.8 shares for each one share of our common stock granted subject to any “full value award,” which is any award other than a stock option, SAR or other award for which the holder pays a purchase price, and (2) one share for each share of our common stock granted subject to all other awards granted under the 2009 Plan (generally, an option or SAR).

Shares withheld or surrendered in payment of the exercise price of a stock option or to cover tax withholding obligations of any option or SAR will not be available for grant under the 2009 Plan. In addition, shares of our common stock subject to a SAR that are not issued in connection with the stock settlement of the SAR and shares of our common stock that we reacquire in the open market or otherwise using cash proceeds from the exercise of a stock option will not be added to the shares that are available for grant under the plan.

If any award under the 2009 Plan expires or is cancelled, terminated, forfeited or settled for cash for any reason on or after June 30, 2013, any shares subject to the award at that time will be available for future grants under the plan. In addition, in the event that after June 30, 2013 shares are tendered or withheld to satisfy taxes arising from a full value award (generally, an award other than an option or SAR), the number of shares withheld (based on applicable minimum statutory withholding rates) or tendered will also be available for future grants under the plan.

Any shares that again become available for awards under the 2009 Plan as described above will be added as (i) one share for every one share subject to options or SARs granted under the 2009 Plan (or other award for which the holder pays a purchase price) and (ii) as 2.8 shares for every one share subject to full value awards (generally awards other than options or SARs) granted under the 2009 Plan.

In no event, however, will any shares of common stock again be available for future grants under the plan if that would cause an ISO to fail to qualify as an ISO under section 422 of the Code.

Shares issued in assumption of, or in substitution for, outstanding awards of any entity acquired in any form of combination by us or any of our subsidiaries will not be counted against the shares available for issuance under the 2009 Plan, to the extent permitted by applicable law or any exchange rule. Additionally, available shares under a stockholder-approved plan of an entity acquired by us or any of our subsidiaries (as appropriately adjusted and converted into shares of our common stock to reflect the acquisition transaction) may be used for future awards under the 2009 Plan and will not be counted against the shares of common stock available for grant under the 2009 Plan, subject to applicable laws and exchange rules. The payment of dividend equivalents in cash in conjunction with any outstanding awards will not be counted against the shares available for issuance under the 2009 Plan.

The shares of common stock covered by the 2009 Plan may be treasury shares, authorized but unissued shares, or shares purchased in the open market. For purposes of the 2009 Plan, the fair market value of a share of our common stock as of any given date generally will be the closing sales price for a share of our common stock on that date, as quoted on the NYSE or, if there is no closing sales price for our common stock on that date, the closing sales price for a share of our common stock on the last preceding date for which a quotation exists, as reported in The Wall Street Journal or another source the administrator deems reliable. The closing sales price for a share of our common stock, as quoted on the NYSE on September 19, 2017, was $79.45.

Eligibility

Our employees and consultants (and the employees and consultants of our majority-owned subsidiaries) and our non-employee directors are eligible to receive awards under the 2009 Plan (other than ISOs which may be granted to employees only). As of June 30, 2017, there were approximately 6,080 eligible employees, nine eligible consultants, and eight eligible directors, six of whom are non-employee directors. The administrator determines which employees, consultants and directors will be granted awards. No person is entitled to participate in the plan as a matter of right, nor does participation constitute assurance of continued employment or service. Only those employees, non-employee directors and consultants who are selected to receive grants by the administrator may participate in the 2009 Plan.

Awards under the 2009 Plan

The administrator may grant or issue stock options, SARs, restricted stock, RSUs, deferred stock, dividend equivalents, performance awards and stock payments, or any combination. Each award is set forth in a separate agreement with the person receiving the award and will indicate the type, terms and conditions of the award.

Non-qualified stock options. Non-qualified stock options (“NQSOs”) will provide for the right to purchase shares of our common stock at a specified price not less than the fair market value of a share of our common stock on the date of grant (except for awards issued in assumption of, or in substitution for, any outstanding awards of any entity acquired in any form of combination by us or any of our subsidiaries), and usually will become exercisable (in the discretion of the administrator) in one or more installments after the grant date, subject to completing the applicable vesting service period or attaining pre-established performance goals. NQSOs may be granted for any term specified by the administrator, but may not exceed seven years.

Incentive stock options. ISOs are designed to comply with Code requirements, and will be subject to certain restrictions. For example, ISOs must have an exercise price not less than the fair market value of a share of our common stock on the grant date (except for awards issued in assumption of, or in substitution for, any outstanding awards of any entity acquired in any form of combination by us or any of our subsidiaries), and may only be granted to employees. ISOs, however, may be subsequently modified to disqualify them from treatment as ISOs. ISO treatment may not be available for options that become first exercisable in any calendar year to the extent the value of the underlying shares that are the subject of the option exceeds $100,000, based on the fair market value of the shares on the option grant date. To the extent this limit is exceeded, the options granted will be NQSOs. If we grant an ISO to an individual who owns (or is deemed to own) more than 10% of the total combined voting power of all classes of our stock, the 2009 Plan requires the ISO’s exercise price to be at least 110% of the fair market value of a share of our common stock on the grant date, and the ISO must not be exercisable for more than five years after the grant date. If a holder’s leave of absence, change in status or other change interrupts employment for purposes of Section 422 of the Code, the ISOs will be treated as NQSOs to the extent required by section 422 of the Code. Like NQSOs, ISOs usually will become exercisable (in the discretion of the administrator) in one or more installments after the grant date, subject to completing applicable vesting service periods or attaining pre-established performance goals. ISOs may be granted for any term specified by the administrator, but may not exceed seven years.

Stock appreciation rights. SARs provide for the payment of an amount to the holder based on increases in the price of our common stock over a set base price (or exercise price). The base price must be at least 100% of the fair market value of a share of our common stock on the grant date for any SAR we grant under the 2009 Plan (except for awards we issue in assumption of, or in substitution for, outstanding awards of any entity acquired in any form or combination by us or our subsidiaries). SARs under the 2009 Plan will be settled in cash or shares of our common stock, or in a combination of both, at the administrator’s election. We may grant SARs granted together with stock options, or separately. SARs may be granted for any term the administrator specifies, but may not exceed seven years.

Restricted stock. The administrator will determine the price (if any) and restrictions (including time vesting or satisfying performance goals) that apply to restricted stock we issue. If vesting conditions or other restrictions are not met, we may repurchase restricted stock at the original purchase price, if any, or restricted stock may be forfeited. In general, restricted stock may not be sold, or otherwise hypothecated or transferred, until the vesting restrictions and other restrictions applicable to the shares are removed or expire. Unless otherwise determined by the administrator, recipients of restricted stock, unlike recipients of options or RSUs, generally will have voting rights before restrictions lapse. Any dividends payable in connection with an award of restricted stock will be subject to the same risk of forfeiture as the underlying award and will not be distributed unless and until the underlying award vests.

Deferred stock awards. Deferred stock may not be sold or otherwise hypothecated or transferred until issued. Deferred stock will not be issued until the deferred stock award has vested, and recipients of deferred stock generally will have no voting or dividend rights before vesting conditions are satisfied and the shares are issued. Deferred stock awards generally will be forfeited, and the underlying shares of deferred stock will not be issued, if the applicable vesting conditions and other restrictions are not met.

Restricted stock units. Restricted stock units (“RSUs”) entitle the holder to receive shares of our common stock or an equivalent cash payment, or a combination of both, subject to the removal of restrictions which may include completing applicable vesting service periods or attaining pre-established performance goals. Shares of our common stock may be issued under RSUs no earlier than the date on which the RSUs vest and distribution of shares may be delayed to a later date at the discretion of the administrator or by the election of the RSU holder, subject to compliance with section 409A of the Code. RSUs may not be sold, or otherwise hypothecated or transferred, and holders of RSUs do not have voting rights. RSUs generally will be forfeited, and the underlying shares of stock will not be issued, if the applicable vesting conditions and other restrictions are not met.

Dividend equivalents. Dividend equivalents represent the value of the dividends per share paid by us, if any, calculated with reference to a specified number of shares. Dividend equivalent rights may be granted alone or in connection with RSUs, deferred stock or other full value awards granted to a participant under the 2009 Plan, but may not be granted in connection with stock options or SARs. The administrator may elect to pay dividend equivalents in cash, in shares of our common stock, or in a combination of both. Any dividend equivalents payable in connection with any award (whether service or performance-based) will be subject to the same risk of forfeiture as the underlying award and will not be distributed unless and until the underlying award vests.

Performance awards. Performance awards may be granted by the administrator to employees, consultants or non-employee directors based on, among other things, the contributions, responsibilities and other compensation of the particular recipient. These awards generally will be based on specific performance goals and may be paid in cash or in shares of our common stock, or in a combination of both, at the election of the administrator. Performance awards may include “phantom” stock awards that provide for payments based on the value of our common stock. Performance awards may also include short term incentives granted by the administrator, which we may pay in cash, in shares of our common stock, or in a combination of both.

Stock payments. The administrator may authorize stock payments in the form of our common stock or an option or other right to purchase our common stock and may, without limitation, issue them as part of a deferred compensation arrangement in lieu of all or any part of compensation – including, without limitation, salary, short-term incentives, commissions and directors’ fees – that would otherwise be payable in cash to the employee, non-employee director or consultant.

Section 162(m) “Performance-Based” Awards

The administrator may grant awards under the 2009 Plan that are paid, vest or become exercisable based on the achievement of specified performance goals which are related to one or more of the following performance criteria, as applicable to us or any subsidiary, division, business unit, product or individual:

•    net earnings (either before or after interest, taxes, depreciation and/or amortization);

•    gross or net sales or revenue;

•    net income (either before or after taxes);

•    operating income (either before or after taxes);

•    cash flow or cash flow per share (including, but not limited to, operating cash flow and free cash flow either before or after dividends);

•    cash flow return on investment;

•    return on assets or net assets;

•    return on capital (including, but not limited to, total return on capital and return on invested capital);

•    FDA or other regulatory body approval for commercialization of a product;

•    implementation or completion of critical projects;

•    market share;

•    debt;

•    cash;

•    stockholder equity

•    factoring transactions;

•    initiating or completing clinical studies or phases of clinical studies;

•    initiating enrollment, completing enrollment or enrolling particular numbers of subjects in clinical studies;

•    financing and other capital raising transactions (including sales of our equity or debt securities);

• return on stockholders’ equity; • total stockholder return; • economic value added; • return on sales; • gross or net profit, cash or operating margin; • costs; • funds from operations;

•    in-licensing and out-licensing of intellectual property;

•    third-party validation of any manufacturing process of ours, any subsidiary or any third-party manufacturer;

•    sales or licenses of assets (including, but not limited to, intellectual property);

•    manufacturing yields;

•    productivity;

• expenses; • working capital; • earnings per share; • price per share of our common stock or any other publicly-traded security of ours;	• operating efficiency.

Performance goals established based on the performance criteria may be measured either in absolute terms, or as compared to any incremental increase or decrease, or as compared to one or more other companies’ performance. The administrator may provide for exclusion of the impact of an event or occurrence which the administrator determines should appropriately be excluded, including:

•    items related to changes in applicable laws, regulations, accounting principles or business conditions;

•    items related to financing activities;

•    expenses for restructuring or productivity initiatives;

•    other non-operating items;

•    items related to acquisitions;

•    items attributable to the business operations of any entity acquired by us during the performance period;

•    items related to the disposal of a business or segment of a business;

•    items related to any unusual or infrequently occurring corporate item, transaction, event, or development; or

•    items related to discontinued operations that do not qualify as a segment of a business under United States generally accepted accounting principles, sometimes referred to as GAAP.

Achievement of performance goals and any adjustments will be determined in accordance with GAAP to the extent it applies, or may be adjusted when established to include or exclude any items otherwise includable or excludable under GAAP.

Award limit

The 2009 Plan provides that the maximum number of shares that may be subject to awards granted under the plan to any individual other than a non-employee director during any calendar year may not exceed 3,000,000 shares, or 4,500,000 shares in a participant’s initial hiring year, subject to certain equitable adjustments as described in the plan. Cash-denominated performance awards granted in any calendar year to any Section 162(m) covered employee may not have an aggregate maximum amount payable in excess of $5,000,000.

Award limit for non-employee directors

The Amendment introduces a limit on the total amount of compensation that we may pay to our non-employee directors during a calendar year. Under the limit, the aggregate grant date fair value (determined under Financial Accounting Standards Board Accounting Standards Codification Topic 718) of all equity-based awards granted during any single calendar year plus the aggregate amount of all cash payments made for such calendar year to a non-employee director for services as a non-employee director may not exceed $700,000, except where a non-employee director also serves as chairman of our board, in which case the limit is $1,200,000. For the avoidance of doubt, compensation will count towards this limit for the year in which it was earned, and not later when distributed, in the event it is deferred.

Vesting and exercise of awards; Termination of service

Exercise and vesting terms will be set forth in individual award agreements. At any time after granting an award, the administrator may accelerate the vesting period, subject to certain limitations.

No portion of an option, or a SAR granted in tandem with an option, which is unexercisable at a participant’s termination of service will subsequently become exercisable, except as the administrator may otherwise provide, either in the agreement relating to the award, or by action after granting the award. While continuing service, a participant may exercise any vested portion of an award until the award expires. The grant agreements currently provide that unexercised vested stock options at least 1% in the money will be automatically exercised on the expiration date.

The administrator may generally provide that restricted stock awards will not lapse or that performance awards, dividend equivalent awards, deferred stock awards, stock payment awards, RSUs and/or SARs granted independently of options may be exercised or paid following a participant’s termination of service or following a change in control, or because of the participant’s retirement, death or disability, or otherwise. Only whole shares of our common stock may be purchased or issued under an award. Any required payment for the shares subject to an award will be paid in the form of cash or a check payable to us in the amount of the aggregate purchase price. However, the administrator may, in its discretion and subject to applicable laws, allow payment through one or more of the following:

•	delivery (actual or constructive through attestation) of certain shares of our common stock owned by the participant;

•	surrender of shares of our common stock that would otherwise be issuable on exercise or vesting of the award;

•	delivery of property of any kind which constitutes good and valuable consideration;

•

with respect to options, a sale and remittance procedure where the optionee places a market sell order with a broker with respect to the shares of our common stock then issuable on exercise of the option, and the broker timely pays a sufficient portion of the net proceeds of the sale to us in satisfaction of the option exercise price for the purchased shares; or

•	any combination of the methods above.

Transferability of awards

Participants generally may not sell, pledge, assign or transfer awards in any manner other than by will or by the laws of descent and distribution or, subject to the consent of the administrator, under a domestic relations order, unless and until the award has been exercised, or the shares underlying the award have been issued, and all restrictions applicable to shares have lapsed. Notwithstanding the foregoing, a participant may also, with the administrator’s consent, transfer NQSOs to certain family members and trusts. During the holder’s lifetime, only the holder or a permitted transferee may exercise an award.

No repricing

The administrator will not (a) lower the price per share of an option or SAR after it is granted, (b) cancel an option or SAR in exchange for cash or another award at a time when the option or SAR has an exercise price higher than the fair market value of our common stock (other than in connection with a change in control), or (c) take any other action with respect to an option or SAR that would be treated as a repricing under the rules and regulations of the principal US national securities exchange on which the shares are listed, unless (1) our stockholders approve it, or (2) it occurs in connection with certain equitable adjustments as described in the 2009 Plan (to prevent the dilution or enlargement of potential benefits in connection with a corporate transaction).

Plan benefits

No awards have been granted, and no shares have been issued, on the basis of the proposed 7,392,471 share increase under the 2009 Plan. All awards to employees, officer, directors and consultants under the 2009 Plan are made at the discretion of the administrator. Therefore, we cannot currently determine the future benefits that our current directors, executive officers and all eligible employees will receive under the 2009 Plan, if approved.

Equity award grants under the 2009 Plan

The following table sets forth summary information concerning the number of shares of our common stock subject to options, RSUs and PSUs made under the 2009 Plan since the 2009 Plan’s inception on August 21, 2006 through September 19, 2017. No awards have been granted under the 2009 Plan to associates of non-employee directors or executive officers, and no person has received 5% of the aggregate awards granted.

Name and position	# of shares underlying options	Weighted average exercise price	# of shares underlying RSUs and PSUs
Named executive officers
Michael Farrell, Chief executive officer	529,775	$35.56	541,520
Brett Sandercock, Chief financial officer	400,736	$23.30	284,184
Rob Douglas, President and chief operating officer	446,653	$35.24	438,554
Jim Hollingshead, President - sleep business	68,599	$50.31	249,899
David Pendarvis, Chief administrative officer, global general counsel & secretary	739,814	$26.19	176,048
All current executive officers as a group (7 persons)	3,762,210	$28.58	2,350,246
All current non-employee directors as a group (6 persons)	1,037,984	$30.12	110,795
Nominees for election as a director
Karen Drexler	0
All employees, including current officers who are not executive officers, as a group	13,518,196	$21.51	4,418,210

Adjustments for stock splits, recapitalizations and mergers

If there is any recapitalization, reclassification, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin off, disposition of all or substantially all of our assets or other similar transaction that affects our common stock, or certain restructurings, the administrator will make proportionate adjustments to any or all of the:

•	number and kind of shares of our common stock (or other securities or property) with respect to which awards may be granted or awarded under the 2009 Plan;

•	limitation on the maximum number and kind of shares that may be subject to one or more awards granted to any one individual during any calendar year;

•	number and kind of shares of our common stock (or other securities or property) subject to outstanding awards under the 2009 Plan;

•	manner in which full value awards will be counted; and

•	grant or exercise price with respect to any outstanding award.

The administrator also has discretionary authority in certain circumstances to make adjustments in the number and type of shares (or other securities or property) subject to outstanding awards, in the terms and conditions of awards (including the grant, exercise or purchase price), and/or the criteria included in outstanding awards and awards which may be granted in the future.

Tax withholdings

We (and our applicable subsidiaries) have the authority to deduct or withhold, or require an award holder to remit, an amount sufficient to satisfy federal, state, local and foreign taxes required by law to be withheld with respect to any taxable event concerning a holder arising as a result of the 2009 Plan. The administrator may in its discretion and in satisfaction of the foregoing requirement permit withholding shares of common stock otherwise issuable under an award (or may allow the return of shares) having a fair market value sufficient to satisfy the sums required to be withheld. Any shares withheld to cover taxes in excess of the minimum statutory rate with respect to any full value award will not be returned to the share pool, and any such shares withheld up to the minimum statutory rate will be added back to the share pool in accordance with Section 2.1(b) of the plan.

Change of control

In the event of a “change of control,” as defined in the 2009 Plan, each outstanding award will be assumed, or substituted for an equivalent award, by the successor corporation. If the successor corporation does not provide for the assumption or substitution of the awards, the administrator may cause all awards to become fully exercisable before the transaction is completed and all forfeiture restrictions on any or all awards to lapse. The administrator may also include such further provisions and limitations in any award or agreement as it may deem equitable and in our best interests.

Administration of the 2009 Plan

Our board’s compensation committee administers the 2009 Plan unless our board assumes authority for administration. Our board administers the 2009 Plan as to awards to non-employee directors. We expect the compensation committee to consist of two or more directors, each of whom is intended to qualify as both a “non-employee director,” as defined in Rule 16b-3 of the Exchange Act, an “outside director” for purposes of Section 162(m), and an “independent director” by NYSE listing standards. Our board or the compensation committee may delegate its authority to grant awards under the plan to a committee consisting of one or more members of the board or compensation committee. Our board also may delegate its authority to grant awards under the plan to a committee consisting of one or more of our officers, but that delegation will not include authority to grant awards to individuals who are subject on the date of grant to the reporting requirements of section 16(a) of the Exchange Act, individuals whose compensation in the year of grant is, or in a future calendar year may be, subject to the limitation on deductibility under Section 162(m) or the officers who are delegated authority as a member of that committee.

With respect to the 2009 Plan, the administrator has the power to:

•	select which directors, employees and consultants are to receive awards and the award’s terms;

•	determine whether options are to be NQSOs or ISOs, or whether awards are to qualify as “performance-based” compensation under Section 162(m);

•	construe and interpret the terms of the 2009 Plan and awards granted under the plan;

•	adopt rules for the administration, interpretation and application of the plan;

•	interpret, amend or revoke any of the rules adopted for the administration, interpretation and application of the plan; and

•

amend one or more outstanding awards in a manner that does not adversely affect the rights and obligations of an award’s holder (except in certain limited circumstances); provided that the administrator’s power to amend may not be used to extend a stock option’s term beyond the plan’s seven-year limit.

Because we have operations in Australia and other countries outside the United States, the 2009 Plan also authorizes the administrator to modify the terms and conditions of awards, including adopting one or more subplans, as the administrator deems advisable to ensure compliance with applicable foreign laws and listing standards, provided that the modifications do not violate any other applicable law or require stockholder approval.

Amendment and termination of the 2009 Plan

Our board or the compensation committee may amend the 2009 Plan at any time, but stockholder approval is required to increase the limits on the number of shares that may be issued, to materially change the eligibility requirements, to decrease the exercise price of any outstanding option or SAR granted under the plan, or to replace any outstanding option or SAR with cash, restricted shares, or any other awards in a manner that would violate the plan’s prohibition on repricing (as described above).

Our board or the compensation committee may suspend or terminate the 2009 Plan at any time. In no event may an award be granted under the 2009 Plan after September 11, 2027.

Material US federal income tax consequences associated with the 2009 Plan

The following is a general summary under current law of the material US federal income tax consequences to participants granted an award under the plan. This summary deals with the general US federal income tax principles that apply and is provided only for general information. Some kinds of taxes, such as state, local and non-US income taxes and employment taxes are not discussed. Tax laws are complex and subject to change and may vary depending on individual circumstances and from locality to locality.

This summary does not discuss all aspects of federal income taxation that may be relevant in light of a holder’s personal circumstances. This summarized tax information is not tax advice and a holder of an award should rely only on the advice of their legal and tax advisors.

Non-qualified stock options. If an optionee is granted a non-qualified stock option under the plan, the optionee should not have taxable income on the grant of the option. The optionee generally should recognize ordinary income at the time of exercise in an amount equal to the fair market value of a share of our common stock at that time, less the exercise price paid. The optionee’s basis in the common stock for purposes of determining gain or loss on a subsequent sale or disposition of the shares generally will be the fair market value of our common stock on the date the optionee exercises the option. Any subsequent gain or loss will be taxable as a capital gain or loss.

Incentive stock options. No taxable income should be recognized by the optionee at the time of the grant of an incentive stock option, and no taxable income should be recognized for regular federal income tax purposes at the time the option is exercised; however, the excess of the fair market value of our common stock received over the option price is an “item of adjustment” for alternative minimum tax purposes. The optionee will recognize taxable income in the year in which the purchased shares are sold or otherwise made the subject of a taxable disposition.

For federal income tax purposes, dispositions are divided into two categories: qualifying and disqualifying.

•

A qualifying disposition generally occurs if the sale or other disposition is made more than two years after the date the option for the shares involved in the sale or disposition is granted and more than one year after the date the shares are transferred on exercise.

•	A disqualifying disposition generally occurs if the sale or disposition occurs before these two periods are satisfied.

On a qualifying disposition, the optionee should recognize long-term capital gain in an amount equal to the excess of the amount realized on the sale or other disposition of the purchased shares over the exercise price paid for the shares. If there is a disqualifying disposition of the shares, then the optionee should recognize ordinary income on the smaller of the:

•	excess of the fair market value of those shares on the exercise date over the exercise price paid for the shares, or

•	price at which the shares are sold over the exercise price paid for those shares.

Any additional gain or loss recognized on the disposition will be recognized as a capital gain or loss by the optionee.

With respect to our tax obligations, we will not be entitled to any federal income tax deduction if the optionee makes a qualifying disposition of the shares. If the optionee makes a disqualifying disposition of the purchased shares, then generally we or our subsidiary should be entitled to a federal income tax deduction, for the taxable year in which the disposition occurs, equal to the ordinary income recognized by the optionee.

Stock appreciation rights. The recipient of a SAR should generally not recognize taxable income on the grant of the SAR, but, on exercise of the SAR, the cash or the fair market value of the shares received should be taxable as ordinary income.

Restricted stock. In general, a recipient of restricted stock should not be taxed on the grant or purchase of restricted stock that is subject to a “substantial risk of forfeiture” and that is non-transferable within the meaning of section 83 of the Code. However, when the restricted stock is no longer subject to the substantial risk of forfeiture (for example, when the restrictions lapse on a vesting date) or the shares become transferable, the recipient should recognize ordinary income equal to the fair market value of the common stock on the date the restrictions lapse or become transferable, less the amount paid, if any, for the restricted stock. A recipient of restricted stock may, however, make an election under section 83(b) of the Code to be taxed at the time of the grant or purchase on an amount equal to the fair market value of the common stock on the date of transfer, less the amount paid, if any, for the restricted stock. If a timely section 83(b) election is made, the recipient should not recognize any additional income as and when the restrictions applicable to the restricted stock lapses.

Restricted stock units and deferred stock. A recipient of RSUs or a deferred stock award generally should not have ordinary income on grant of RSUs or deferred stock. When the shares of common stock are delivered under the terms of the award, the recipient should recognize ordinary income equal to the fair market value of the shares delivered, less any amount paid for the shares.

Dividend equivalent awards and performance awards. A recipient of a dividend equivalent award or a performance award generally will not recognize taxable income at the time of grant. However, when an award is paid, whether in cash or in shares of common stock, the recipient will recognize ordinary income equal to the value received.

Stock payments. A recipient of a stock payment generally will recognize taxable ordinary income in an amount equal to the fair market value of the shares of common stock received.

Tax deductions and Section 162(m). We or our subsidiaries generally should be entitled to a federal income tax deduction at the time and for the same amount as the recipient recognizes as ordinary income, except as otherwise described above with respect to ISOs, and subject to the limitations of Section 162(m) with respect to compensation paid to certain “covered employees.” Under Section 162(m), income tax deductions of publicly-held corporations may be limited to the extent total compensation (including base salary, annual short-term incentive, stock option exercises and non-qualified benefits paid) for certain executive officers exceeds $1,000,000 in any one year. The Section 162(m) deduction limit, however, does not apply to certain “qualified performance-based compensation” as defined by the Code, and established by an independent committee.

In particular, stock options and SARs will satisfy the “qualified performance-based compensation” exception if the awards are made by a qualifying committee, the underlying plan sets the maximum number of shares that can be granted to any person within a specified period and the compensation is based solely on an increase in the stock price after the grant date (that is, the exercise price or base price is not less than the fair market value of the stock subject to the award on the grant date). Other awards granted under the 2009 Plan may be “qualified performance-based compensation” for purposes of Section 162(m), if the awards vest or are paid solely based on the achievement of one or more pre-established, objective performance goals. The 2009 Plan is structured in a manner that is intended to enable the committee to provide awards that satisfy the requirements for “qualified performance-based compensation” under Section 162(m). If the committee determines that it is in our best interest to make use of those awards, the remuneration attributable to those awards should not be subject to the $1,000,000 limitation. We have not, however, requested a ruling from the US Internal Revenue Service or an opinion of counsel regarding this issue. This discussion will neither bind the US Internal Revenue Service nor preclude the US Internal Revenue Service from adopting a contrary position.

Section 409A of the Code. Certain awards under the 2009 Plan may be considered “non-qualified deferred compensation” for purposes of section 409A of the Code, which imposes additional requirements on the payment of deferred compensation. Generally, if at any time during a taxable year a non-qualified deferred compensation plan fails to meet the requirements of section 409A, or is not operated in accordance with those requirements, all amounts deferred under the non-qualified deferred compensation plan for the taxable year and all preceding taxable years, by or for any participant with respect to whom the failure relates, are includable in the gross income of the participant for the taxable year to the extent not subject to a substantial risk of forfeiture and not previously included in gross income. If a deferred amount is required to be included in income under section 409A, the amount will be subject to income tax at the regular income tax rates plus an additional 20% tax, as well as a potential interest on the tax.

BOARD RECOMMENDATION

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE 2009 PLAN AND RE-APPROVAL OF THE MATERIAL TERMS FOR CODE SECTION 162(M) PURPOSES

PROPOSAL 4: ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

Background

We are asking our stockholders to approve, on a non-binding, advisory basis, the compensation of our named executive officers as described in the “Compensation Discussion and Analysis” and “Executive Compensation Tables” sections of this Proxy Statement on pages 49 through 85. This proposal is commonly known as a “say-on-pay” proposal. We currently provide an annual say-on-pay vote for our stockholders. Because the say-on-pay vote is advisory, it does not bind us. But the board’s compensation committee, which consists entirely of independent directors, values our stockholders’ opinions, and considers voting results on the say-on-pay proposal when making its executive compensation decisions. The board has adopted a policy of providing for annual say-on-pay advisory votes. Unless the board modifies its policy on the frequency of future say-on-pay advisory votes, the next say-on-pay advisory vote will be held at our 2018 annual meeting of stockholders.

The board believes that the information in the “Compensation Discussion and Analysis” and “Executive Compensation Tables” sections of this Proxy Statement demonstrates that our executive compensation programs are designed appropriately, emphasize pay for performance, and are working to ensure that management’s interests are aligned with our stockholders’ interests to support long-term value creation. The board is asking our stockholders to approve the following advisory resolution at the annual meeting:

“RESOLVED, that the stockholders of ResMed approve, on an advisory basis, the compensation paid to our named executive officers, as disclosed in the Compensation Discussion and Analysis and Executive Compensation Tables section of this proxy statement.”

BOARD RECOMMENDATION

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF RESMED’S NAMED EXECUTIVE OFFICERS.

PROPOSAL 5: ADVISORY VOTE ON THE FREQUENCY OF FUTURE SAY-ON-PAY VOTES

Background

This proposal enables our stockholders to indicate how frequently they believe we should conduct an advisory vote on the compensation of our named executive officers. We are providing stockholders the option of selecting a frequency of one, two, or three years, or abstaining. At our 2011 stockholders meeting, a majority of our stockholders elected to hold the say-on-pay vote every one year.

Summary

The board currently plans to seek an advisory vote on executive compensation every year. We believe it is appropriate and important to provide our stockholders with the opportunity to have input in our executive compensation programs on a regular basis. As a result, the board believes that annual voting provides the greatest opportunity for review and accountability for our executive compensation program.

Although this “frequency” vote is advisory and not binding on the board, we appreciate and value the opinions of our stockholders and will evaluate the ultimate outcome of the advisory votes when establishing the actual frequency of future advisory votes by stockholders on executive compensation.

The board recommends that future say-on-pay votes occur every year until the next advisory vote on the frequency of future say-on-pay votes. Stockholders are not being asked to approve or disapprove the board’s recommendation, but rather to indicate their choice among the following frequency options: one year, two years, or three years, or to abstain from voting. If none of the frequency alternatives – one year, two years, or three years – receives a majority of the votes cast, we will consider the highest number of votes cast by stockholders to be the frequency that has been selected by stockholders.

BOARD RECOMMENDATION

YOUR BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS SELECT “ONE YEAR” AS THE FREQUENCY OF FUTURE SAY-ON-PAY VOTES.

COMPANY INFORMATION

CORPORATE GOVERNANCE

Board independence

Our board has determined that six of our eight current directors, Ms. Burt and Messrs. Pace, Roberts, Sulpizio, Taylor and Wareham, are independent members of our board under the listing standards of the NYSE, and they and their respective family members have no material relationship with us, commercial or otherwise, that would impair the director’s independence. The board expects that, if elected, Ms. Drexler will also be independent. The board also determined that each member of the audit, nominating and governance, and compensation committees is independent as required by the NYSE’s listing standards, and that each member of the audit committee is independent as required by the SEC’s regulations. The board determined that Peter Farrell and Michael Farrell have material relationships with us that prohibit them from being considered independent under applicable standards: Michael Farrell is an executive officer; while Peter Farrell is a non-executive employee, the father of Michael Farrell, and was an executive officer through January 2014.

The following specific relationships or transactions were considered by our board in making its independence decisions, and the board concluded none of them impaired independence:

•

Dr. Roberts served as an executive officer from 1992 through 2003. He has not been affiliated with us, other than as a director, during the past approximate fourteen years. Dr. Roberts is not standing for re-election, and expects to complete his board service at the November 2017 meeting.

•	We hold two equity investments in entities affiliated with Dr. Pace. Our board approved these investments at the time they were made, without Dr. Pace’s participation.

•

In fiscal years 2011 and 2012, we invested a total of approximately $500,000 in Sova Pharmaceuticals, a pharmaceutical development company targeting central sleep apnea. As of fiscal year-end 2017, we continued to hold our equity investment, representing an ownership interest of about 6%. Dr. Pace is a founder and director of Sova, and has a nominal equity investment in it. He is not a controlling shareholder of Sova.

•

In fiscal years 2012 and 2013, we invested a total of approximately $1.075 million in Sanitas, Inc., a remote health-management software company. As of fiscal year-end 2017, we continued to hold our equity investment, representing an ownership investment of about 12.5%. Dr. Pace holds an equity investment of approximately $50,000 in Sanitas. He is not a controlling shareholder of Sanitas.

•

We have several long-tenured directors. Drs. Pace and Roberts have each served as directors for more than 20 years. Messrs. Sulpizio, Taylor, and Wareham have served for more than 10 years. The board considers that the length of their tenure had not compromised their independence; in fact, in the board’s view, the depth of their knowledge and insight with the company has strengthened their contributions to our board. The nominating and governance committee follows a process of regularly reviewing board composition and board refreshment, with a long-term perspective, and maintains a database of desired director skills and experience. As a result of that process, Dr. Roberts is not standing for re-election this year.

Our board determined that these matters did not prevent Dr. Pace, Dr. Roberts, or Messrs. Sulpizio, Taylor, or Wareham from being considered independent under applicable standards.

Meetings and director attendance

During fiscal year 2017, each director attended more than 75% of the meetings of our board and of the committees on which the director served. Our board and standing committees met, as follows:

•	Regular board: five meetings;

•	Compensation committee: four meetings;

•	Audit committee: eight meetings; and

•	Nominating and governance committee: four meetings.

During each regular meeting, our independent directors met alone, and our lead director chaired those sessions. In addition to meetings, the members of our board and its committees sometimes take action by written consent in lieu of a meeting, as permitted under Delaware corporate law, or discuss company business without calling a formal meeting.

All but one of our directors were present for our 2016 annual stockholders meeting. We encourage directors to attend our annual meetings and generally schedule board meetings to coincide with the annual meeting to facilitate directors’ attendance.

Board oversight of risk

The general risk oversight function is retained by the full board; the standing committees of the board, comprised and chaired by our independent directors, retain primary responsibility for risk identification and analysis in the key areas further defined below. The committees periodically provide updates to the board regarding significant risk management issues and management’s response.

Committee	Primary risk oversight responsibility
Audit	Overseeing financial risk, capital risk, financial compliance risk and internal controls over financial reporting.

Compensation	Overseeing our compensation philosophy and practices and evaluating the balance between risk-taking and rewards to senior officers.

Nominating and governance	Evaluating each director’s independence, evaluating the effectiveness of our corporate governance guidelines and code of business conduct, and overseeing management’s succession planning.

Designated internal management, as well as certified professional accounting firms performing annual internal audits, regularly review and test functions, controls and processes to review, evaluate and recommend mitigation strategies, as may be warranted. Critical areas of focus include financial, operational, regulatory, compliance, economic, compensation, and competition, among others.

Board leadership structure

We have separated the roles of board chairman and chief executive officer. Peter Farrell has served as our chairman of the board since 1989; he concurrently served as our chief executive officer from shortly after our founding in 1989, through January 2008, and from February 2011 through March 2013. In March 2013, on the appointment of Michael Farrell as our new chief executive officer, Peter Farrell resigned as chief executive officer, and continued in the role of executive chairman. In January 2014, Peter Farrell ceased serving as an executive officer; since then he has served as a non-officer employee and as non-executive chairman of the board.

The board continues to believe that having Peter Farrell serve as the chairman of the board is the most appropriate leadership structure for us and in the best interest of our stockholders. Dr. Farrell is our founder, has been our chairman since our founding in 1989, and previously served as our chief executive officer for over 20 years. Dr. Farrell has deep institutional knowledge about our organization’s history and operations, the industry, the science underlying the medical conditions we address and the technology we develop. Dr. Farrell is widely regarded as a visionary leader in our industry. Under his leadership, the board believes we have achieved remarkable success and delivered substantial long-term rewards for our stockholders. Maintaining him in the role of chairman provides leadership continuity.

The board believes the advantages described above outweigh any theoretical risks or disadvantages arising from Peter Farrell’s role as an employee, or from his serving as chairman while his son, Michael Farrell, serves as chief executive officer.

First, the board believes that Dr. Farrell is uniquely suited to effectively perform the dual roles of providing leadership to the board as chairman, and serving as an employee, in which he provides guidance to management, particularly in the areas of long-term strategy, consulting with key opinion leaders in related fields, and maintaining our unique values and culture.

Second, the board believes our leadership structure mitigates any potential risks from the family relationship between Peter Farrell and Michael Farrell. Six of our eight directors are independent, which provides a counterbalance to a non-independent employee chairman. Those independent directors meet in executive session, alone, at each board meeting. The role of Ron Taylor, our lead director, provides an additional structure enabling an effective independent board. The primary responsibilities of the lead director are: to preside over board meetings in the absence of the chairman; call, establish the agenda for, and preside over meetings of the independent directors; act as a liaison between the independent directors and chairman; guide the chairman on board meeting agendas as well as the adequacy of information to be presented; communicate with stockholders as appropriate; and other duties that may be delegated by the board, independent directors, chairman or the nominating and governance committee. Finally, the board’s committees are filled entirely by independent directors, providing an opportunity for the board to fulfill its oversight responsibilities.

For the reasons discussed above, our board believes the current leadership structure is in our best interest at this time. However, our corporate governance guidelines give the board the flexibility to change its leadership over time, as needed. The board continues to evaluate whether its leadership structure is appropriate as our business evolves.

Committees of our board of directors

The board has three standing committees to assist in the management of our affairs: compensation, nominating and governance, and audit. A copy of the charters for each of these standing committees can be found on our website at www.resmed.com.

Below is a summary of our committee structure and membership information for fiscal year 2017 and currently.

Independent director	Compensation committee	Nominating and governance committee	Audit committee
Carol Burt	—	—	member
Gary Pace	member	member	—
Chris Roberts	—	—	member
Rich Sulpizio	chair	—	—
Ron Taylor	member	chair	—
Jack Wareham	—	member	chair

Compensation committee

During fiscal year 2017, and currently, the compensation committee consists of Rich Sulpizio (chair), Gary Pace, and Ron Taylor. Each of the compensation committee members has been determined by our board to meet the independence requirements for compensation committee service under the current listing standards of the NYSE and SEC.

The compensation committee’s primary purposes are to:

•	establish and review the compensation of our officers and executives;

•	oversee management’s decisions regarding our compensation philosophies, practices, and procedures; and

•	advise the board regarding the compensation of directors.

The compensation committee meets in person and by telephone to perform its duties. It works primarily with our chief human resources officer, our chief administrative officer and global general counsel, and their staff to gather internal data and solicit management’s recommendations regarding compensation. The committee also communicates directly with our chief executive officer and our president and chief operating officer, for recommendations and information, particularly with regard to their direct reports’ compensation. In addition, the committee consults with our chief financial officer and his staff regarding the financial impact of certain compensation decisions. However, the committee generally determines the compensation for each of our individual officers outside the presence of the affected officer. The committee also advises and consults with other non-executive board members as it determines appropriate regarding compensation issues.

Since 2006 and during fiscal year 2017, the committee has retained a nationally-recognized independent consultant, Frederic W. Cook & Co., Inc. (“FW Cook”). FW Cook is engaged directly by the committee. FW Cook worked with our chief human resources officer, chief administrative officer and global general counsel, and their staff, but also communicated directly with the committee.

The committee engaged FW Cook to render advisory services and to serve as the committee’s independent consultant on compensation-related matters for our executives and board. During fiscal year 2017, these compensation matters included:

•	our executive compensation program, including salaries, target and actual short-term incentive amounts, and long-term incentive equity grants;

•	aggregate equity pay practices at our peer group companies, including long-term incentive design features and alternatives;

•	board compensation, including board fees and equity grants;

•	industry trends, best practices, and regulatory changes; and

•	companies included in our peer group for competitive comparisons.

During fiscal year 2017, Aon plc provided the committee with calculations of total shareholder return to evaluate performance metrics under our performance stock units.

The committee has reviewed the independence of FW Cook and Aon, including considering the factors required by NYSE listing standards. After the review, the committee determined that each of FW Cook and Aon is independent and that no conflict of interest exists that would prevent them from providing independent and objective advice to the committee.

During fiscal year 2017, the committee continued its practice of delegating to a subcommittee comprised of our chief executive officer, our chief human resources officer, and our chief administrative officer and global general counsel, authority to approve the annual and promotional and new hire equity award grants to employees who were not officers and whose compensation is not reviewed by the committee, so long as the aggregate total of those equity grants did not exceed committee-established limits for the annual and off-cycle grants, and were consistent with committee-determined standard terms for grants and other guidelines. During fiscal year 2017, under this authority, this subcommittee granted 408,393 RSUs. The committee believes that this subcommittee is best suited to determine the specific annual awards to be allocated to the individual employees below the officer level given their familiarity with their performances and responsibilities. In addition, the off-cycle delegation enhances our ability to attract, reward and retain talented employees by allowing management to extend binding employment offers and to act in other special situations quickly and flexibly. All equity grants to our executive officers are pre-approved by the committee.

Nominating and governance committee

During fiscal year 2017, and currently, the nominating and governance committee consists of Ron Taylor (chair), Gary Pace and Jack Wareham.

The nominating and governance committee’s primary purposes are to:

•	assure that the composition, practices and operation of our board contribute to lasting value creation and effective representation of our stockholders; and

•

assist the board with selecting board and committee members, committee selection and rotation practices, evaluating the board’s overall effectiveness, and reviewing and considering developments in corporate governance practices.

Our corporate governance guidelines state goals regarding composition of the board and committees, meetings and expectations of directors. A copy of our corporate governance guidelines may be found on our website at www.resmed.com.

The nominating and governance committee is responsible for reviewing with the board, on an annual basis, the appropriate characteristics, skills and experience required for the board as a whole and its individual members. To assist in promoting a diversity of backgrounds and experience on the board, the nominating and governance committee takes reasonable steps to identify and consider board candidates who are drawn from a wide talent pool, representing diversity of thought, culture, gender, ethnicity, race, background and other qualities.

The suitability of individual candidates depends on many factors. Those factors include:

•	fundamental qualities of intelligence, honesty, good judgment, high ethics and standards of integrity, fairness and responsibility;

•	practical wisdom and mature business judgment;

•	ability to make independent analytical inquiries, general understanding of marketing, finance and other elements relevant to the success of a publicly-traded company in today’s business environment;

•	experience in corporate management, or as a board member of a publicly-held company;

•	academic experience and technical understanding in the area of our operations;

•	professional experience in our industry; and

•	a commitment to representing the long-term interests of our stockholders.

The board evaluates each individual in the context of the board as a whole, with the objective of assembling a group that can best perpetuate the success of the business and represent stockholder interests through the exercise of sound judgment using its diversity of experience in these various areas.

In determining whether to recommend a director for re-election, the nominating and governance committee also considers the director’s past attendance at meetings and participation in and contributions to the board’s activities.

In May 2017, based on the nominating and governance committee’s recommendation, the board appointed an ad hoc committee on new board member selection, chaired by Ron Taylor, with additional members Peter Farrell and Michael Farrell. The ad hoc committee’s primary responsibility was to organize and conduct interviews and otherwise evaluate potential board candidates, and report its assessments to the nominating and governance committee.

After review and deliberation of all feedback and data, the nominating and governance committee makes its recommendation to our board.

Recommendations we receive from stockholders are subject to the same criteria as are candidates nominated by the nominating and governance committee. The committee will consider stockholder suggestions for nominees for directorship and has a policy to consider any candidate recommended by stockholders who have held a minimum of 1% of our outstanding voting securities for at least one year. A recommending stockholder must submit a detailed resume of the candidate and an explanation of the reasons why the stockholder believes the candidate is qualified for service on our board. The stockholder must also provide any other information about the candidate that would be required by US SEC rules to be included in a proxy statement. In addition, the stockholder must include the consent of the candidate (including the consent to a background check) and describe any relationships, arrangements or undertakings between the stockholder and the candidate regarding the nomination or otherwise. The stockholder must submit proof of ownership of our stock.

All communications should be submitted in writing to the chair of the nominating and governance committee, care of Secretary, ResMed Inc., 9001 Spectrum Center Boulevard, San Diego, California 92123 USA. Recommendations received after 70 days before the anniversary of the prior year’s annual meeting will likely not be considered timely for consideration at that year’s annual meeting.

The nominating and governance committee will consider stockholder recommendations of candidates on the same basis as it considers all other candidates. For further information, see “Stockholder proposals for 2018 annual meeting.”

Audit committee

During fiscal year 2017, and currently, the audit committee consists of Jack Wareham (chair), Carol Burt, and Chris Roberts. Each of the audit committee members serving during fiscal year 2017 has been determined by our board to be financially literate and meet the other requirements for audit committee service under the current listing standards of the NYSE and SEC. In addition, our board has identified all members of the audit committee as financial experts under the SEC’s requirements.

The audit committee’s primary purposes are to assist the board with its oversight responsibilities regarding:

•	management’s conduct of, and the integrity of our financial reporting;

•	our systems of internal control over financial reporting and disclosure controls and procedures; and

•	qualifications, engagement, compensation, independence, and performance of our independent registered public accounting firm.

Communications with our board of directors

Any interested person, including any stockholder, may communicate with our non-employee board members by written mail addressed to the chairman of the nominating and governance committee, care of Secretary, ResMed Inc., 9001 Spectrum Center Boulevard, San Diego, California 92123 USA. We encourage stockholders to include proof of ownership of our stock in their communications. The secretary will forward all communications to the chairman of the nominating and governance committee.

Code of ethics

We have a code of business conduct and ethics for directors, officers and employees, which can be found at investor.resmed.com. The code summarizes the compliance and ethical standards and expectations we have for all of our officers, directors and employees, including our chief executive officer and senior financial officers, with respect to their conduct in connection with our business. Our code of business conduct and ethics constitutes our code of ethics within the meaning of Section 406 of the Sarbanes-Oxley Act of 2002 and the NYSE listing standards. We will disclose future amendments to or waivers of certain provisions of our code of business conduct and ethics applicable to our principal executive officer, principal financial officer, principal accounting officer, controller and individuals performing similar functions on our website at www.resmed.com within five business days or as otherwise required by the SEC or the NYSE.

Pledging and hedging company stock prohibited

We have a policy prohibiting our directors, officers, and other employees from hedging or pledging their ResMed stock.

DIRECTOR COMPENSATION — 2017

Fiscal year 2017 program – cash

Our non-executive director cash compensation program for fiscal year 2017 included the following:

Fee
Annual retainer	$65,000
Additional retainer to members of standing committees	None
Additional annual retainer to lead director	$20,000
Additional annual retainer to audit committee chair	$18,000
Additional annual retainer to compensation committee chair	$15,000
Additional annual retainer to nominating and governance committee chair	$10,000
Per meeting fee	None
Retirement benefits	None

Fiscal year 2017 program – equity

During fiscal year 2017, as in past years, on our annual stockholders meeting date we awarded equity grants to our non-executive directors with a grant date fair value of $250,000. Our non-executive directors had the opportunity to elect to receive their equity grant in the form of: (1) 100% options; (2) 100% restricted stock units, or (3) 50% options and 50% RSUs. Five directors chose 100% RSUs; and two chose 100% options.

The number of options and RSUs we granted was based on a relative fair value calculation prepared by an outside third party. Subject to continued service, RSUs and options vest in full on the earlier of: (1) November 11 in the year after the grant date, or (2) the date of the first annual meeting of stockholders following the grant date. The board believes that our equity ownership guidelines are sufficient to promote long-term ownership and align our directors with our stockholders. More information on our director ownership guidelines is in the section below, Equity ownership guidelines.

No changes for fiscal year 2017

The fiscal year 2017 director compensation program had the same structure and value as fiscal years 2014, 2015, and 2016.

Compensation philosophy

The compensation committee reviews non-executive director compensation on an annual basis, including reports from FW Cook, the committee’s independent compensation consultant. After its review, the committee makes recommendations on non-executive director compensation to the board, and the board makes the final determination regarding non-executive director compensation.

Dual listing; US pay model. The compensation committee and board review data on both US peers and Australian peers, reflecting the company’s dual-listing locations. Australia and the US generally have different pay philosophies for compensating non-executive directors. ResMed’s Australian peers generally pay higher cash, award little or no equity, and have overall lower compensation for non-executive directors than ResMed’s US peers. While the board considers Australian peer data, the board believes the most relevant peers for ResMed director compensation are US peers. ResMed’s primary listing is on the NYSE, it is primarily subject to US corporate governance requirements and risks, and its headquarters and all of its continuing directors and nominee reside in the US. In addition, this US-perspective is consistent with our executive compensation philosophy, which gives more weight to ResMed’s US peer’s pay practices, and more directly aligns the interests of our board members with that of our stockholders through ownership of equity. Finally, we do not wish to create internal or cultural divisions by using significantly differentiated pay models between directors based in the US and Australia.

Compensation process – peer group companies

In May 2016, the board and compensation committee reviewed director compensation for fiscal year 2017. They reviewed FW Cook’s report covering cash compensation and equity compensation, compared to a peer group of 17 medical device and medical technology companies. They also considered information from a group of 13 Australian-based peers. The committee confirmed these peer groups in May 2016, and used the same peer groups to benchmark ResMed’s executive compensation for fiscal year 2017, after confirming it remained relevant. More information on the peer groups is included in the section in our Compensation Discussion and Analysis section entitled “Peer group comparison.”

After considering this material and the compensation committee’s recommendation, the board agreed to keep non-executive director compensation at the same value for fiscal 2017 as was in effect in fiscal year 2016.

The committee also considered the structure of our non-executive director equity program. Although our Australian peer group companies do not typically make equity grants to their non-executive directors, the practice is routine in the US. All but one of our US peers grant equity to the non-executive directors, and as of May 2016, over half of our US peer group granted both stock options and full value shares. Given this prevalence, and consistent with the US-based compensation philosophy described above, the board and committee decided to continue the equity structure of ResMed’s non-employee director program.

The compensation committee and board will continue to monitor compensation trends, competitive practices, tax regulations, and other matters related to non-executive director compensation, and make adjustments as appropriate.

Equity ownership guidelines

Since 2010, we have maintained equity ownership guidelines for our non-executive directors. Each non-executive director is expected to hold ResMed stock with a value of at least five times the annual cash retainer (a total value of $325,000 based on the fiscal year 2017 retainer and guidelines). Existing directors must meet this guideline within five years after their appointment to the board. If the guideline is not met, the director must retain shares equal to 50% of the after-tax value of shares acquired on any restricted stock vesting or stock option exercise until the director’s guidelines are met. As of June 30, 2017, each of our non-executive directors met the equity ownership guidelines.

New directors

We pro-rate value-based equity awards and retainers for all new directors (for the period between their start date and the next annual meeting or service period, respectively). We do not provide new directors with any initial inducement equity awards that are greater than or in addition to the pro-rated annual grant amount.

Executive directors

Our chief executive officer does not receive additional compensation for his service as director.

No changes for fiscal year 2018

In May 2017, after considering market data prepared by FW Cook, the board decided that the non-executive directors’ compensation program for fiscal year 2018 will remain the same as in fiscal years 2014-2017. Fiscal year 2018 marks the fifth consecutive year we have not increased non-executive board compensation.

Chairman’s compensation

Since January 2014, Dr. Farrell has served as our non-executive chairman, as well as a non-officer employee of the company. Dr. Farrell receives separate compensation for each of these roles. During fiscal year 2017, as our non-executive chairman, he was provided the regular board retainer of $65,000, and the regular board equity grant with a value of $250,000, on the same terms as the other non-executive board members.

During fiscal year 2017, in connection with his service as a non-officer employee, Dr. Farrell was also paid an annual salary of $300,000, which was the same as the annualized salary he began receiving in January 2014, when he transitioned into the role of non-officer employee. Dr. Farrell is not eligible to participate in the annual short-term incentive program or the long-term incentive equity programs that we provide to our employees. During fiscal year 2017, we provided benefits and perquisites to Dr. Farrell in his role as non-officer employee, that were broadly consistent with those provided to our executive officers, as described in “Compensation Discussion and Analysis.” The incremental cost to us for these benefits is described in the fiscal year 2017 compensation table below.

We continue to have an executive agreement with Dr. Farrell that provides him with benefits in the event of a change of control. The program is described in detail in “Compensation Discussion and Analysis.” In August 2017, we adopted a new policy regarding the change of control agreements for Dr. Farrell and our executive officers, so that in the future, all benefits would be on a “double-trigger” basis, that is, benefits would only accrue if we terminated Dr. Farrell’s employment, or if he resigned for good reason, but in either case within a specified period of time before or after a change of control. (Previously, the change of control agreement had provided for unvested equity awards to vest in full on the effective date of a change of control, without a qualifying termination.) If Dr. Farrell’s employment terminated under qualifying circumstances in connection with a change of control, then at the time of termination: (1) he would receive a severance payment equal to (a) two times his employee salary, plus (b) two times the amount we would be required to contribute on his behalf under our 401(k) plan based on his termination base salary; (2) he would become fully vested in his accrued retirement plan benefits; (3) all his unvested equity awards would vest in full; and (4) we would provide medical and dental health benefits for two years after the termination. The agreement does not include excise tax gross-ups; instead, it includes a “best pay” provision, reducing severance payments to the extent necessary so that no portion of any payments or benefits payable upon a change of control would be subject to excise tax if the reduction would result in the net amount payable to Dr. Farrell being greater than the net amount received without the reduction.

For two years after a qualifying termination in connection with a change of control, Dr. Farrell will be prohibited from inducing any person in our employment to terminate employment or accept employment with anyone other than us or, subject to certain limited exceptions, engage in any business or activity or render any services or provide any advice to any person, activity, business or entity that directly or indirectly competes in any material manner with us or meaningfully support any person, business, entity or activity or initiate or further that business or activity. The restriction on post-termination employment may not apply if he resides in California, due to certain provisions of California law. In addition, as a condition to payment and providing any benefits under the agreements, he must deliver a general release of claims in favor of us.

In May 2017, our board (without Michael Farrell’s or Dr. Peter Farrell’s participation) agreed that the compensation arrangements for Dr. Farrell, both as non-executive chairman, and as a non-officer employee, would remain the same for fiscal year 2018 as in fiscal year 2017.

Fiscal year 2017 director compensation table

The table below summarizes the compensation received by our non-employee directors and Dr. Peter Farrell for the fiscal year ended June 30, 2017:

Director	Fees earned or paid in cash(a)	Option awards(b)(d)	Restricted stock units(c)(d)	Other compensation(e)	Total
Carol Burt	$65,000		$249,973		$314,973
Peter Farrell	$65,000		$249,973	$596,913	$911,886
Gary Pace	$65,000		$249,973		$314,973
Chris Roberts	$65,000	$249,995			$314,995
Rich Sulpizio	$80,000		$249,973		$329,973
Ron Taylor	$95,000		$249,973		$344,973
Jack Wareham	$83,000	$249,995			$332,995

(a)	Each director was also reimbursed for expenses incurred for attending meetings (although these amounts are not reflected in the table above).
(b)

The amounts shown are the grant date fair value of options granted in fiscal year 2017, computed in accordance with FASB ASC Topic 718, based on the Black-Scholes model of option valuation. The following assumptions were used:

Assumption	November 16, 2016
Market price of stock	$57.76
Exercise price of option	$57.76
Expected stock volatility	25%
Risk-free interest rate	1.66%
Expected life	4.9 years
Dividend yield	2.29%

(c)

The dollar value of the RSUs shown represent the grant date fair value of stock awards granted, computed in accordance with FASB ASC Topic 718, based on the $57.76 closing value on November 16, 2016, the date of the grant, rounded down to the nearest whole share.

(d)	The following table sets forth the number of options (both exercisable and unexercisable) and RSUs held by each of our non-employee directors and Dr. Farrell as of the end of fiscal year 2017:

Director	Options outstanding at fiscal year end	Restricted stock units outstanding at fiscal year end
Carol Burt	—	4,429
Peter Farrell	218,392	4,429
Gary Pace	95,542	4,429
Chris Roberts	81,628	—
Rich Sulpizio	52,793	4,429
Ron Taylor	—	4,429
Jack Wareham	114,045	—

(e)	Other compensation represents Peter Farrell’s total compensation for fiscal year 2017 for service as a non-officer employee, as shown in the following table:

Salary	Company contribution to 401(k) plan	Supplemental life and disability insurance premiums	Personal use of company aircraft(i)	Sales incentive award(ii)	Sales incentive award tax gross-up(ii)	Total
$300,000	$10,600	$23,093	$232,137	$22,582	$8,501	$596,913

i.

The calculation of the aggregate incremental cost for personal use of company aircraft includes the variable costs incurred as a result of personal flight activity, which includes the occupied hourly rate, fuel, trip related maintenance, universal weather monitoring, on-board catering, landing and ramp fees, excise taxes, and all other miscellaneous costs. No incremental cost for personal use of the aircraft is attributed when the aircraft was previously scheduled to the destination for a business purpose. Since the aircraft are primarily used for business purposes, the aggregate incremental cost excludes fixed costs, such as the monthly management fee and amortization, because such costs would have been incurred regardless of the personal use.

ii.

This sales incentive award program is primarily targeted for sales personnel and other key management who regularly interact with our customers and to recognize their contributions to us. The committee believes that participation by Dr. Farrell in this program enhances the overall sales incentive program, by providing the sales team with an opportunity to interact with our founder. We provide these benefits on the same general basis as we provide to non-executives who qualify to participate in the program, including a tax gross-up. The tax gross-up is provided to all participants, and is provided so that they are not discouraged from participating by tax expenses that would otherwise be a personal expense attributable to this program. Our policy reflects the committee’s belief that Dr. Farrell’s attendance at this program is a part of his general business duties and that this is not a perquisite.

EXECUTIVE OFFICERS

As of the record date, September 19, 2017, our executive officers were:

Executive officer	Age	Position
Michael Farrell	45	Chief executive officer
Rob Douglas	57	President and chief operating officer
Jim Hollingshead	54	President – sleep business
Richie McHale	53	President – respiratory care
David Pendarvis	58	Chief administrative officer, global general counsel and secretary
Brett Sandercock	50	Chief financial officer
Raj Sodhi	44	President – software as a service business (SaaS) and chief technology officer

Executive officer bios

For a description of the business background of Michael Farrell, see “Proposal 1: Election of directors.”

ROB DOUGLAS

President and chief operating officer

Rob Douglas has been ResMed’s president since March 2013, and our chief operating officer since September 2011. Together with our chief executive officer, he holds full operational responsibility for ResMed and its subsidiaries. Mr. Douglas has had an extensive career within ResMed. His former roles include president – Asia Pacific and chief, global supply operations from May 2011, responsible for global manufacturing and commercial distribution and sales operations in the Asia Pacific region; chief operating officer – Asia Pacific since 2008; chief operating officer – Sydney from 2005, responsible for our manufacturing and research and development; vice president of operations from 2003 responsible for our manufacturing and vice president of respiratory and cardiac business from 2002. Mr. Douglas first joined ResMed in 2001 in the role of vice president of corporate marketing.

Mr. Douglas has a Master of Business Administration from Macquarie University, a bachelor’s degree in electrical engineering with first-class honors and a B.Sc. (Computer Sciences) from the University of New South Wales, Sydney. Mr. Douglas currently serves as vice chairman on the board of directors and executive committee of the San Diego Regional Economic Development Corporation and is also serving as Vice Chairman of Evonexus.

JIM HOLLINGSHEAD

President – sleep business

Jim Hollingshead was appointed president – sleep business in July 2017. Mr. Hollingshead joined ResMed in March 2010 as vice president of strategy and business development. In August 2011, his role was expanded to include the leadership of ResMed ventures and initiatives, the unit responsible for growing early stage businesses. In March 2013, he was appointed president – Americas. Before joining us, Mr. Hollingshead spent 18 years in strategy consulting, where he worked with senior executives across a wide range of industries. From September 2008 to February 2010, he was a senior partner in the strategy and life sciences practices at Deloitte Consulting, based in San Francisco. Before that Mr. Hollingshead was managing partner, west coast for Monitor Group, a global strategy consulting firm. While at Monitor Group, Mr. Hollingshead worked in various offices around the world, and successfully launched and ran three different practices, including a pan-European marketing strategy practice based in London.

Mr. Hollingshead holds an A.B. in history and international relations with highest distinction from Stanford University, and an M.A. and Ph.D in political science from the University of California at Berkeley, where he was awarded a graduate student fellowship by the National Science Foundation.

RICHIE MCHALE

President – respiratory care business

Richie McHale was appointed president of ResMed’s respiratory care business in July 2017. He previously served as the company’s chief human resources officer, beginning in November 2013, and joined ResMed in 2011 as director of its United Kingdom business team.

Mr. McHale has 25 years’ experience in the life sciences sector, working primarily in commercial roles within pharmaceutical, biotechnology and medical technology companies. Prior to joining ResMed, he was managing director of UCB Pharma’s United Kingdom and Ireland business units. He also served as chair of the European Medicines Group and a member of the Board of Management for the Association of British Pharmaceutical Industry (ABPI).

Mr. McHale holds a master’s degree in coaching psychology from the Metanoia Institute in London.

DAVID PENDARVIS

Chief administrative officer, global general counsel and secretary

David Pendarvis has been chief administrative officer and global general counsel since May 2011. He served as interim president for ResMed EMEA and Japan from March to August 2017, in addition to his chief administrative officer and global general counsel roles. Mr. Pendarvis joined ResMed as global general counsel in September 2002, and has been corporate secretary since February 2003. From February 2005 to May 2011, he served as senior vice president of Organizational Development.

Before joining ResMed, Mr. Pendarvis was a partner in the law firm of Gray Cary Ware & Freidenrich LLP, from September 2000 until September 2002, where he specialized in intellectual property and general business litigation. From 1986 to 2000, he was a partner with Gibson, Dunn & Crutcher LLP. From 1984 to 1986 he was a law clerk to the Hon. J. Lawrence Irving, U.S. District Judge, Southern District of California.

From 2009 to 2016, he was a director of Sequenom, Inc., a NASDAQ-listed company providing innovative technologies, products, and diagnostic tests for molecular diagnostic markets. At Sequenom, he chaired the compensation committee and served on the audit committee.

Mr. Pendarvis holds a Bachelor of Arts from Rice University; a Juris Doctor (J.D.), cum laude, from the University of Texas School of Law; and a Master of Science in Executive Leadership from the University of San Diego.

BRETT SANDERCOCK

Chief financial officer

Brett Sandercock has been chief financial officer since January 1, 2006. From November 2004 until December 2005, Mr. Sandercock was vice president, treasury and finance at ResMed. Before that, from 1998 to November 2004, Mr. Sandercock was group accountant and then controller at ResMed. From March 1996 to August 1998 he was manager, financial accounting and group reporting at Norton Abrasives, a division of the French multi-national, Saint Gobain.

Mr. Sandercock also held finance and accounting roles from November 1994 to March 1996 at Health Care of Australia, a large private hospital operator in Australia. From 1989 to 1994, Mr. Sandercock worked at PricewaterhouseCoopers in Sydney, specializing in audits of clients predominantly focused on distribution and manufacturing, financial services and technology.

Mr. Sandercock holds a B.Ec. from Macquarie University and is a certified chartered accountant.

RAJ SODHI

President – software as a service (SaaS) business and chief technology officer

Raj Sodhi was appointed president of ResMed’s software as a service (SaaS) business in July 2017, adding to his current role as president of Healthcare Informatics, which he was appointed to in 2014. He was previously vice president of the global healthcare informatics team. He joined ResMed in 2012 through the acquisition of Umbian Inc. of which he was co-founder and president.

Before ResMed and Umbian, Mr. Sodhi worked in the financial services industry, designing, developing and managing SaaS solutions. He was senior vice president of business development and chief technology officer for Skipjack Financial Services from 2005 to 2009, and co-founder and chief technology officer of TransActive Ecommerce Solutions from 2000 to 2005.

Mr. Sodhi holds a Master of Business Administration and a Bachelor of Science in mathematics and statistics from Dalhousie University in Halifax, Nova Scotia.

COMPENSATION DISCUSSION AND ANALYSIS (CD&A)

Introduction

This compensation discussion and analysis section discusses the compensation policies and programs for our named executive officers. Our named executive officers for fiscal year 2017 were: Michael Farrell, our chief executive officer; Brett Sandercock, our chief financial officer; and our three next most highly paid executive officers: Rob Douglas, our president and chief operating officer; Jim Hollingshead, our president – seep business; and David Pendarvis, our chief administrative officer, global general counsel, and secretary.

This section also discusses our board compensation committee’s role in designing and administering our compensation programs and policies and in making compensation decisions for our executive officers.

Overview of fiscal year 2017 – executive summary

Financial and operating success. During the 2017 fiscal year, we continued our trend of successful financial performance. We increased net revenue by double-digits, both on a GAAP basis and after adjusting for currency fluctuation. Although operating income, diluted earnings per share, and net income declined year-over-year on a GAAP basis, on an adjusted, or non-GAAP basis, each grew in mid to high single-digits, as illustrated in the table below, with GAAP and corresponding non-GAAP measures. We believe these non-GAAP measures provide better insight in evaluating our performance.

Financial measure	Percentage change	Fiscal year 2017 performance	Fiscal year 2016 performance
Net revenue	12%	$2.1 billion	$1.84 billion
	(13% on a constant currency basis)
Operating income	-1%	$425.8 million	$429 million
	(9% non-GAAP)	($508.4 million non-GAAP)	($465 million non-GAAP)
Net income	-3%	$342.3 million	$352.4 million
	(6% non-GAAP)	($401.3 million non-GAAP)	($379 million non-GAAP)
Diluted earnings per share	-4%	$2.40	$2.49
	(5% non-GAAP)	($2.82 non-GAAP)	($2.68 non-GAAP)

For a reconciliation between GAAP and non-GAAP measures, see Appendix A to this proxy statement.

In fiscal 2017, we made good progress with the three following foundations that allow us to drive our ResMed 2020 strategy:

(1) global leadership in digital health and connected care;

(2) expansion in high growth markets; and

(3) strong focus on operating excellence: for talent development and to leverage our scale.

Total stockholder returns. Our total stockholder return (TSR) on the NYSE were considerably above the S&P 500 index, which experienced average annualized TSR of 18%, 10%, and 15% over the one-, three-, and five-year periods ended June 30, 2017. Our one-year TSR was 26%; our three-year annualized TSR was 18%, and our five-year annualized TSR was 22%.

Against our peer group, our annualized NYSE TSR was above the median over five years, and although it was below the median over one and three years, in each case it provided very positive shareholder returns.

The table below shows these comparisons with more precision.

Period	ResMed’s annualized total stockholder return (NYSE)	S&P 500 average annualized total stockholder return	NYSE peer group median annualized total stockholder return
One year ended June 30, 2017	26%	18%	31%
Three years ended June 30, 2017	18%	10%	21%
Five years ended June 30, 2017	22%	15%	21%

Because our primary listing is on the NYSE, our TSR based on performance of our CHESS Units of Foreign Securities trading on the ASX is impacted by currency fluctuations between the US and Australian dollars. Nevertheless, our one-, three-, and five-year annualized total stockholder returns on the ASX were strong at, respectively, 23%, 25%, and 29%. These were significantly above the ASX 100 index, which experienced average annualized total stockholder returns of 10%, 2%, and 7%, over the one-, three-, and five-year time periods. It was also above the median of our Australian compensation peers for a one-, three-, and five-year period.

Period	ResMed’s annualized total stockholder return (ASX)	ASX 100 average annualized total stockholder return	ASX peer group median annualized total stockholder return
One year ended June 30, 2017	23%	10%	20%
Three years ended June 30, 2017	25%	2%	9%
Five years ended June 30, 2017	29%	7%	14%

Capital management and return to our stockholders. During fiscal year 2017, we increased the dividend paid to stockholders. In July 2016, we increased our quarterly dividend by 10%, from $0.30 to $0.33 per share; and in July 2017, we announced a further 6% increase, to $0.35 per share. During fiscal year 2017, we paid $186 million in dividends, representing a dividend payout ratio of 54% of net income. Given our significant capital deployment for acquisitions during fiscal year 2016, we believed it was prudent to temporarily suspend our share repurchase program. We have not yet resumed the repurchase program, but we are authorized to do so, and we intend to re-commence the repurchase program in the second quarter of fiscal year 2018 if we determine conditions warrant.

Compensation at risk and tied to our performance. During fiscal 2017, approximately 89% of our chief executive officers’ compensation and 81% of our other named executive officers’ compensation was at risk in the form of annual cash incentives and equity awards, which are paid or earned based on our financial and stock price performance. The compensation decisions for fiscal year 2017 maintained the at-risk weighting for our named executive officers largely consistent with 2016, with most of the increases in compensation in the form of at-risk equity compensation. Based on this structure, our pay delivery matched performance in 2017.

•

Annual cash incentive awards were earned at less than target, based on performance in two key financial measures. During fiscal year 2017, we slightly missed our two targeted performance goals under our annual cash short-term incentive program, resulting in an earned payout of approximately 90% of incentive opportunity based on the pre-established global formula. The shortfall from target was not adjusted in any way using discretion, and payout below the target was viewed as a pay-for-performance outcome, despite relatively strong TSR during the same period. The primary performance measures for 2017, at the global level, continued to be adjusted net sales, which was achieved at approximately 97% of target, and adjusted net profit (after tax) as a percentage of revenue, which was achieved at approximately 96% of target, weighted equally. For executive officers with specific unit responsibilities, such as Mr. Hollingshead, 70% of their payout was determined based on these goals at the regional or business unit level, with the remaining 30% at the global level. Mr. Hollingshead earned approximately 87% of target opportunity. We believe these measures reflect operating activities that are within officers’ purview and most important to long-term stockholder value creation, as they focus on top line and bottom line performance.

•

We set challenging goals for our executives for fiscal year 2017. Our fiscal year 2017 adjusted net sales goal required 16% constant currency growth over fiscal year 2017. This target was higher than our 13% constant currency growth in fiscal 2016. When the fiscal year 2017 adjusted net sales goal was set, it was substantially above our peers’ median trailing twelve month revenue growth rate of 3% through June 30, 2016. Our actual fiscal year 2017 adjusted net sales growth was 13%, which was above the median of our peer group.

Similarly, our fiscal 2017 goal for adjusted net profit after tax as a percentage of revenue was set at 21.97%. This was above the median of our peers’ trailing twelve month’s net profit performance through June 30, 2016, according to our compensation consultant. The 2017 adjusted net profit target was set at a level that, when combined with our 2016 sales target, was projected to deliver increased net profit after tax in fiscal year 2017, compared with fiscal year 2016. Our actual adjusted net profit performance of 21.19% was slightly below our internal goal, but nevertheless, net profit after tax, in dollars (adjusted for short-term incentive plan calculations), increased by 7%, from $409 million in fiscal year 2016, million to $438 million in fiscal year 2017. Net operating profit margin was above the median of our peer group’s trailing twelve-month net profit performance through June 30, 2017, reflecting our high margins and challenging goals.

Our equity program is tied to performance and provides a direct link with the interests of our stockholders.

•

Our fiscal 2017 equity program design is balanced, with 50% of grant value in long term performance units, providing a direct link with the interests of our stockholders. Since fiscal year 2013, 50% of our named executive annual equity award values are in the form of performance-based stock units, or PSUs, that are earned over a four-year performance period beginning on our annual meeting date, with the number of shares to be earned depending on our total stockholder return, or TSR, over the applicable performance period. The PSU grants made in fiscal 2016 and 2017 require a minimum threshold of 22% cumulative annual TSR performance, before threshold shares are earned, and they require 46% cumulative TSR performance before target shares are earned, each as measured over a four year performance period, with opportunity to earn the awards after three years if cumulative TSR performance is at least 16% at the end of three years.

In addition to the PSUs described above, the other 50% of the grant date value of our annual equity awards are granted in the form of either (1) stock options, or (2) restricted stock unit awards. Before the grant date, the officer can choose to receive the remaining 50% of grant value as 100% options, 100% performance-based RSUs, or 50% of each.

Both the options and RSU awards time vest subject to continued service over a three-year period, but the RSU awards, consistent with prior years, are subject to the performance condition that we achieve 50% of our budgeted adjusted net profit in our third and fourth quarters, either individually or combined. Because we exceeded the minimum targeted adjusted net profit for the second half of fiscal year 2017, all RSUs that were granted during the fiscal year were earned, but continue to be subject to a three-year service-based vesting requirement from the grant date. We believe our RSU awards and stock option awards are also performance-based, because the ultimate value an executive will derive depends mostly on our stock performance, which in turn is driven by our financial performance.

The fiscal year 2017 program is illustrated below:

•

Balancing Australian and US compensation practices. The committee adopted this long-term equity design to attempt to balance the competing considerations of pay-for-performance orientation, stockholder alignment, retention, and administrative complexity. In particular, granting 50% of the award in PSUs is intended to balance the current practices among our US-based compensation peers and our Australian peers. According to FW Cook’s August 2016 report, which the committee reviewed before the fiscal 2017 compensation decisions were made, our US peers, as a group, granted, on average, 31% of their long-term incentive value in the form of performance awards, 27% in restricted stock or RSUs, and 46% in stock options. FW Cook’s August 2017 report showed a similar split, with our US peers granting, on average, 34% of their long-term incentive value in the form of performance awards, 30% in RSUs, and 42% in stock options. Our 50% mix of performance awards exceeds this peer data. In contrast, our Australian peers granted almost 99% of their long-term incentive value in the form of performance-based equity. At the same time, our Australian peers typically provide considerably higher base salaries, and lower long-term incentive opportunities than the US peers.

Most of our executive officers reside and work in the US, our primary listing is on the NYSE, and most of our competitors are US-based, so we consider this design a balanced approach, appropriate for our labor and investor markets. Our RSUs and PSUs do not earn any dividends or dividend equivalents, and so are valued less than at our peers who do provide dividend equivalents.

•

Despite meaningful actual TSR performance over the three-year performance period, PSUs based on a performance period ending in fiscal year 2017 resulted in zero realized compensation. PSU grants made in fiscal year 2014 were based on our relative TSR performance as compared to the US Dow Jones Medical Device Index, a broad-based index of medical device companies. These PSUs required TSR at the median of the index before any portion of the performance-based equity awards are earned; target performance requires TSR at the 60th percentile. These PSUs ended their three-year performance periods during fiscal 2017. Despite ResMed’s TSR of 28% over the three-year performance period ending November 2016, the November 2013 PSUs did not meet threshold performance, and no shares were earned or paid out. Our executive officers realized substantially less than target value from the equity grants made to them in fiscal year 2014, due to falling short of the PSU earnout threshold, and despite a materially positive return for ResMed shareholders during the performance period. This outcome speaks to the high goal-setting, with a target at the 60th percentile and threshold at the median, and the failure to earn anything despite 28% TSR during the performance period is viewed as a pay for performance outcome that did not affect 2017 compensation decisions.

•

PSUs scheduled to end in fiscal 2018 are tracking below threshold, based on interim relative TSR performance. PSU grants made during fiscal year 2015 remain outstanding until November 2017, and can be earned based on the same measures of our relative TSR performance against the US Dow Jones Medical Device Index discussed above. Based on TSR performance through June 30, 2017, interim TSR for these outstanding PSU grants showed interim TSR of 50%, slightly below the threshold (median) performance of 54%, and would not have earned a payout. This result reflects the plan design, and our relative stock price performance during the truncated interim performance periods. These preliminary results could change over the course of the full PSU performance periods.

•

PSUs granted during fiscal years 2016 and 2017 PSUs can be earned based on absolute TSR growth, with meaningful TSR growth targets set for a four-year performance period. In fiscal year 2017, the committee continued the PSU design begun in fiscal 2016: PSUs are earned for absolute shareholder return with a target of 10% compounded annual growth. This design is based on the committee’s belief that its executives are responsible for creating value for our stockholders and that the performance of other companies is an external variable that is outside their control and outside their scope of responsibility. The committee desired to continue to provide strong incentives to management to achieve stock price appreciation and to closely align management’s interests with actual stockholder experience, while rewarding meaningful performance consistent with company goals.

Thus, for grants made in fiscal 2016 and 2017, our long-term PSUs are based on cumulative absolute TSR performance over a four-year performance period, with threshold, target and maximum performance based on achieving four-year cumulative TSR of 22%, 46%, and 75%, respectively. Payouts may range from 50% to 225% of target shares granted, with no shares earned for below-threshold performance.

In addition, given daily stock price volatility and the difficulties of TSR programs being subject to point-to-point comparison, the fiscal 2016 and 2017 PSUs provide for an opportunity to earn some shares earlier. If we achieve the target level for cumulative three-year absolute TSR performance of 33%% at the end of the third year of the performance period, that performance accelerates the award with a revised earn out schedule that is still based on the same annualized TSR growth for threshold, target and maximum growth requirements, all as set forth below.

Growth requirements	Cumulative 4-year TSR	Accelerated cumulative 3-year TSR	Payout percentage of target shares granted
Below threshold	Less than 22%	Less than 16%	0
Threshold	22%	16%	50%
Target	46%	33%	100%
Maximum	75%	52%	225%

The committee also seeks to minimize the effects of the volatility of the market and the difficulties with point-to-point comparisons, since shareholders may buy and sell on a different schedule than only the three- and four- year anniversaries of grant. Thus, an additional feature of the fiscal 2016 and 2017 PSUs is that 25% of the target PSUs may be earned and banked if, at the end of any fiscal quarter, during the first three years, cumulative TSR since grant is equal or greater than 33%. Banked awards are paid at the end of the third year, count against actual awards earned based on performance at the end of the performance period, and once the banking condition is met, no additional banking may occur.

The committee believes this current PSU design more closely aligns with actual stockholder experience, is less subject to point-to-point stock price volatility, and provides a stronger retention mechanism.

•

PSUs scheduled to end after fiscal year 2018 were below target, based on interim relative TSR performance. As of June 30, 2017, the November 2015 PSU grant had absolute TSR of 31%, which would result in 69% of target PSUs earned at the end of the period. The November 2016 PSU grant had absolute TSR of 30% as of June 30, 2017, which would result in 66% of target PSUs being earned. These results reflect the plan design, and our total shareholder return during the truncated interim performance periods. These preliminary results could change over the course of the full PSU performance periods. The performance tracking described above is provided for information only and has no bearing on actual final earnout.

Market-competitive compensation. Our objective is to provide a target total compensation program that is competitive with similarly-sized US-based public companies in the medical device and medical technology industries with which we compete for executive talent. One of the three foundations of our ResMed 2020 strategy is to ensure best-in-class talent, which we believe requires providing total direct compensation for executives that is at least near the median. The committee reviews benchmark data, but does not target a specific benchmark level.

At the beginning of fiscal 2017, FW Cook’s report to the committee showed that fiscal year 2016 total direct compensation for our chief executive officer was positioned at approximately the 50th percentile for US peers and 85th percentile for the secondary Australian peers. This data illustrated that our chief executive officer had a base salary at the 30th percentile, total target cash compensation at the 45th percentile and equity values at the 55th percentile of the U.S peer group, consistent with the philosophy to provide a greater portion of compensation in the form of at-risk and equity compensation. For fiscal year 2017, the committee increased the chief executive officer’s base salary by 6%, to recognize his growth and performance. In light of the anticipated compensation practices of peer companies, and consistent with its philosophy of providing a greater percentage of compensation at risk and tied to our performance, the committee increased the chief executive officer’s long-term incentive opportunity by 9%. Based on FW Cook’s August 2017 report, these adjustments resulted in fiscal year 2017 total target compensation (measured by base salary, short-term incentive at target, and long-term incentive at grant date value) and actual compensation (measured by base salary, short-term incentive earned, and long-term incentive at grant date value) slightly below the median of our peer group.

Last year’s positive say-on-pay vote and continued implementation of emerging best practices. At our 2016 annual meeting, our stockholders voted to approve, on an advisory basis, the compensation paid to our executive officers disclosed in last year’s proxy statement; 83% of the shares voted on this proposal voted in favor.

The 83% support was a decrease from the 87% approval in 2015, and the 94% approval in 2013 and 2012. Despite this decline, the compensation committee believes this vote is a signal of support for our programs, which are set based on a US compensation philosophy. We believe that our dual US and Australia shareholder base affects the rate of say-on-pay support in a manner that does not apply to many of our US competitors where the shareholders are US based and expect a pay program driven by US labor market norms. Our 2016 NYSE shareholder support was 89%, but ASX support was 55%. The committee believes these variations in approval rates primarily reflect the fact that ResMed’s compensation practices are more aligned with US compensation practices than those at ASX companies, combined with an expectation by some Australian shareholders that the US-based executive team should have compensation that reflects a different labor market.

As discussed above in the sub-section titled “Balancing Australian and US compensation practices,” the US-based pay philosophy results in executive compensation that is different than the Australian model, with considerably lower base salary, higher short-term cash incentives, and higher target equity value. Further, US norms have a lower percentage of equity value subject to performance conditions than exhibited by Australian companies, which we balance by granting a higher percentage of equity in a performance-based manner than the average company in our US peers. We believe our compensation arrangements balance the competing philosophies and are in the best long-term interests of our stockholders, because most of our executive officers are in the US, and we compete for talent mostly with companies that pay using US compensation structures. We continued informal dialogue with our ASX stockholders during fiscal year 2017; but in light of the approval in the say-on-pay vote, broadly maintained consistency in our executive compensation program.

Best practices. Our compensation committee, assisted by its independent compensation consultants, continuously monitors emerging best executive compensation practices, particularly among our peer companies. As part of this review, and also based on communications with our stockholders, in August 2017, we made three changes to our executive compensation program:

•

Clawback policy adopted. The committee adopted a compensation recovery policy, which provides that we may recover annual or long-term incentive compensation from our executive officers if ResMed is required to prepare an accounting restatement due to its material noncompliance with any financial reporting requirement under United States securities laws. The policy allows recoupment from an officer regardless of the particular officer’ role in the transactions or reporting that caused the noncompliance. The policy is effective July 1, 2017, and applies to any amounts of incentive compensation that would have been awarded, vested, or paid to the officer had the financial results been properly reported.

•

Required double-trigger equity acceleration in our change of control agreements. We have amended the change of control agreements with our executive officers, so that in the event of a change of control, the agreements will only accelerate vesting of equity on a double-trigger basis, that is, if their employment is terminated under specified circumstances within six months before or one year after a change of control. In addition, equity grants to our executive officers made after July 1, 2017 will include a similar double-trigger acceleration for a change of control.

•

Increased equity award ownership guidelines. We have increased the stock ownership guidelines for our chief executive officer, from 300% of salary, to 500%. As of 2017 fiscal year-end, our chief executive officer exceeded this guideline.

Ownership guidelines for the other named executives remain at 150% of salary. We give our executive officers five years to meet these guidelines. If they do not meet them at that time, then they must retain shares equal to one-half of the after-tax value of shares acquired on vesting or exercise of options and RSUs until the guidelines are met. As of 2017 fiscal year-end, each of our executive officers exceeded their guideline.

In addition to these newly-adopted policies, we have continued to use compensation practices that we understand to be consistent with best practices, and do not have practices generally viewed as problematic.

•

No excise tax gross-ups in change of control agreements. Our change of control agreements do not provide excise tax gross-ups. They include a “best pay” limitation, which reduces the severance payments and benefits payable to the extent necessary so that no portion of any payments or benefits payable upon a change of control would be subject to excise tax if the reduction would result in the net amount payable to the employee being greater than the net amount received without the reduction.

•

Limited severance. All of our named executive officers are employed at-will, and have no contractual right to cash severance on termination, except for qualifying terminations in the event of a change of control. The cash severance on change of control is limited to a double trigger (requiring both a change of control and a termination) and the highest multiplier is for our chief executive officer, at 200% of salary and short-term incentive.

•

Limited retirement plans. We do not provide supplemental pension plans for our named executive officers. Our executives in the US and Australia participate in our 401(k) plan and superannuation plan on the same statutory basis as all other employees. During fiscal year 2017, we adopted a policy that provides pro-rata equity vesting for officers who retire at or after age 60, with at least 5 years’ service.

•	Limited perquisites. We do not provide substantial value in other perquisites to our executives.

•	Pledging and hedging prohibited. We have a policy prohibiting our officers and directors from hedging or pledging their ResMed stock, in accordance with emerging best practices among our US peers.

•	Unvested equity awards do not include dividends. No dividends accrue or are paid on our outstanding equity awards.

Philosophy and objectives of our executive compensation program

We want to attract, motivate and retain high-quality employees who reflect our values and will enable us to achieve our short-term and long-term strategic goals. We operate in a high-growth environment where substantial competition exists for skilled employees. Our ability to attract, motivate and retain high-caliber individuals depends in large part on the compensation packages we offer. We believe that our executive compensation programs should reflect our financial and operating performance. In addition, individual contribution to our success should be supported and rewarded. In designing and implementing our executive compensation program, the committee is guided by the following principles:

Pay-for-performance aligned with stockholder interests and largely at-risk compensation are the cornerstones of our compensation program. A significant portion of our executives’ compensation is at-risk and tied to the achievement of pre-established short-term corporate financial objectives through our annual cash incentive programs that are earned solely based on achieving our corporate and regional goals of adjusted net sales and adjusted net profit (after tax) as percentage of revenue, weighted equally. These two measures represent fundamental financial metrics: top-line sales, and the portion of those top-line sales that fall to the bottom-line. These fundamental metrics are critical drivers of our stockholder returns. We live with the resulting financial results and corporate officer payouts were below-target in fiscal year 2017.

Equity is a key component of our executive compensation. We believe our equity-based incentive award program enhances long-term stockholder value and encourages long-term performance because equity-based incentive awards align our executives’ financial rewards with those of our stockholders through appreciation of our stock price. We grant 50% of the value of our executive officers’ equity grants in the form of TSR-contingent PSUs, with the number of shares earned determined only after a four-year performance period, with the ability to accelerate after three years, based on our total stockholder return (also, up to 25% of 2016 target PSUs may be earned during the first three years under certain conditions that require excellent TSR performance). Historically, many of our performance-contingent PSUs have been forfeited for falling short of target or threshold, which is a pay-for-performance outcome that aligns executive compensation with shareholders. We grant the other 50% of the value of our executive officers’ equity grants in the form of RSUs or stock options, which may be chosen individually by executives.

The vesting of RSUs to our executive officers is subject to a specific performance condition related to our adjusted net profit, in addition to our three-year vesting requirement. This condition is intended for units to qualify as performance-based compensation under US tax laws and preserve the deductibility of the compensation paid, while providing a tie to our measurable performance. We believe that stock options are inherently performance-based, because they only deliver value if our stock price increases above the closing price on the date the option is granted. In addition, the value our executive officers ultimately receive from either stock options or RSUs depends on our stock performance over the three-year vesting periods of the grants. The vesting periods and the long term performance periods under our PSUs also encourage retention of top executive talent.

The following pie charts illustrate the allocation of all compensation earned for fiscal year 2017 (as shown in the Summary Compensation Table at page 75 below), for our chief executive officer and the average the other named executive officers. We maintain this at-risk philosophy despite market data showing that base salary is emphasized in Australia and Europe, where certain of our executive officers reside.

Other NEOs FY17 Compensation Summary	CEO FY17 Compensation Summary

Provide market-competitive cash compensation. Our objective is to provide a target total compensation program that is competitive with similarly-sized US-based public companies in the medical device and medical technology industries with which we compete for executive talent.

During fiscal year 2017, the committee used a guideline for our chief executive officer’s total target cash compensation (assuming a cash short-term incentive earned for achieving the goals at plan) at approximately the 50th percentile of our U.S. peer group; and that total target cash compensation should reflect a relatively lower emphasis on salary and a higher percentage of pay at risk in the form of an annual cash incentive. This was consistent with the belief that total direct compensation should at least be at median. The guideline is broader to recognize individual situations, and also allows us to reflect the fact that we set challenging targets for our short-term incentive programs.

Align stockholder interest with long-term equity. Equity is a key component of our executive compensation. We believe our equity-based incentive award program enhances long-term stockholder value and encourages long-term performance, because equity-based incentive awards align our executives’ financial rewards with those of our stockholders, through appreciation of our stock price.

During fiscal year 2017, we continued the PSU equity program introduced in fiscal year 2013, and PSUs represented 50% of the equity value in our annual grants. In fiscal year 2017, we also continued our practice of providing executives the choice to select whether the balance of their equity awards would be entirely in the form of stock options, entirely in RSUs or evenly split (in value) between the two.

Performance criteria for PSUs granted during fiscal year 2017 are based on absolute total shareholder return over a four-year measurement period, with an opportunity to accelerate payouts after year three, if TSR performance is high enough. The committee believes this design aligns with actual stockholder experience, is less subject to point-to-point volatility, rewards performance for which executives are accountable, and provides a stronger retention mechanism. No changes were made to already-granted PSU awards from previous years.

Make informed decisions. The committee annually retains an independent compensation consultant to advise the committee on executive compensation matters for executive officers and to perform a comprehensive market analysis of our executive compensation program, pay levels, and relative operating performance. See the section titled “Peer group comparisons” below.

Compensation process

Compensation committee role. The compensation committee establishes our general compensation policies, and reviews and approves salaries, short-term incentives, equity-based compensation, and all other elements of the compensation offered to our executive officers (including our named executive officers), and all other executives that report to the office of the chief executive officer. The board has determined that all members of the compensation committee are independent directors under NYSE standards.

On an annual basis, the committee considers each of the three primary elements of compensation (salary, cash incentives and equity) based on market analysis, individual performance, the value of the individual to ResMed, and other factors it deems relevant. The committee also considers regional variation. For example, base salaries for certain positions in countries outside the US, when translated to US dollars, may compare to market differently when compared to US market peers, than when compared to peers in their home country. There are similar regional variations in market practices for short-term and long-term incentives. The committee attempts to balance the goal of paying consistent with the local market, with the goal of maintaining internal consistency using a US pay philosophy for executives in different regions, which creates alignment throughout the executive team.

From time to time, the committee also considers supplemental compensation policies and practices such as change-in-control, severance, retirement, and the risks related to our compensation programs.

Timing of decisions. In fiscal 2017, we re-set our executive officers’ compensation on December 1, to align with our annual equity grant, which generally occurs on the date of our stockholder meeting in November. This timing is consistent with our practice for all employees. This timing allows us to consider the previous year’s performance, and the new fiscal year’s performance goals, in compensation decisions. The timing of decisions has been broadly consistent in our programs for many years. The timing of compensation decisions does not allow us to consider feedback following a lower-than-expected say-on-pay vote, since we would only just have the new say-on-pay information and no time to consider feedback or reactions.

The committee generally makes decisions on the principal components of executive officer compensation – base salary, short-term incentive potential, equity awards, and perquisites – during the first quarter. Specific short-term incentive performance targets for executive officers are generally determined before or during the first month of the fiscal year for that year. Determining actual performance versus targets and calculating short-term incentive payouts generally occur in the first two months following the end of our fiscal year. Short-term incentive payments to our executive officers are made after the fiscal year-end audit is complete. If other executive compensation issues arise during the course of the year, the committee takes those issues up on a case-by-case basis. The impact on compensation of a change of role is generally decided contemporaneous with the role change.

Independent compensation consultants. In making its decisions, the committee reviews data obtained from peer group companies and considers the recommendations of management and the analysis and advice of its independent compensation consultants regarding each element of compensation. The committee has independent authority to retain advisors. The committee has retained FW Cook, Inc., an independent compensation consultant, to advise the committee with respect to executive compensation matters for executive officers. FW Cook performs no work for us other than its work providing executive compensation consulting services to the committee.

During fiscal year 2017, the committee reviewed market practices and benchmark data from FW Cook, and considered ResMed’s and our executives’ relative performance and the recommendations of the consultants. FW Cook also advised the committee regarding the Australian company benchmarks for the positions of our chief executive officer, as well as executive officers who reside there. FW Cook further advised the committee regarding long-term incentive design practices and alternatives as well as peer group equity practices. In addition, management retained Aon plc to provide performance results of our PSUs. The committee also considered the experience and knowledge of committee members regarding compensation practices for comparable positions at other companies. Although the committee considers various sources of information and recommendations, ultimately, of course, the committee relies on its own independent judgment.

Management’s role. Our chief executive officer, president and chief operating officer, chief human resources officer, chief administrative officer and global general counsel, chief financial officer, and members of their teams, provide input and recommendations to the committee regarding pay to the executive officers and other members of management for their review and approval. While the committee gives consideration to these recommendations, it exercises independent judgment. Management provides to the compensation consultants and to the committee historical and prospective breakdowns of total compensation components for each executive officer and financial data in support of the various compensation components. Management also provides recommendations that include financial goals and criteria for our annual and long-term incentive plans. Management gathers the information it provides from consultants, the market, and internal resources, allowing designs and strategies to be tied directly to our business needs. While management members typically attend committee meetings, the committee chair excuses individual management members as appropriate for independent review and decision-making.

Peer group comparisons. In making its decisions on executive compensation, the committee generally uses industry compensation surveys prepared by outside consultants, which review each position against comparable positions within a peer group. The US peer companies are generally within one-quarter and four times the size of our revenue and market capitalization, with ResMed in the middle to avoid bias from too many large or small peer companies. We select peer companies that are medical device or medical technology companies with a market capitalization, profitability, revenue, and employee population roughly comparable to ours.

The committee periodically reviews the composition of the peer group and the criteria and data used in compiling the list, and considers modifications to the group. In May 2016, before making fiscal year 2017 decisions, the committee reviewed the peer group, and considered other companies for inclusion. The committee removed Carefusion and Sirona from the peer group, because they had been acquired, and added Nuvasive, because it represented a San Diego-based medical device company with which we compete for talent. The 17 companies comprising the US peer group were:

Alere Inc.	Illumina Inc.

Bio-Rad Laboratories, Inc.	Intuitive Surgical, Inc.

Charles River Laboratories International, Inc.	Mettler-Toledo International Inc.

C.R. Bard, Inc.	NuVasive, Inc.

The Cooper Companies Inc.	PerkinElmer Inc.

DENTSPLY International Inc.	STERIS Corporation

Edwards Lifesciences Corp.	Varian Medical Systems Inc.

Haemonetics Corp.	Waters Corporation

Hologic Inc.

The committee believes that this peer group reflected a reasonable cross-section of our labor market for talent and included companies that our investors might consider in determining the reasonableness of our pay and alignment of our pay with our performance. The committee periodically reviews the composition of the peer group and the criteria and data used in compiling the list, and considers modifications to the group. As of June 30, 2016, compared to our US peer group, ResMed was at the 53rd percentile for market capitalization, the 19th percentile for revenue, the 49th percentile in operating income, and the 18th percentile for employee population.

The committee also considers compensation survey data from FW Cook regarding similarly-sized Australia-based publicly listed companies for our Australia-based chief financial officer, and for other executive officers based in Australia, as well as for our chief executive officer. Our chief executive officer is based in the US, so the Australian data are viewed as supplemental and secondary to the US data, and reviewed to understand the differences between the potential expectations of our NYSE and ASX stockholders. The committee generally gives less weight to the Australian peer group, because ResMed compensates senior executives and directors on a US-style pay model, which is structurally and quantitatively different from the typical practices of companies in the ASX peer group.

In May 2016, the committee reviewed the existing Australian peer group, considered other Australian companies for inclusion, and decided to add Fisher & Paykel Healthcare Limited to the fiscal year 2017 Australian peer group because it is an ASX-listed direct competitor. The thirteen Australian peer group companies reviewed for 2017 compensation decisions were:

Adelaide Brighton Limited	Healthscope Limited

Ansell Limited	Incitec Pivot Limited

Boral Limited	James Hardie Industries PLC

Cochlear Limited	Primary Health Care Limited

Computershare Limited	Ramsay Healthcare

CSL Limited	Sonic Healthcare

Fisher & Paykel Healthcare Limited

As compared to our Australian peer group, ResMed was at the 88th percentile for market capitalization, and the 77th percentile for revenue.

Elements of compensation

Base salary. Base salaries provide our executives with a degree of financial certainty and stability. In order to attract and retain highly qualified executives, we pay within salary ranges that are generally based on similar positions in companies of comparable size and complexity. Using the peer group data, the committee assesses market base salaries at the median, 60th and 75th percentiles. Adjustments are made based on the committee’s assessment of position, performance, experience, and role. In fiscal 2017, the committee applied a guideline that our chief executive officer’s total cash compensation assuming target performance, should be roughly at the 50th percentile, but more heavily weighted to the at-risk element of a short-term cash incentive. At the time of this review, the chief executive officer’s target total cash was at the 45th percentile.

Annual salary adjustments for fiscal year 2017 were effective December 1. Based in part on the US peer data, the committee positioned our chief executive officer’s fiscal 2017 target total cash compensation slightly below the median of our US peers. The committee thought it appropriate to continue to structure our chief executive officer’s cash compensation with a greater portion, compared to market, of at-risk short term incentive compensation. Thus, our chief executive officer’s base salary was increased by 6%, resulting in base salary below the median, while his short-term incentive target was maintained at 130% of salary.

Our executive compensation philosophy is to pay at least near the median for high performing and experienced officers when targets are achieved. For fiscal 2017, the committee increased the salaries of each of our other named executive officers by amounts ranging from 2% to 14% in constant currency.

For Mr. Sandercock, the amounts shown in the table below represent the US dollar equivalent of his non-US dollar-denominated salaries, which is impacted by currency fluctuations. We believe that year-to-year currency fluctuations make the constant currency increases most meaningful for officers residing outside the US.

Named executive officer	2017 base salary			2016 base salary		Constant currency percentage increase from 2016 to 2017
Michael Farrell Chief executive officer		$912,000			$860,000	6%
Rob Douglas President and chief operating officer		$801,700	(a)		$702,975	14%
Jim Hollingshead President - sleep business		$501,005			$459,638	9%
David Pendarvis Chief administrative officer, global general counsel and secretary		$526,042			$513,713	2%
Brett Sandercock		$460,406	(b)		$445,024
Chief financial officer	AUD	597,930		AUD	570,544	5%

(a)	Mr. Douglas’ assignment to the U.S. was localized on January 1, 2017 and his compensation was adjusted to reflect local market benchmark for the position.
(b)	This amount was approved based on an exchange rate we used in setting our budget for fiscal year 2017. The exchange rate used was approximately AUD:USD 1 to 0.77.

Annual performance-based short-term incentives. The second direct compensation component is the opportunity to earn cash amounts under our annual short-term incentive program. The primary purpose of our annual short-term incentive program is to motivate our executives to meet or exceed our company-wide, regional, and business unit short-term operating performance objectives. The program is intended to share our success with eligible executives to the extent warranted by our performance, and to provide competitive compensation to eligible executives in a manner consistent with our philosophy of paying for performance. The short-term incentive program is intended to qualify as a performance-based award under our incentive plan as well as performance-based compensation for purposes of section 162(m) of the US Internal Revenue Code. Amounts earned are based on actual salary paid for the year and not the base salary in effect at the end of the year.

In setting appropriate short-term incentive target opportunities for fiscal year 2017, the committee reviewed the 50th, 60th, and 75th percentiles of peer comparables (both in terms of target amounts and amounts actually earned). The committee also considered the potential effect of short-term incentive targets on total cash compensation and reviewed total cash compensation at peer comparables at those same percentiles. For fiscal year 2017, the committee made no change to the target short-term incentive opportunity for our chief executive officer, keeping it at 130%, consistent with its philosophy to have more cash compensation at risk and tied to our performance. This incentive level, as a percentage of base salary, positioned our chief executive officer slightly below the median for total target cash compensation among US peers for fiscal year 2017 when applied to his below-median salary.

For fiscal year 2017, the committee also maintained target short-term incentive opportunities for our other named executive officers at the same levels, as a percentage of base salary, as in fiscal 2016.

The committee believes it best to tie each executive’s incentive pay to the areas over which the executive can assert the most influence and to vary the weighting to reflect the relative focus desired by the executive for each metric. The committee’s view for fiscal year 2017 was that adjusted net sales and adjusted net profit as a percentage of revenue were important performance metrics on a global and regional basis, because these goals focus on profitably increasing our revenue. We have consistently used these same short-term incentive metrics for several years, as they focus on the core goals of top-line growth and bottom-line improvement.

For fiscal year 2017, our executive officers with primarily global responsibilities had short-term incentives based on pre-established performance measures of our adjusted global net sales and adjusted net operating profit after tax as a percentage of sales (“profit measure”), weighted equally. This applied to Messrs. Farrell, Douglas, Pendarvis, and Sandercock for the entire fiscal year. Executives with primarily regional responsibilities, including Mr. Hollingshead, had 70% of their target short-term incentive based on regional performance measures (with 50% based on regional adjusted net sales, and 20% based on regional profit measure); while the remaining 30% was based on global performance measures (allocated equally between 15% global adjusted net sales, and 15% global profit measure), the same measures used for executives with primarily global responsibilities. The committee believes these weightings appropriately balance the need to focus on regional performance for executives with regional responsibilities, while aligning incentives to promote cooperation between regions. The performance measures and their weighting by named executive officer for fiscal year 2017 were as follows:

Named executive officer	Global adjusted net sales	Global adjusted net profit after tax as a percentage of revenue	Regional adjusted net sales	Regional adjusted operating profit as a percentage of revenue
Michael Farrell	50%	50%	—	—
Rob Douglas	50%	50%	—	—
Jim Hollingshead	15%	15%	50%	20%
David Pendarvis	50%	50%	—	—
Brett Sandercock	50%	50%	—	—

The payout structure for our short-term incentive program has remained the same for several years. It is based on achieving pre-established targeted milestones for each performance metric, and applies to each metric individually. It is described in the following table. Payouts are expressed as a percentage of short-term incentive opportunity for that performance metric. Performance between the achievement levels is paid based on linear interpolation. The committee has established a cap on the maximum short-term incentive total payout per executive officer at 200% of the officer’s target short-term incentive opportunity.

No payout	50% payout	100% payout	150% payout	200% payout
<85% of goal	85% of goal	100% of goal	115% of goal	>130% of goal

The committee approves the actual short-term incentive amounts for executive officers under this criteria after the end of the fiscal year, after reviewing our financial data and performance. To promote the retention value of our incentive programs, the committee has adopted a policy that if an executive officer separates employment before the date of payment, we will not be obligated to pay any cash or other short-term incentive awards. This policy does not impact options, RSUs, or other long-term incentives that have vested at the time of separation.

The fiscal year 2017 targets and actual performance for each of the metrics are listed below, with all performance coming in below targets, and all bonus payouts consistent with the original bonus funding formula and below target.

Short-term incentive component	Targeted performance ($ in thousands)	Actual performance ($ in thousands)	Percentage achieved	Short-term incentive percentage payout based on percentage achieved
Global adjusted net sales	$2,138,198	$2,083,038	97.42%	91.40%
Global adjusted net profit after tax as a percentage of revenue	21.97%	21.19%	96.45%	88.15%

Total global achieved after weighting 50%				89.78%

Regional (Americas) adjusted net sales	$1,224,811	$1,169,744	95.50%	85.00%
Regional (Americas) adjusted net operating profit as a percentage of revenue	40.50%	38.96%	96.20%	87.33%

Total regional (Americas) achieved after weighting 50%				86.90%

We set challenging goals for our executives for fiscal year 2017. Our fiscal year 2017 adjusted net sales goal required 16% constant currency growth over fiscal year 2017. This target was higher than our 13% constant currency growth in fiscal 2016. When the fiscal year 2017 adjusted net sales goal was set, it was substantially above our peers’ median trailing twelve month revenue growth rate of 3% through June 30, 2016 (based on our compensation consultant’s August 2017 report). Our actual fiscal year 2017 adjusted net sales growth was 13%, which was above the median of our peer group.

Similarly, our fiscal 2017 goal for adjusted net profit after tax as a percentage of revenue was set at 21.97%. This was above the median of our peers’ trailing twelve month’s net profit performance through June 30, 2016, according to our compensation consultant. The 2017 adjusted net profit target was set at a level that, when combined with our 2016 sales target, was projected to deliver increased net profit after tax in fiscal year 2017, compared with fiscal year 2016. Our actual adjusted net profit performance of 21.19% was slightly below our internal goal, but nevertheless, net profit after tax, in dollars (adjusted for short-term incentive plan calculations), increased by 7%, from $409 million in fiscal year 2016, to $438 million in fiscal year 2017. Net operating profit margin was above the median of our peer group’s trailing twelve-month net profit performance through June 30, 2017, reflecting our high margins. We believe that our goals are challenging in that they were above our peer group median and we believe that it is a pay-for-performance outcome that is consistent with our philosophy that we paid below-target bonuses when we fell short of such goals.

In calculating short-term incentive global metrics achievement, the committee made the following adjustments from our GAAP financial statement revenue and net profit calculations to eliminate the impact of certain non-operating revenue and expenses:

•

Adjusted global net sales is a non-GAAP measure. GAAP net sales were approximately $2.07 billion, and were adjusted by using budgeted exchange rates that increased performance by approximately $16 million.

•	Adjusted global net profit after tax is a non-GAAP measure. GAAP global net profit after tax was approximately $342 million, and was adjusted as follows:

•	excluding stock-based compensation expenses increased performance by approximately $37 million, net of tax;

•	excluding amortization of acquired intangibles increased performance by approximately $32 million, net of tax;

•	excluding expenses related to a ventilator field safety notification increased performance by approximately $4 million, net of tax;

•	excluding expenses related to a settlement of litigation with a competitor increased performance by approximately $5 million, net of tax.

•	excluding final contingent consideration paid related to an acquisition increased performance by approximately $10 million, net of tax; and

•	excluding restructuring expenses increased performance by approximately $8 million.

The short-term incentive metrics for regional achievement use non-GAAP measures that ResMed uses internally in planning, forecasting, and evaluating the results of operations. The primary difference from GAAP is they use selected accounts and entities that align with the regional officer’s responsibilities and control. These measures are consistently applied by the committee in setting targets at the beginning of the fiscal year and in assessing performance against the targets. In measuring achievement in fiscal year 2017, the committee made the following adjustments to eliminate the impact of certain non-operating revenue and expenses:

•

Adjusted Americas net sales is a non-GAAP measure from our internal reporting. Our internal reporting for net revenue in North and Latin America, excluding Brightree, was $1,171 million in fiscal year 2017. This net revenue was adjusted by using budgeted exchange rates, which reduced performance by approximately $1 million.

•

Adjusted Americas net operating profit is a non-GAAP measure from our internal reporting. Our internal reporting for Americas net operating profit was $456 million. This was adjusted by excluding certain litigation expenses, which increased performance by $4.4 million.

The following table shows the 2017 target and actual short-term incentive payments. All actual short-term incentive payments were funded in accordance with pre-established formulas; there was no discretionary or individual adjustment by the compensation committee.

Named executive officer	Annual short-term incentive target percentage	Annual short-term incentive target		Annual short-term incentive earned		Actual short-term incentive as a percentage of target
Michael Farrell	130%	$1,157,208		$1,038,941		89.78%
Rob Douglas	100%	$746,346		$670,069		89.78%
Jim Hollingshead	75%	$362,723		$315,206		86.90%
David Pendarvis	75%	$390,648		$350,724		89.78%
Brett Sandercock	80%	$344,632	(a)	$309,411	(a)	89.78%

(a)	These amounts were approved in local currency by the committee. The foreign currency is converted to USD based on the fiscal year 2017 average annual exchange of approximately AUD:USD 1 to 0.7539.

The committee has approved a short-term incentive program for fiscal year 2018 that reflects changes to ResMed’s operating model, with the following elements:

•

The chief executive officer and the president and chief operating officer will continue have the same metrics and weightings as fiscal year 2017, except that the adjusted net profit metric will be measured before tax, rather than after tax. The committee felt this change would reduce either the positive or negative impact of external events outside of executive control, such as legislative tax rate changes.

•	Other officers with global responsibilities will have the following three metrics and weights:

•	40%: global adjusted net revenue;

•	40%: global adjusted net profit before tax as a percentage of sales; and

•

20%: adjusted net revenues from respiratory care, software-as-a-service, Asia growth markets, and Germany Healthcare (“growth businesses”), in the aggregate. The committee added this new metric to increase our executive’s focus on these smaller businesses.

•	Officers with specific business responsibilities will have five metrics, weighted as follows:

•	20% based on adjusted global net revenues;

•	20% based on adjusted global net profit before tax as a percentage of sales;

•	20% based on the specific business’ net operating profit as a percentage of sales;

•	20% based on the specific business’ adjusted net revenues; and

•	20% based on growth businesses adjusted net revenue.

Other features of the fiscal year 2017 short-term incentive program will continue unchanged in fiscal year 2018.

Long-term equity award program. The third major component of our named executive officers’ direct compensation provides a long-term incentive and alignment with stockholders through equity participation. The primary purpose of granting equity awards is to link our officers’ financial success to that of our stockholders, with the value of the equity awards increasing only as our stock price increases. We use PSUs, RSUs, and stock options in the equity award program to provide a mix of awards that increases the capability of the committee to manage more effectively our use of shares under our stock plan, balance the performance leverage and performance risk provided by various equity vehicles, more closely conform with practices at our peer companies, and provide more tax-effective equity awards.

During fiscal year 2017, we continued to have PSUs represent 50% of the equity value in our annual grants. In fiscal year 2017, we also continued our practice of providing named executive officers the choice to select whether the balance of their equity awards would be entirely in the form of stock options, entirely in RSUs or evenly split (in value) between the two. In addition, the committee continued its practice of granting RSU awards to our executive officers and certain other officers conditioned on achieving certain performance targets, in addition to having a time-based vesting period. This condition is intended for units to qualify as performance-based compensation under US tax laws and preserve the deductibility of the compensation paid, and also provides a tie to our performance. The combined availability of options and RSUs gives our executives the opportunity to balance the incentive award in a manner that suits their particular risk profile and their own preferences in financial or tax planning in the US and non-US jurisdictions.

We do not pay any dividends or dividend equivalents on any of our equity awards.

No changes to PSU program for fiscal year 2017. For fiscal 2017 awards, the committee did not make any changes to the PSU program from fiscal year 2016.

Fiscal 2017 grant values. Grant values were established by the committee, and the relative ratios of PSUs, RSUs, or stock options were determined by the relative values computed under Financial Accounting Standards Board Accounting Standards Codification Topic 718.

In determining the value of awards granted to specific named executive officers, the committee reviewed our performance, the number of outstanding awards available, the percentage of the pool represented by the proposed grant, the present value of the proposed grant, existing unvested option and RSU ownership, the awards granted in prior years, and the grant practices of our peer group companies. For fiscal year 2017, the committee reviewed peer company data to determine competitive equity award values, at the median, 60th and 75th percentiles, for each officer’s position. The committee also considered internal equity relationships, to promote a team-based approach by our senior management team, and ensure equitable internal relationships. In arriving at the specific grant size, the committee considered the peer group benchmarks at an individual level, as well as aggregate equity compensation for similar groups at our peers. The committee also considered our officer’s individual performances during fiscal 2016, as well as their experience in their role, and expected future contributions. Taking all those factors into account, for fiscal 2017 the committee increased our annual equity program grant values from fiscal 2016 by approximately 9% for our chief executive officer and our chief operating officer and president, and in a range from 2% to 9% for our other named executive officers.

Based on the FW Cook report at the beginning of fiscal year 2017, the fiscal year 2016 equity grant for our chief executive officer was at about the 55th percentile for long-term equity incentives as well as for his resulting total direct compensation. His 2017 equity award was at the median in the updated 2017 review of executive compensation and resulted in total target compensation slightly below the median, at the 48th percentile. The other named executive officers were positioned consistent with the committee’s decision to emphasize at-risk compensation elements and align with stockholders’ interests.

During fiscal year 2017, in addition to the annual program grants made in November 2016, we made special grants to two of our named executive officers. In February 2017, we made a special award to our President – Americas, in recognition of his sustained performance. In June 2017, we made a special award to our chief administrative officer, in connection with his service as interim president – Europe, Middle East, Africa and Japan. In determining the value and timing of these awards, the committee considered the individuals’ performance, special circumstances, and the increased retention value from the awards. The grants were made consistent with our equity program, with half the value based in PSUs, and half based on the officer’s election between RSUs and stock options. The performance criteria, vesting and other features were consistent with our fiscal year 2017 equity program.

The following table sets forth equity grant values provided to our named executive officers in fiscal year 2017, as well as the elections made by our named executive officers regarding the form of award to receive. When it approved the 2017 equity grants in August 2016, the committee approved specific dollar values, and a valuation firm used those values and estimated inputs to calculate the specific number of stock options, RSUs, or PSUs to be granted based on its estimate of the value of the awards on the grant date. The intended values approved by the committee and the actual grant date values were the same. The table below sets forth the grant values, based on the NYSE closing stock price on the applicable date of the grants; a Black-Scholes formula for the options; the probable outcome of the performance conditions for the RSUs; and a Monte-Carlo simulation for the PSUs, each consistent with the accounting standards of FASB 718.

Named executive officer	Grant value	Percentage of grant value in performance- based stock units	Percentage of grant value in stock options	Percentage of grant value in restricted stock units
Michael Farrell	$6,000,000	50%	25%	25%
Rob Douglas	$4,000,000	50%	0%	50%
Jim Hollingshead (annual grant)	$1,600,000	50%	0%	50%
Jim Hollingshead (special grant)	$1,000,000	50%	0%	50%
David Pendarvis (annual grant)	$1,600,000	50%	25%	25%
David Pendarvis (special grant)	$400,000	50%	25%	25%
Brett Sandercock	$1,750,000	50%	25%	25%

Terms of performance stock units

Program Design. Since fiscal 2013 we have granted performance stock units, or PSUs, under our 2009 Plan. As described above, we revised the program design for the 2016 fiscal year PSUs granted in November 2015, and continued this revised design in fiscal year 2017.

PSUs issued in fiscal year 2014 completed their performance period in fiscal year 2017, with none of the PSU grants earned. PSUs issued in fiscal years 2015, 2016, and 2017 remain outstanding. The fiscal 2014 and 2015 PSUs are earned and cliff vest after the third anniversary of the grant, but only to the extent the committee certifies the TSR performance criteria has been met. The PSUs are measured and earned after a three-year period based on our TSR performance relative to the TSR performance of companies included in the US Dow Jones Medical Device Index. This was viewed as an objective and relevant list of other companies a typical ResMed investor might choose. New entrants to the index during the performance period are not added to the peer group and companies that fall out of the index mid-cycle, but continue trading, are not removed from the group. Companies that stop trading mid-cycle due to going private, acquisition or similar events are excluded from the final TSR calculation and companies that go bankrupt remain in the peer group and are assigned a TSR of -100%. The share price at the grant date (our stockholder meeting date) was used as the starting point for the TSR calculation, and a trailing 30 trading-day average share price is used to calculate the share price at the end of the performance period.

The fiscal year 2014 and 2015 PSUs have a performance-based funding schedule that requires us to perform at the median of the index before any portion of the performance-based equity awards is earned, and requires performance at the 60th percentile to earn the target number of shares. Shares earned may range from a minimum of 0% of target shares, to a maximum of 200% of target shares, based on the following schedule:

ResMed’s relative TSR	Payout as a percentage of target
Below 50th percentile	0%
50th percentile	40%
60th percentile	100%
80th percentile and above	200%

Shares earned between these percentiles would be based on linear interpolation. If our absolute TSR is negative for a performance period, the shares that can be earned are limited to 100% of target, even if our relative TSR would have resulted in a percentage earn-out above 100%.

PSUs issued during fiscal years 2016 and 2017 remain outstanding. They are earned and cliff vest after the fourth anniversary of the grant, but only to the extent the committee certifies the TSR performance criteria has been met. The PSUs are measured and earned after a four-year period based on our absolute TSR performance with an opportunity to accelerate payouts after year three, if TSR performance is high enough. The share price at the grant date (our stockholder meeting date) is used as the starting point for the TSR calculation, and a trailing 30 trading-day average share price is used to calculate the share price at the end of the performance period.

Payouts range from 0% to 225% of target, based on the schedule below:

Growth requirements	Cumulative 4-year TSR	Accelerated cumulative 3-year TSR	Payout percentage of target shares granted
Below threshold	Less than 22%	Less than 16%	0
Threshold	22%	16%	50%
Target	46%	33%	100%
Maximum	75%	52%	225%

Shares earned between these achievement levels would be based on linear interpolation. These PSUs are earned based on four-year cumulative TSR. The program has several features to minimize the impact of daily volatility and point-to-point variation. A 30 trading day average price is used to measure performance at the end of the period. In addition, if cumulative TSR is 33% after three years, then target is earned, with interpolation for three-year cumulative TSR between 16% and 52%. Finally, if cumulative TSR after grant is greater than 33% at the end of any fiscal quarter in the first three years, then 25% of the target award would be deemed earned, banked and paid out at the end of year three, even if performance at the end of year three is below the year-three threshold. The banking can only occur once, and any final payouts at the end of year four would be net of the banked amount. The rationale for banking this relatively small payout that remains unvested is to retain award holders for at least three years if shareholders had the opportunity to realize a minimum level of 33% TSR in a short time.

PSUs with performance periods that ended in fiscal year 2017 resulted in zero realized compensation. The PSUs granted to all our executive officers in November 2013 (fiscal 2014), ended their three-year performance period during fiscal 2017. ResMed’s TSR of 28% over the three-year performance period from November 2013 through November 2016, the fiscal 2014 PSUs did not meet threshold performance, and no shares were earned or paid out. This result was certified by the committee, after reviewing third-party calculations of the total shareholder returns for ResMed and the index peers, as well as the percentile distributions. The payout was formulaic and based on the plan’s design, aligning pay delivery with performance, with no discretionary adjustments by the committee.

Because of this result, our executive officers realized no value from the PSU grants made to them in fiscal year 2014, as shown in the table below.

Named executive officer	Target number of shares at grant	Value at grant(a)	Number of shares acquired on vesting	Value realized on vesting
Michael Farrell	36,270	$1,813,500	0	$0
Rob Douglas	27,900	$1,395,000	0	$0
Jim Hollingshead	11,700	$585,000	0	$0
David Pendarvis	11,700	$585,000	0	$0
Brett Sandercock	13,700	$685,000	0	$0

(a)	PSUs are shown at the grant date fair value, as computed under FASB ASC Topic 718.

Outstanding PSUs scheduled to vest in fiscal year 2018 would not have paid out any shares. PSU grants made to our named executive officers during fiscal year 2015 remain outstanding. Based on stock price performance through June 30, 2017, when our stock price was $77.87, these outstanding PSU grants would not have earned a payout, had the performance period ended on June 30, 2017. For this period, ResMed’s TSR was 50%, compared to the index’s median TSR of 54%.

These results reflect the plan design, and our stock’s performance during the relevant timeframes. Because the outstanding PSUs had 5 months remaining in their performance periods, any mid-period payout calculation is hypothetical. Nevertheless, as of the end of our 2017 fiscal year, the outstanding performance-based units awarded were tracking to deliver zero value to our named executive officers.

Outstanding PSUs scheduled to vest after fiscal year 2018 were tracking above threshold, but below target. PSU grants made to our named executive officers during fiscal years 2016 and 2017 also remain outstanding. Based on stock price performance through June 30, 2017, when our stock price was $77.87, each of these outstanding PSU grants was tracking below target, although above threshold, as shown in the table below.

PSU grant date	ResMed total stockholder return through June 30, 2017	Hypothetical payout as a percentage of target
November 2015	31%	69%
November 2016	30%	66%

These results reflect the plan design, and our stock’s performance during the relevant timeframes. Because the outstanding PSUs had from 29 to 41 months remaining in their performance periods, any mid-period payout calculation is hypothetical. Nevertheless, as of the end of our 2017 fiscal year, the outstanding performance-based units awarded were tracking to deliver less than targeted value to our named executive officers.

Terms of stock options and restricted stock units

Stock Options. Stock options were issued to some of our named executive officers during fiscal year 2017 under our 2009 Plan, because they have a choice of options or RSUs for the 50% of their award that is not contingent on TSR performance. The plan requires that the exercise price of options equal the fair market value on the day of the grant, as measured by the closing price of our common stock on the NYSE on the grant date. Stock options granted to named executive officers and certain other senior executives during the November annual grant process vest and are exercisable 33% per year on November 11th of each year after the grant date, subject to the executive’s continued service with us. They may exercise their vested options for a maximum period of the earlier of: (1) expiration of the grant (generally seven years after the date of grant), or (2) one year after separation for any reason (except six months after death in the case of non-US participants, and, for grants made in fiscal year 2018, three years after a qualifying retirement).

The committee considers stock options performance-based compensation. The ultimate economic value received by an option recipient depends on our future stock price performance, and could be zero, if the stock price does not increase above the strike price. These features of stock options align our executive’s interests with stockholder interests.

Restricted stock units. RSUs granted to most of our named executive officers and certain other senior executives are earned based on performance targets as shown in the table below. The performance conditions require that RSUs are only earned when we meet threshold levels of profitability. After grant, RSUs granted may be earned based on our actual performance compared to targeted levels of earnings for each of the three performance periods: (1) third fiscal quarter; (2) fourth fiscal quarter; and (3) the third and fourth fiscal quarters combined. One half of the RSUs granted may be earned based on the earnings for each of the third and fourth fiscal quarters. No more than 100% of the RSUs granted may be earned, and once the target is met for a performance period, all RSUs associated with that period are earned. If the target for a performance period is not met, none of the RSUs for that period are earned. However, if the cumulative target for both periods is achieved in either period or in the combined period, 100% of the RSUs granted are earned.

Once earned, the RSUs vest in one-third annual increments from the date of the grant, based on continued service with us, such that all earned awards will be vested three years after grant, which facilitates retention. We do not pay any dividends or dividend equivalents on any of our equity awards.

In August 2017, the committee determined that the performance condition on the November 2016 RSU grants to executive officers had been met, and 100% of the RSUs granted were earned, as shown in the table below. The earned RSUs remain subject to one third annual vesting increments from the date of grant based on continued service.

Performance component	Threshold	Approximate actual performance	Percentage payout of RSU award for the metric
Fiscal year 2017 third quarter adjusted earnings	$59,511,000	$108,187,000	100%
Fiscal year 2017 fourth quarter adjusted earnings	$71,376,000	$122,710,000	100%
2017 third and fourth quarter adjusted earnings	$130,886,000	$230,897,000	100%

Equity compensation award policies

The committee’s policy is to generally have its annual incentive award grants to named executive officers and non-executive management effective on or about the annual stockholders meeting date. However, it reserves the right to make exceptions and change the policy. In setting this policy the committee considered many factors, including the alignment of this date with the election of directors and our expected December 1 salary adjustment date. This enables management and the committee to combine the salary review process with the equity grant process for consistency and administrative convenience and to make awards only after performance in the previous year is known and current year budgets and goals are set. Also, the exercise price for options included in the equity grants equals the closing price of our common stock on the actual grant date, and the price on that date is an important input into the valuation of RSUs and PSUs. Given our traditional earnings release date in late October or early November, the stockholders meeting is likely to occur in an open window period, so that the stock price on the grant date is more likely to reflect more recent performance data. Finally, the stockholders meeting date is set and announced several months in advance, providing transparency to the process. Based on these reasons, the committee has set the annual stockholders meeting date as the target for our annual equity grants, although the actual grant date (i.e., the date when the committee takes formal action to make the grants) may vary by a few days from the annual meeting date due to administrative or other factors.

The committee’s policy on granting incentive awards for promotions, new hire and other special situations is that the grants must be properly approved in advance of, or on the grant date, and the grant date is to occur on the first business day of the month following the promotion, new hire or other special situation; unless the event occurs on the first business day of the month, in which case the grant may be made as of that day.

During fiscal year 2017, the committee continued its practice of delegating to a subcommittee comprised of our chief executive officer, our chief human resources officer, and our chief administrative officer and global general counsel, authority to approve the annual and promotional and new hire equity award grants to employees who were not officers, so long as the aggregate total of those equity grants did not exceed committee-established limits, and were consistent with committee-determined standard terms for grants and other guidelines. During fiscal year 2017, under this authority, this subcommittee granted a total of 408,393 RSUs.

The committee believes that this subcommittee is best suited to determine the specific annual awards to be allocated to the individual employees below the officer level given their familiarity with their performances and responsibilities. In addition, the delegation enhances our ability to attract, reward and retain talented employees by allowing management to extend binding employment offers and to act in other special situations quickly and flexibly. All equity grants to our executive officers are pre-approved by the committee.

Equity ownership guidelines

We have equity share ownership guidelines for our executive officers to improve alignment of stockholder and management interest, and to conform to prevalent peer practices. These guidelines were increased in August 2017, and currently require our chief executive officer to achieve stock ownership levels in ResMed common stock, including unvested RSUs, of at least five times his annual base salary within five years. (During fiscal year 2017, the target was three times annual base salary.) All other named executive officers are required to own at least one and one-half times their respective annual salaries within five years. If these guidelines are not met, then on vesting of RSUs or option exercise, the officer must retain shares equal to 50% of the after-tax value of shares acquired on the vesting or exercise until the officer’s guidelines are met. As of fiscal year-end 2017, each of our named executive officers met the ownership guideline. Our chief executive officer met both the fiscal year 2017 and the August 2017 guidelines.

Change of control, termination, and retirement arrangements

Our named executive officers have limited contractual rights to receive severance payments if employment is terminated, as described below.

Stock options and RSUs. In August 2017, the compensation committee adopted a new policy, providing that RSUs and stock options granted in and after fiscal year 2018 to executive officers will only accelerate on a double-trigger basis, that is, if their employment is terminated under specified circumstances within six months before or one year after a change of control. This change was made after reviewing emerging best executive compensation practices, particularly among our peer companies, and was also based on discussions with our stockholders. Previously, grants made to our executive officers made in and before fiscal year 2017 provided for accelerated vesting of RSUs and stock options on a change of control on a single-trigger basis. These legacy agreements have not been modified, and will continue to apply until the grants fully vest or terminate. Our grant agreements also provide for accelerated vesting of RSUs or stock options on an officer’s death, or permanent disability.

Our form option agreement for named executive officers provides that if they terminate service with us for any reason, they forfeit options that were unvested at the time of termination. However, a terminated officer has until one year after the termination to exercise options that vested before the termination. These post-termination exercise provisions are intended to facilitate financial planning after employment terminates and to ensure that the executive would be able to exercise options and sell the underlying shares when not in possession of material non-public information about us.

Performance-based stock units. Our form PSU agreement for executive officers provides that if we terminate the officer for “cause” or the officer terminates employment without “good reason” (as those terms are defined in our change of control agreements and summarized below in “Change of control agreements”), the PSUs are cancelled. If we terminate the officer other than for cause, or the officer terminates for good reason, then the PSUs become earned and vested, on a prorated basis, based on the truncated service period ending at the termination, and based on the TSR performance measured over that truncated performance period. Similarly, in the event of a change of control, the performance-based stock units are earned and vested as of the date of the change of control, with the number of units earned based on performance through the date of the change of control. In the event of death or permanent disability, 100% of the target units vest and are immediately distributed. The committee believes these provisions preserve the value of the award without unduly benefiting the executive, and are consistent with the philosophy of paying for actual service and actual performance.

Change of control agreements. We have change of control agreements with each of our named executive officers and certain other members of our senior management team. Our agreements do not contain excise tax gross-up benefits, reflecting the committee’s view of best practice, particularly among peer companies, and in response to views expressed by our stockholders. The agreements include instead a “best pay” limitation, which reduces the severance payments and benefits payable to the extent necessary so that no portion of any payments or benefits payable upon a change of control of our company would be subject to the excise tax under Section 280G of the US Internal Revenue Code if the reduction would result in the net amount payable to the employee being greater than the net amount received without the reduction.

Our change of control agreements provide for double-trigger accelerated vesting for generally all outstanding equity awards on a change of control. These agreements also provide for double-trigger severance payments with a multiplier (based on position, which for our chief executive officer is 2 times, and for other named executive officers is 1.5 times) of salary, short-term incentive and other benefits, to be made to our named executive officers if their employment is terminated under specified circumstances within six months before or one year after a change of control. A description of the material terms of our change of control agreements can be found in “Potential payments on termination or change of control.” These agreements are maintained in order to recruit and retain new executives, as well as to foster the best efforts of management in the deliberation of a potential transaction. The committee believes that these agreements continue to be needed to attract and retain senior level candidates in light of the relatively specialized nature of our product offerings and the continued potential for merger and acquisition activity in the medical technology market sector. Also, the committee believes that the agreements assure appropriate motivation by senior management to evaluate potential transactions that may involve us.

Treatment of long-term incentives on retirement. In May 2017, the committee adopted a policy on treating long-term incentives on an executive’s retirement. Under this policy, if an executive retires on or after age 60, with at least five years of continuous service with ResMed, then on retirement, the unvested portion of all equity grants will vest, on a pro-rata basis reflecting the portion of service periods completed. The committee believes these retirement provisions are fair and equitable, avoid different results for the amount earned by retiring and ongoing award holders, and are consistent with market practices.

These new provisions will apply to equity grants made on or after November 2017. Earlier equity grants treated retirement as a voluntary termination, and generally, unvested grants would be forfeited. These legacy grants have not been modified, and will continue to apply until they are fully vested or terminate.

Insurance benefits. We provide our named executive officers with supplemental life and disability insurance benefits not generally available to all employees, although they are available to certain non-officers. The third-party insurance companies that underwrite these policies would be obligated to make payments to an executive if the executive terminated employment with us as a result of death or disability.

Perquisites and other benefits

During fiscal year 2017, we made available the limited benefits described below to our named executive officers. The incremental cost to us for these benefits is described in the summary compensation table.

•

We provided comprehensive medical examinations to promote personal health and work/life balance. We believe this benefits us as well as the individuals through improved health, productivity, and longevity, and is consistent with ResMed’s mission as a health and wellness product innovator.

•

We participate in an aircraft travel program to provide for more efficient use of time and to provide a more confidential and secure travel environment in which to conduct company business. This program is used primarily for business purposes, but is available to our chief executive officer and our president and chief operating officer for personal use. Personal use by other named executive officers is on an exception basis, and requires our chief executive officer’s approval. The aggregate incremental cost to us for any personal use is reviewed at least annually by the compensation committee, and the committee has a guideline limiting the value of an individual’s annual personal use to $100,000. During fiscal year 2017, our chief executive officer and non-officer chairman both exceeded this limit, primarily because of a change in valuation methodology adopted during the fiscal year. Aircraft use by an employee, spouse or guest that does not constitute business use based on IRS guidance is treated as imputed income to the employee, based on the IRS standard industry fare level. We do not reimburse for taxes on the imputed income. Because of the increased productivity and security, we believe that these policies are appropriate to provide a comprehensive and competitive compensation package, particularly for our chief executive officer and our president and chief operating officer.

•

We provided benefits in connection with sales incentive award travel programs, including include travel, hotel, meals, entertainment and other expenses of the executive officer and the officer’s spouse or guest. This program is primarily targeted for sales personnel and other key management who regularly interact with our customers and to recognize their contributions to us. The committee believes that participation by executive officers in this program enhances the overall sales incentive program and requires their attendance, to the extent determined by the appropriate operating officer. We provide these benefits on the same general basis as we provide to non-executives who qualify to participate in the program, including a tax gross-up. The tax gross-up is provided to all participants, not only to executive officers, and is provided so that they are not discouraged from participating by tax expenses that would otherwise be a personal expense attributable to this program. Our policy reflects the committee’s belief that our named executive officers’ attendance at this program is a part of their general business duties and that this is not a perquisite.

•

We have provided certain of our named executive officers with relocation benefits in connection with their relocation for company purposes, consistent with our mobility policy. These benefits were specifically approved by the compensation committee and included reimbursement of certain expenses, and payments to offset retirement plan contributions foregone as a result of the relocation. These benefits did not include any extraordinary items such as home purchases, reimbursement for losses on the sale of real estate, or tax gross-ups. Continuing relocation benefits are periodically reviewed and approved by the compensation committee.

•

We also provided paid time-off, medical plans, dental plans, vision plans, tax-qualified defined contribution retirement plans (including matching contributions and government-mandated contributions), and disability and life insurance plans. Named executive officers are eligible to participate in these benefit programs on the same basis as other similarly-situated employees in their respective locations.

Deferred compensation plan

We maintain the ResMed Inc. Deferred Compensation Plan, under which eligible US employees (including, but not limited to executive officers) selected to participate in the deferred compensation plan may elect to defer a portion of their base salary, short-term incentive, commissions, and other specified compensation. The amounts deferred under the plan represent an unsecured general obligation to make payments to the participant in the future. Amounts deferred under the plan are credited to accounts maintained under the plan for each participant and are credited with earnings, gains, or losses based on investment options chosen by the participant. These investment options are used for measurement purposes only and amounts deferred under the plan will not represent any actual investment made on the participant’s behalf. The amount that we are required to pay under the plan is equal to the elective deferrals made by the participant, as adjusted for these hypothetical gains or losses. The plan allows us to make discretionary contributions to participant accounts in amounts and at times that we determine from time to time in our discretion, including restoration matching contributions intended to restore the matching contributions lost under our 401(k) plan as a result of deferrals under the deferred compensation plan. The committee believes that the deferred compensation plan represents an additional retention tool for executive management, as well as an attractive vehicle in recruiting talent to our executive team.

Tax considerations

Section 162(m) of the US Internal Revenue Code limits the US federal income tax deductions of publicly-traded companies to the extent total compensation for certain named executive officers exceeds $1 million in any one year. Under Section 162(m), the deduction limit does not apply to payments that constitute “qualified performance-based compensation.” Generally, objectively determinable performance short-term incentive payments, option grants, and performance-based equity grants to our named executive officers are intended to constitute “qualified performance-based compensation” under Section 162(m) and not be subject to the Section 162(m) limit. However, in certain circumstances, the committee may provide short-term incentive payments, option grants, and other payments and awards that do not constitute “qualified performance-based compensation” if the committee determines that payments and awards would be in the best interest of ResMed. If compensation to certain named executive officers does not constitute “qualified performance-based compensation,” our deduction for US federal income tax purposes for that compensation may be wholly or partially disallowed under Section 162(m). Our 2009 Plan is designed to permit the grant of awards that are intended to qualify as performance-based compensation for purposes of section 162(m) of the US Internal Revenue Code.

Sections 280G and 4999 of the US Internal Revenue Code impose certain adverse tax consequences on excess parachute payments, which are compensatory payments or benefits that are contingent on a change of control and exceed in the aggregate three times the executive’s base amount. Excess parachute payments are subject to a 20% excise tax and our compensation deduction in respect of the excess parachute payments is disallowed. If we were to be subject to a change of control, certain amounts received by our executives (for example, amounts attributable to accelerated vesting of equity grants and certain severance payments) could be excess parachute payments. Our change of control agreements do not obligate us to provide tax gross-ups to an affected individual for any excise taxes due under the agreement. The agreements include instead a “best pay” limitation, which reduces the severance payments and benefits payable to the extent necessary so that no portion of any payments or benefits payable on a change of control would be subject to excise tax if the reduction would result in the net amount payable to the employee being greater than the net amount received without the reduction..

Section 409A of the US Internal Revenue Code requires programs that allow executives to defer a portion of their current income to meet certain requirements regarding risk of forfeiture and election and distribution timing (among other considerations). Section 409A of the US Internal Revenue Code requires that “nonqualified deferred compensation” be deferred and paid under plans or arrangements that satisfy the requirements of the statute with respect to the timing of deferral elections, timing of payments and certain other matters. Failure to satisfy these requirements can expose employees and other service providers to accelerated income tax liabilities and penalty taxes and interest on their vested compensation under the plans. Accordingly, as a general matter, we intend to design and administer our compensation and benefit plans and arrangements for all of our employees and other service providers, including our named executive officers, so that they are either exempt from, or satisfy the requirements of, Section 409A of the US Internal Revenue Code.

EXECUTIVE COMPENSATION TABLES

Summary compensation table

The following table sets forth summary information concerning the compensation awarded, paid to, or earned by each of our named executive officers for all services rendered in all capacities to us for the fiscal years ended June 30, 2017, June 30, 2016, and June 30, 2015 (to the extent they were a named executive officer in the relevant year). We compensate our executive officers in their residences’ local currency. The compensation amounts for named executive officers based outside of the US are presented in US dollars based on an average annual conversion rate for the relevant fiscal years.

Name and principal position	Year	Salary(a)		Option awards(c)	Stock awards(d)	Non-equity incentive plan compensation(e)	All other compensation(f)	Total
Michael Farrell Chief executive officer	2017	$890,160		$1,500,000	$4,500,000	$1,038,941	$204,295	$8,133,396
	2016	$845,000		—	$5,500,000	$1,079,716	$73,646	$7,498,362
	2015	$800,000		—	$5,000,019	$861,360	$52,160	$6,713,539
Rob Douglas President and chief operating officer	2017	$746,345			$4,000,000	$670,069	$357,286	$5,773,700
	2016	$694,606		$1,831,200	$1,831,200	$682,728	$164,947	$5,204,681
	2015	$669,500		—	$3,270,008	$648,766	$122,006	$4,710,280
Jim Hollingshead President – sleep business	2017	$483,631		—	$2,600,000	$315,206	$70,274	$3,469,111
	2016	$454,167		$382,525	$1,147,575	$360,212	$69,753	$2,414,232
	2015	$437,750		—	$1,430,015	$368,236	$43,435	$2,279,436
David Pendarvis Chief administrative officer, global general counsel and secretary	2017	$520,864		$408,047	$1,591,953	$350,724	$63,299	$2,934,887
	2016	$507,598		$367,813	$1,103,437	$374,189	$58,640	$2,411,677
	2015	$489,250		$343,755	$1,031,243	$395,082	$53,533	$2,312,863
Brett Sandercock Chief financial officer	2017	$442,081	(b)	$437,500	$1,312,500	$309,411	$46,502	$2,547,994
	2016	$410,640		—	$1,712,000	$302,713	$43,490	$2,468,843
	2015	$395,797		—	$1,599,995	$319,616	$41,697	$2,357,105

(a)

Includes salary deferred under defined contribution retirement plans such as our US 401(k) plan, US deferred compensation plan, and Australia superannuation plan. Had these amounts not been deferred, they would have been payable to the officer in cash during the year.

(b)

We pay Mr. Sandercock’s base salary in Australian dollars. It is reported here in US dollars based on the fiscal year average annual exchange rates. The average annual exchange rate for fiscal year 2017 was approximately AUD:USD of 1 to 0.7539. Earlier years are reported using the rates disclosed in prior years’ proxy statements.

(c)

Option awards represent stock options issued under our 2009 Plan, valued at the grant date computed under FASB ASC Topic 718, as described in more detail in the footnotes to the “Grants of plan-based awards” table. The assumptions used in calculating the grant date fair value are also set forth in Note 16 to the audited consolidated financial statements included in our Annual Report on Form 10-K for fiscal 2017.

(d)

Stock awards include RSUs and PSUs issued under our 2009 Plan, and are shown at the grant date fair value, as computed under FASB ASC Topic 718. See the footnotes to the “Grants of plan-based awards” table for further information on the valuation of stock awards. The grant date fair value of the RSUs reflects the probable outcome as of the applicable performance conditions as of the grant date. Since the PSUs are earned based solely on our TSR, they do not have performance conditions as defined under ASC 718, and have no maximum grant date fair values that differ from the grant date fair values presented in the table above. The assumptions used in calculating the grant date fair value are also set forth in Note 16 to the audited consolidated financial statements included in our Annual Report on Form 10-K for fiscal 2017.

(e)	Represents actual payouts under our performance-based cash short-term incentive programs.

(f)	The amounts shown consist of our incremental cost for certain specified perquisites for our named executive officers, as follows:

Named executive officer	Medical exams	Personal use of company aircraft(i)	Sales incentive award(ii)	Sales incentive award tax gross-up(ii)	Relocation compensation(iii)	Other compensation(iv)
Michael Farrell	$2,700	$133,655	$25,318	$8,501	$0	$34,121
Rob Douglas	$2,207	$0	$23,130	$8,800	$291,077	$32,072
Jim Hollingshead	$2,700	$0	$23,685	$8,501	$0	$35,388
David Pendarvis	$2,700	$0	$23,266	$9,248	$0	$28,085
Brett Sandercock	$0	$0	$0	$0	$0	$46,502

(i)

The calculation of the aggregate incremental cost for personal use of company aircraft includes the variable costs incurred as a result of personal flight activity, which includes the occupied hourly rate, fuel, trip related maintenance, universal weather monitoring, on-board catering, landing and ramp fees, excise taxes, and all other miscellaneous costs. No incremental cost for personal use of the aircraft is attributed to a named executive officer when the aircraft was previously scheduled to the destination for a business purpose. Since our aircraft are primarily used for business purposes, the aggregate incremental cost excludes fixed costs, such as the monthly management fee and amortization, because such costs would have been incurred regardless of the personal use.

(ii)

We provided certain of our named executive officers with benefits in connection with a sales incentive award travel program which is available to sales, marketing, and other non-executive employees. Amounts represent the cost of participation by executive officers in that program. The cost includes the incremental cost to us of travel, hotel, meals entertainment and other expenses of the executive officer and the officer’s spouse or guest. The cost shown as “gross-up” represents the amounts we reimburse the officer for the tax associated with income imputed to the officer in connection with the program. We provide tax gross-ups to all employees who participate in this program. Attendance is part of our officer’s management duty and enhances the effectiveness of the sales incentive program.

(iii)

Consists of the following amounts we paid in connection with Mr. Douglas’ continuing mobility assignment to the US from Australia: $51,008 for tax advisory and preparation services, and $240,068 in Australian leave entitlements paid to Mr. Douglas once he localized his employment in the United States on January 1, 2017.

(iv)

These amounts include matching contributions we made under our US 401(k) plan and deferred compensation plan, government-mandated contributions we made under the ResMed Limited superannuation plan (a defined contribution retirement program for our Australia-based employees), and executive long-term disability and insurance premiums paid by us on behalf of our named executive officers. Those amounts for fiscal year 2017 were:

Named executive officer	Company contributions to deferred compensation plan		Company contributions to US 401(k) and AU superannuation(b)	Insurance premiums(c)
Michael Farrell	$0		$10,600	$23,521
Rob Douglas	$0		$7,394	$24,678
Jim Hollingshead	$0		$11,138	$24,250
David Pendarvis	$1,508	(a)	$9,153	$17,424
Brett Sandercock	$0		$42,004	$4,498

(a)

Represents contributions intended to restore the matching contributions lost under our 401(k) plan as a result of deferrals under the deferred compensation plan. For a description of the company contributions made to the Amended and Restated ResMed Inc. Deferred Compensation Plan, see “Deferred Compensation Plan.”

(b)

We contribute to the US 401(k) plan for each of our participating named executive officers on the same terms that apply to all other eligible employees. For fiscal year 2017, we made a discretionary matching contribution to the plan in an amount up to 4% of eligible participants’ base salary, normal short-term incentive and commissions subject to US Internal Revenue Code limits on the maximum amount of eligible compensation. We also contributed to the ResMed Limited superannuation plan in Australia at the government-mandated rate of 9.5%, based on total base salary, on the same terms that apply to all other eligible employees.

(c)

We pay the cost of an executive long-term disability policy that provides additional benefits for US-based executives (including US-based named executive officers) not generally available to other employees. Amounts shown represent premiums paid for both generally-available and additional insurance.

Grants of plan-based awards

The following table summarizes all grants of plan-based awards made to our named executive officers for the fiscal year ended June 30, 2017. In the following table, PSU refers to our performance-based stock units, RSU refers to restricted stock units, and STI refers to performance-based short-term cash incentives. 50% of annual equity award grant value is in the form of PSUs, with the remaining 50% of grant value as 100% options, 100% performance-based RSUs, or 50% of each, as pre-elected by the officer.

			Estimated future payouts under non-equity incentive plan awards(a)			Estimated future payouts under equity incentive plan awards (b)(c)(d)
Named executive officer	Grant date	Grant type	Threshold	Target	Max	Threshold	Target	Max	All other option awards: number of securities underlying options(e)	Exercise price of option awards ($/ share)	Grant date fair value of stock and option awards(f)(g)
Michael Farrell	11/16/2016	PSU				29,493	58,985	132,716			$3,000,000
	11/16/2016	RSU				13,600	27,199	27,199			$1,500,000
	11/16/2016	Options							139,665	$57.76	$1,500,000
	8/16/2016	STI	$578,604	$1,157,208	$2,314,416
Robert Douglas	11/16/2016	PSU				19,662	39,324	88,479			$2,000,000
	11/16/2016	RSU				18,133	36,265	36,265			$2,000,000
	8/16/2016	STI	$373,173	$746,346	$1,492,692
Jim Hollingshead	2/16/2017	PSU				3,843	7,685	17,291			$500,000
	2/16/2017	RSU				3,607	7,213	7,213			$500,000
	11/16/2016	PSU				7,865	15,729	35,390			$800,000
	11/16/2016	RSU				7,253	14,506	14,506			$800,000
	8/16/2016	STI	$181,362	$362,723	$725,446
David Pendarvis	6/1/2017	PSU				1,561	3,121	7,022			$200,000
	6/1/2017	RSU				722	1,443	1,443			$100,000
	6/1/2017	Options							6,982	$71.89	$100,000
	11/16/2016	PSU				7,865	15,729	35,390			$800,000
	11/16/2016	RSU				3,627	7,253	7,253			$400,000
	11/16/2016	Options							37,244	$57.76	$400,000
	8/16/2016	STI	$195,324	$390,648	$781,296
Brett Sandercock	11/16/2016	PSU				8,602	17,204	38,709			$875,000
	11/16/2016	RSU				3,967	7,933	7,933			$437,500
	11/16/2016	Options							40,736	$57.76	$437,500
	8/16/2016	STI	$172,316	$344,632	$689,265

(a)

Represents potential payouts under our annual performance-based cash short-term incentive program for fiscal year 2017. Short-term incentive amounts actually earned for fiscal year 2017 are reflected in the Summary Compensation Table.

(b)

Our named executive officers may choose to receive half the value of their annual equity award as 100% options, 100% performance-based RSUs, or 50% of each; with the final number of options or RSUs based on their value determined under FASB ASC Topic 718.

(c)

Restricted stock unit awards were granted in fiscal year 2017 under our 2009 Plan, to be earned based on performance targets for the third and fourth fiscal quarters of fiscal year 2017. Threshold amounts shown are 50% of the RSUs granted, assuming that either the 2017 third quarter or fourth quarter earnings target is achieved. The target and maximum amounts shown are 100% of the RSUs granted assuming that both the third quarter and fourth quarter earnings targets or the combined third and fourth quarter targets are achieved. Based on actual performance, 100% of the units were earned for fiscal 2017 performance. The earned units will vest annually over three years from the grant date, subject to the executive’s continued service.

(d)

Performance stock unit awards were granted in fiscal year 2017 under our 2009 Plan, to be earned based on our absolute TSR performance over a four-year period starting on the grant date (with an opportunity for an early payout after three years). Threshold amounts shown are 50% of the PSUs granted, target amounts are 100% of the PSUs granted, and maximum amounts are 225% of the PSUs granted. No PSUs are earned for performance below threshold.

(e)

Stock options granted in fiscal year 2017 were issued under our 2009 Plan, and have an exercise price equal to the closing price of our common stock on the NYSE on the grant date; one-third are exercisable on November 11th of each of the three years following the grant date, subject to the executive’s continued service.

(f)

The dollar value of options represents the grant date fair value based on the Black-Scholes model of option valuation, computed in accordance with FASB ASC Topic 718. The actual value, if any, an executive may realize depends on the excess of the stock price over the exercise price on the date the option is exercised. There is no assurance that an executive will realize a value at or near the value the Black-Scholes model estimates. The Black-Scholes model uses the following assumptions:

	November 16, 2016	June 1, 2017
Market price of stock	$57.76	$71.89
Exercise price of option	$57.76	$71.89
Expected stock volatility	25%	25.15%
Risk-free interest rate	1.66%	1.76%
Expected life	4.9	4.9
Dividend yield	2.29%	1.84%

(g)

The dollar value of RSUs represents the grant date fair value, based on the probable outcome of the performance conditions and the closing value of $57.76 for RSUs granted on November 16, 2016, $71.92 for RSUs granted on February 16, 2017, and $71.89 for RSUs granted on June 1, 2017.

The dollar value for PSUs represents the grant date fair value computed under FASB ASC Topic 718, determined as of the grant date using the Monte-Carlo simulation method, which uses multiple input variables to estimate the probability of meeting the TSR objectives, which is a market condition under FASB ASC Topic 718. For PSUs granted on November 16, 2016, assumes $57.76 share price and estimated Monte Carlo valuation of 88.05% ($50.86 per PSU), rounded to the nearest share. For PSUs granted on February 16, 2017, assumes $71.92 share price and estimated Monte Carlo valuation of 90.45% ($65.06 per PSU), rounded to the nearest share. For PSUs granted on June 1, 2017, assumes $71.89 share price and estimated Monte Carlo valuation of 89.11% ($64.07 per PSU), rounded to the nearest share.

Outstanding equity awards at fiscal year end

The following table summarizes outstanding equity awards held by our named executive officers at June 30, 2017.

	Option awards				Stock awards
Named executive officer	Number of securities underlying unexercised options exercisable	Number of securities underlying unexercised options unexercisable(a)	Option exercise price	Option expiration date	Number of shares or units of stock that have not vested(b)	Market value of shares or units of stock that have not vested(c)	Equity incentive plan awards: number of unearned shares or units of stock that have not vested		Equity incentive plan awards: market value of unearned shares or units of stock that have not vested(c)
Michael Farrell		139,665	$57.76	11/16/2023	49,286	$3,837,901	27,199	(d)	$2,117,986
	93,110		$43.63	03/01/2020			58,985	(e)	$4,593,162
	3,300		$33.70	11/11/2017			51,779	(f)	$4,032,031
							19,562	(g)	$1,523,293
Robert Douglas	50,032	100,066	$58.24	11/19/2022	10,884	$847,537	36,265	(d)	$2,823,956
	46,555		$43.63	03/01/2020			39,324	(e)	$3,062,160
							34,479	(f)	$2,684,880
							12,794	(g)	$996,269
Jim Hollingshead	10,451	20,904	$58.24	11/19/2022	13,516	$1,052,491	7,213	(d)	$561,676
	21,452		$43.63	03/01/2020			14,506	(d)	$1,129,582
							3,843	(e)	$299,254
							15,729	(e)	$1,224,817
							14,405	(f)	$1,121,717
							5,595	(g)	$435,683
David Pendarvis		6,982	$71.89	06/01/2024	6,653	$518,069	1,443	(d)	$112,366
		37,244	$57.76	11/16/2023			7,253	(d)	$564,791
	10,049	20,100	$58.24	11/19/2022			1,561	(e)	$121,555
	21,660	10,831	$52.02	11/19/2021			15,729	(e)	$1,224,817
	24,234		$51.25	11/13/2020			13,851	(f)	$1,078,577
	33,714		$38.98	11/15/2019			5,380	(g)	$418,941
	31,820		$27.58	11/16/2018
Brett Sandercock		40,736	57.76	11/16/2023	15,485	$1,205,817	7,933	(d)	$617,743
							17,204	(e)	$1,339,675
							16,117	(f)	$1,255,031
							6,260	(g)	$487,466

(a)	The table below shows the vesting schedule for the listed unexercisable options awards, by their expiration dates.

Expiration date	Grant date	Remaining vesting schedule
June 1, 2024	June 1, 2017	Three equal installments on June 1 of 2018, 2019 and 2020
November 16, 2023	November 16, 2016	Three equal installments on November 11 of 2017, 2018 and 2019
November 19, 2022	November 19, 2015	Two equal installments on November 11 of 2017 and 2018
November 19, 2021	November 19, 2014	One installment on November 11, 2017

(b)

The number shows outstanding unvested, but earned, RSUs. Earned RSUs vest in three annual equal increments on November 11 of each year following the grant date. The table below shows the remaining vesting schedules for these RSUs:

Named executive officer	RSUs vesting during fiscal year 2018	RSUs vesting during fiscal year 2019
Michael Farrell	25,387	9,066
Rob Douglas	12,088	12,088
Jim Hollingshead (i)	9,508	9,645
David Pendarvis (ii)	5,082	3,379
Brett Sandercock	7,724	2,645

(i)	Includes special grant issued February 16, 2017, which vests in three equal installments on February 16 of 2018, 2019, and 2020.
(ii)	Includes special grant issued June 1, 2017, which vests in three equal installments on June 1 of 2018, 2019, and 2020.

(c)	The market value is calculated by multiplying the number of RSUs and PSUs by the closing price of our common stock ($77.87) on the NYSE at June 30, 2017.

(d)

Represents RSUs that were granted to our executive officers in November 2016 under our 2009 Plan and are earned based on earnings performance targets for the third and fourth fiscal quarters of fiscal year 2017. On June 30, 2017, these shares were unearned because the committee had not yet determined whether any target had been achieved. The number of RSUs and market values shown in these columns represent 100% of the RSUs granted, based on the assumption that the targets would be achieved. The committee determined in August 2017 that the targets were achieved. In future years these units will be shown as earned, but unvested, until they vest or are forfeited.

(e)

Represents performance-based stock units granted in November 2016, February 2017, and June 2017, that are eligible for vesting following the end of a four-year performance period (beginning on the grant date), subject to acceleration, depending on our absolute TSR performance for the four-year period. In accordance with SEC rules, PSUs granted November 2016 are listed at 100% of the target stock units granted, representing the number of stock units that would be earned with target performance. However, our absolute TSR performance over the interim performance period from November 2016 through June 30, 2017, would have been between threshold and target, and 66% of target units would be earned. PSUs granted February 2017 and June 2017 are listed at 50% of the target stock units granted, representing the number of stock units that would be earned at threshold performance. However, our absolute TSR performance over the interim performance periods through June 30, 2017, would have been below threshold, and none of target units would be earned.

(f)

Represents performance-based stock units granted in November 2015 that are eligible for vesting following the end of a four-year performance period (beginning November 19, 2015, and ending November 18, 2019), subject to acceleration, depending on our absolute TSR performance for the four-year period. In accordance with SEC rules, amounts are listed at 100% of the target stock units granted, representing the number of stock units that would be earned with target performance. However, our absolute TSR performance over the interim performance period from November 2015 through June 30, 2017, would be between threshold and target, and 69% of units would be earned.

(g)

Represents performance-based stock units granted in November 2014 that are eligible for vesting following the end of a three-year performance period (beginning November 13, 2014, and ending November 12, 2017) depending on our TSR performance for the three-year period relative to companies in the US Dow Jones Medical Device Index. In accordance with SEC rules, amounts are listed at 40% of the target stock units granted, representing the stock units that would be earned with threshold performance. However, our relative TSR performance over the interim performance period from November 2014, through June 30, 2017, would be below threshold, and no units would be earned.

Option exercises and stock vested

The following table summarizes the shares each of our named executive officers acquired during the fiscal year ended June 30, 2017, by exercising options or by vesting in restricted stock units. Information on RSUs earned based on fiscal year 2017 performance, but not vested as of June 30, 2017, is in the outstanding equity awards table above (see footnote (d) to the “Outstanding equity awards at fiscal year end” table, above).

Named executive officer	Option Awards		Stock Awards
	Number of securities acquired on exercise	Market value on exercise(a)	Number of shares acquired upon vesting	Value realized upon vesting(b)
Michael Farrell	23,900	$775,112	45,363	$2,714,976
Rob Douglas	0	$0	20,420	$1,222,137
Jim Hollingshead	15,792	$349,266	11,029	$660,086
David Pendarvis	74,588	$2,710,976	6,469	$387,170
Brett Sandercock	0	$0	15,089	$903,077

(a)	Represents the aggregate of the market price at exercise, less the exercise price, for each share exercised.
(b)	Represents the value deemed realized based on the closing price of our common stock on the date of vesting multiplied by the number of shares vested.

Nonqualified deferred compensation

We maintain the ResMed Inc. Deferred Compensation Plan. Our deferred compensation plan allows participants to defer receiving some of their eligible compensation to a future date, with an opportunity to earn tax-deferred returns on the deferrals. The following table sets forth summary information regarding aggregate contributions to, and account balances under, our deferred compensation plan by our named executive officers for and as of the fiscal year ended June 30, 2017.

Named executive officer	Executive contributions in fiscal year 2017(a)	Company contributions in fiscal year 2017(b)	Aggregate earnings in fiscal year 2017(c)	Aggregate withdrawals/ distributions	Aggregate balance at end of fiscal year 2017(d)
Michael Farrell	$0	$0	$0	$0	$0
Rob Douglas	$335,035	$0	$0	$0	$335,035
Jim Hollingshead	$405,074	$0	$123,124	$0	$1,478,365
David Pendarvis	$652,955	$1,508	$499,796	$0	$4,624,842
Brett Sandercock	$0	$0	$0	$0	$0

(a)

Represents amounts that the named executive officers elected to defer in fiscal 2017. These amounts represent compensation earned by the named executive officers in fiscal 2017, and are also reported in the appropriate columns in the “Summary Compensation Table” above.

(b)

Represents amounts credited in fiscal 2017 as company contributions to the accounts of the named executive officer. These amounts are also reported in the “Summary Compensation Table” above under the “All Other Compensation” column.

(c)

Represents net amounts credited to the named executive officers’ accounts as a result of performance of the investment vehicles in which their accounts were deemed invested, as more fully described in the narrative disclosure below. These amounts do not represent above-market earnings, and thus are not reported in the “Summary Compensation Table.”

(d)

Aggregate balance as of June 30, 2017 includes all contributions from earned income through fiscal 2017 and investment income reported by June 30, 2017. Past years’ summary compensation tables previously reported the following amounts as compensation for participating named executive officers: Mr. Douglas: $0; Mr. Hollingshead: $929,162, and Mr. Pendarvis: $3,458,849.

General. We designed our deferred compensation plan to attract and retain key employees by providing participants an opportunity to defer receipt of a portion of their salary, short-term incentive cash payments, and commissions. The plan is an unfunded plan for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974. Deferred amounts under the plan are our general unsecured obligations and are subject to our ongoing financial solvency. Employees who are part of a select group of management or highly compensated employees are eligible to participate in the deferred compensation plan.

Contributions. Participants may elect to defer up to 75% of each of base salary, short-term incentive cash payments, and commissions for the plan year. The plan permits us to make discretionary contributions from time to time, including restoration matching contributions intended to restore any matching contributions lost under our 401(k) plan as a result of deferrals under the deferred compensation plan.

Distributions. Participants may elect to take distributions on: (1) participant’s separation from service with us; (2) a specified date; (3) participant’s permanent disability; (4) participant’s death; (5) change of control of ResMed; or (6) unforeseeable emergency. Participants will receive a lump sum payment of those benefits, or if elected by the participant, in installments. Notwithstanding other elections, all distributions due to death or permanent disability will be payable in a single lump sum.

Vesting. Participants are at all times 100% vested in amounts they defer. Participants are vested in discretionary contributions according to vesting schedules established by the plan’s administrative committee; however, discretionary contributions will become 100% vested on the earliest to occur of: (1) the participant’s death; (2) the participant’s permanent disability; or (3) a change of control of ResMed.

Investment options. Earnings on amounts contributed to our deferred compensation plan are based on participant selections among the investment options determined by the plan’s administrative committee. This committee has the sole discretion to discontinue, substitute, or add investment options at any time. Participants can select from among these investment options for purposes of determining the earnings or losses that we will credit to their plan accounts, but they do not have an ownership interest in the investment options they select. No “above market” crediting rates are offered under the deferred compensation plan. Invested amounts may be transferred among available plan investment options. The investment options under the deferred compensation plan and their annual rates of return for fiscal year 2017 are in the table below:

Name of investment option	Rate of return through June 30, 2017
MFS VIT Total Return Bond	1.48%
DFA VIT Inflation-Protection Securities Instl (a)	-1.01%
MFS VIT Value Svc	16.61%
American Funds IS Growth 2	24.74%
Great West T. Rowe Price Mid Cap Growth	19.72%
Putnam VT Small Cap Value IA	27.75%
Vanguard VIF Small Company Growth Inv	26.33%
American Funds IS International 2	24.20%
Dreyfus Stock Index Initial	17.63%
American Century VP Mid Cap Value I	15.56%
Great West MFS International Value Initial	15.28%

(a)	Fund replaced PIMCO VIT Real Return effective September 1, 2016.

Potential payments on termination or change of control

Change of control agreements. We have entered into agreements with each of our named executive officers and certain other members of senior management (a total of 21 currently employed persons as of September 19, 2017), that provide certain change of control payments and benefits.

Under the change of control agreements in existence on June 30, 2017, on the effective date of a “change of control” as defined in the agreement and summarized below, all of the executive’s unvested stock options, restricted stock, RSUs, performance shares, or performance units will vest in full. Under a new policy adopted in August 2017, change of control agreements with our executive officers will no longer provide this accelerated vesting. Instead, all benefits will require a qualifying termination as described below. We expect to enter into revised agreements with each of our named executive officers, with revised terms consistent with this policy.

If at any time during the period that starts six months before and ends one year after the effective date of a “change of control,” an executive terminates employment under certain conditions described below, then the executive will be entitled to receive certain compensation and benefits from us. The conditions that entitle an executive to additional compensation are:

•	the executive voluntarily terminates his employment for “good reason” (as defined in the agreement and summarized below); or

•	we terminate the executive’s employment other than for “cause” (as defined in the agreement and summarized below); or

•	we terminate other than for “cause” before the change of control, and the termination is at the request of the successor entity or is otherwise in anticipation of the change of control.

In the event of a qualifying termination, the executive will be entitled to compensation and benefits, including the following:

•	the pro-rata portion of short-term incentive amounts earned through the date of termination;

•

a severance payment equal to two times (in the case of our chief executive officer), or one and one-half times (in the cases of the other named executive officers), the sum of the executive’s: (a) highest annual rate of base salary paid to the executive during the three-year period ending on the date the executive is terminated (the “termination base salary”); plus (b) the higher of (1) the highest actual short-term incentive amounts received by the executive during the past three years before the year of termination; or (2) a specified percentage of the termination base salary (130% in the case of our chief executive officer, and from 75% to 100% in the case of our other named executive officers); plus (c) the annual amount we would be required to contribute on the executive’s behalf under any pension, 401(k), deferred compensation, and other retirement plans based on the executive’s termination base salary;

•	the executive will become fully vested in accrued benefits under all pension, 401(k), deferred compensation, and any other retirement plans maintained by us;

•	all of the executive’s unvested stock options, and shares of restricted stock, RSUs, or performance shares or performance units will vest in full;

•

we will provide medical and dental health benefits for two years (for our chief executive officer) or one and one-half years (for the other named executive officers) following the termination date; and

•

the agreement has a “best pay” provision, so that severance payments will be reduced to the extent necessary so that no portion of any payments payable upon a change of control would be subject to the excise tax under Section 280G of the Internal Revenue Code, if the reduction would result in the net amount payable to the employee being greater than the net amount received without the reduction.

All payments under the change of control agreements are designed to be paid in lump sum, subject to certain restrictions set forth in US Internal Revenue Code section 409A.

Throughout the change of control payout period (two years for our chief executive officer, and one and one-half years for the other named executive officers), the executive will not induce any person in our employment to terminate employment or accept employment with anyone other than us or, subject to certain limited exceptions, engage in any business or activity or render any services or provide any advice to any person, activity, business or entity that directly or indirectly competes in any material manner with us or meaningfully support any person, business, entity or activity or initiate or further that business or activity. The restriction on post-termination employment may not apply to executives residing in California, to the extent the restriction is not consistent with California law. In addition, as a condition to payment and providing any benefits under the agreements, the executive must deliver a general release of claims in favor of us.

The agreements’ initial terms expire on the effective date’s third anniversary. Unless either party gives notice of its intention not to renew, the term will be automatically extended for successive three-year periods. Mr. Pendarvis’ agreement expires June 30, 2018; Mr. Douglas’ agreement expires May 1, 2020; and Messrs. Farrell, Hollingshead, and Sandercock’s agreements expire July 1, 2020.

“Cause” is generally defined as the executive’s (a) conviction or plea of guilty or nolo contendere of a misdemeanor involving moral turpitude, dishonesty or a breach of trust; (b) commission of any act of theft, fraud, embezzlement or misappropriation against us; (c) failure to devote substantially all of the executive’s business time to our business affairs or material breach of the terms of any employment-related agreement; (d) failure to comply with any corporate policies that results or is likely to result in substantial injury, financial or otherwise, to us or our reputation; (e) unauthorized disclosure or use of our confidential information, that results or is likely to result in substantial injury, financial or otherwise, to us or our reputation; (f) violation of any rules or regulations of any governmental or regulatory body, that results or is likely to result in substantial injury, financial or otherwise, to us or our reputation; or (g) abuse of drugs, alcohol or illegal substances that results or is likely to result in substantial injury, financial or otherwise, to us or our reputation.

A “change of control” is generally defined as (a) a transaction or series of transactions whereby any person or related group of people directly or indirectly acquires beneficial ownership of our securities possessing more than 50% of the total combined voting power of our securities outstanding immediately after the acquisition, subject to certain exceptions; (b) individuals who currently constitute the board cease for any reason to constitute at least a majority of the board, subject to certain exceptions; (c) the consummation by us of (1) a merger, consolidation, reorganization, or business combination, subject to certain exceptions; (2) a sale or other disposition of all or substantially all of our assets in any single transaction or series of related transactions, subject to certain exceptions; or (3) the acquisition of assets or stock of another entity, subject to certain exceptions; or (d) our stockholders approve a liquidation or dissolution of us.

“Good reason” is generally defined as (a) the assignment to an executive of duties, responsibilities, authority, or reporting relationship that are materially diminished when compared with executive’s duties, responsibilities, authority, or reporting relationship with us immediately before the change of control; (b) a material reduction in executive’s base salary as in effect at the time of the change of control; (c) any material diminution in the aggregate benefits provided to executive under the benefit plans and arrangements executive is participating in at the time of the change of control; (d) any failure by us to continue in effect, or any material reduction in target short-term incentive opportunity or any material increase in target performance objectives under any short-term incentive or incentive plan or arrangement the executive is participating in at the time of the change of control that results in a material negative change in the executive’s short-term incentive or incentive compensation; (e) material diminution in the budget executive retains authority over at the time of the change of control; (f) any requirement by us that the executive be based anywhere that is at least fifty miles away from both (1) the executive’s office location as of the date of the change of control and (2) the executive’s then primary residence, except for required travel by the executive on our business; (g) any failure by us to obtain the assumption of this agreement by our successor or assign; or (h) any purported termination by us of executive’s employment that is not effected by a notice of termination satisfying the requirements set forth in the agreement.

Equity award terms. Our forms of option agreement and RSU agreement for named executive officers for grants made in fiscal year 2017 and earlier provide accelerated vesting on a change of control, as well as on termination due to death or permanent disability. In August 2017, the committee agreed to change this provision in agreements for grants to executive officers made in fiscal year 2018 and beyond, so that accelerated vesting is only provided for a termination qualifying under the “double-trigger” benefits described below. Existing grant agreements were not modified, and these legacy grants will continue to apply until they have fully vested or are terminated.

Our form of performance-based stock unit agreement provides that in the event of a change of control, death, permanent disability, an involuntary termination without cause, or voluntary termination for good reason, the following terms and number of units earned in these situations are calculated as follows:

•	Change of control: TSR performance is measured through the date of the change of control and determines the number of units earned.

•	Death or permanent disability: 100% of target units are earned as of the date of the event.

•

Termination by company without cause or by executive for good reason: TSR performance is measured through the date of termination and the number of units so earned are then pro-rated based on executive’s service during the performance period.

•

Termination by company for cause or by executive without good reason: all unearned units are forfeited. “Cause” and “good reason” are defined the same as in our change of control agreements described above.

We believe that providing a pro rata target adjustment and performance period measurement for performance stock units in the event of involuntary terminations without cause or voluntary terminations for good reason in the absence of a change of control; but requiring forfeitures for terminations with cause or resignations without good reason, is an appropriate balance that reflects partial service during the three to four-year cliff vesting of the PSUs, while maintaining the performance incentives.

Estimated value of benefits. The following table presents our reasonable estimate of the benefits payable to our named executive officers under our agreements, assuming that the triggering event (either a change of control, a qualifying termination in connection with a change of control, death or disability, or a qualifying termination not in connection with a change of control) occurred on June 30, 2017, the last business day of fiscal year 2017. The table excludes benefits provided to all employees, such as accrued vacation, and benefits provided by third parties under our life and other insurance policies. It includes benefits under disability insurance policies not provided to all employees. It also excludes the value of the named executive officer’s deferred compensation account, which would be payable on termination of employment for any reason. While we have made reasonable assumptions regarding the amounts payable, there can be no assurance that in the event of a triggering event our named executive officers would receive, in addition to the cash compensation earned for the period, the amounts reflected below. The compensation amounts for Australian-based named executive officers are presented in US dollars based on the conversion rate in effect at the close of business June 30, 2017.

Named executive officer	Triggering event	Cash severance(a)	Health and insurance(b)	Retirement plan contributions(c)	Value of option, RSU, and PSU acceleration(d)	Total value(e)
Michael Farrell	Change of control	$0	$0	$0	$14,578,138	$14,578,138
	Change of control and qualifying termination	$5,380,800	$47,751	$21,600	$14,578,138	$20,028,289
	Death or disability	$0	$445,932	$0	$21,197,975	$21,643,907
	Qualifying termination (without change of control)	$0	$0	$0	$0	$0
Rob Douglas	Change of control	$0	$0	$0	$9,509,381	$9,509,381
	Change of control and qualifying termination	$3,206,800	$36,256	$16,200	$9,509,381	$12,768,636
	Death or disability	$0	$212,149	$0	$13,873,422	$14,085,571
	Qualifying termination (without change of control)	$0	$0	$0	$0	$0
Jim Hollingshead	Change of control	$0	$0	$0	$4,802,968	$4,802,968
	Change of control and qualifying termination	$1,690,892	$36,256	$16,200	$4,802,968	$6,546,316
	Death or disability	$0	$279,027	$0	$6,859,773	$7,138,799
	Qualifying termination (without change of control)	$0	$0	$0	$0	$0
David Pendarvis	Change of control	$0	$0	$0	$4,373,499	$4,373,499
	Change of control and qualifying termination	$1,776,218	$28,011	$16,200	$4,373,499	$6,193,927
	Death or disability	$0	$188,431	$0	$6,254,201	$6,442,632
	Qualifying termination (without change of control)	$0	$0	$0	$0	$0
Brett Sandercock	Change of control	$0	$0	$0	$4,392,918	$4,392,918
	Change of control and qualifying termination	$1,607,956	—	$65,467	$4,392,918	$6,066,341
	Death or disability	$0	$0	$0	$6,456,055	$6,456,055
	Qualifying termination (without change of control)	$0	$0	$0	$0	$0

(a)

Represents the dollar value of cash severance under the formula described above. For change of control and qualifying termination, this represents each executive’s termination salary, plus: (1) for Pendarvis, the highest actual short-term incentive amounts received during the three previous years; and for Farrell, Douglas, Sanderock, and Hollingshead, the percentage of termination base pay specified above.

(b)

Represents continued medical and dental benefits for the payout period, based on our current costs to provide such coverage. When the triggering event is termination due to disability, also includes the present value of monthly payments of executive disability through age 65 using the long-term applicable federal rate for June 30, 2017.

(c)	Represents the dollar value of retirement plan contributions, under the formula described above and based on the executive’s termination base salary.

(d)

The value of accelerating options is based on the difference between the option exercise price and the June 30, 2017 closing price of our common stock on the NYSE ($77.87). The value of accelerating outstanding restricted stock units is based on the June 30, 2017 closing price of our common stock on the NYSE. The value of accelerating performance stock units is based on interim TSR performance measured as of June 30, 2017, under which no shares would have been earned per PSUs granted in 2014, except for a termination based on death or disability, when the value of PSU vesting is based on target shares at the June 30, 2017 closing price of our common stock on the NYSE and the PSU results as of June 30, 2017 of 69% and 66% for outstanding PSUs granted in 2015 and 2016, respectively.

(e)

Excludes the value to the executive of the continued right to indemnification by us. Executives will be indemnified by us and will receive continued coverage under our directors’ and officers’ liability insurance (to the extent applicable).

Risk considerations in compensation programs

The compensation committee reviews our compensation programs for executives as well as our compensation policies and practices for all employees, to evaluate whether the policies or practices present an environment that would facilitate excessive risks or behaviors. The committee believes that our programs, policies and practices, are not reasonably likely to have a material adverse effect on our company. This conclusion is supported by the combination of controls and considerations used in our compensation program, including the annual review of the program, blend of short-, long-term and incentive-based compensation, the use of performance-based targets and evaluations, and our compensation recovery policy.

Compensation committee report

The compensation committee has reviewed and discussed the compensation discussion and analysis with management, and based on the review and discussions, the compensation committee recommended to our board that the compensation discussion and analysis be included in our 2017 annual report on Form 10-K (where it is incorporated by reference) and in this proxy statement for the 2017 annual meeting of stockholders.

Compensation committee

Rich Sulpizio, Chair

Gary Pace

Ron Taylor

The report of the compensation committee will not be deemed to be incorporated by reference to any filing by ResMed under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that ResMed specifically incorporates it by reference.

AUDIT COMMITTEE REPORT

Following is the report of the audit committee with respect to our audited consolidated balance sheet as of June 30, 2017 and 2016, and the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended June 30, 2017, and the notes to those statements.

The audit committee, acting on behalf of our board, oversees our financial reporting process and systems of internal accounting control, and exercises oversight over management’s assessment of internal controls. Our management has primary responsibility for our financial statements as well as its financial reporting process, accounting principles and systems of internal accounting controls. The independent registered public accounting firm is responsible for performing an audit of our financial statements and expressing an opinion as to the conformity of the financial statements with US generally accepted accounting principles. The independent registered public accounting firm is also responsible for auditing our internal control over financial reporting, and expressing an opinion on the effectiveness of our internal control over financial reporting. In this context, the audit committee has reviewed and discussed with management and its independent registered public accounting firm, KPMG LLP, our audited financial statements as of and for the fiscal year ended June 30, 2017, and the effectiveness of our internal controls as of June 30, 2017. The audit committee has discussed with our independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards 16, “Communications with Audit Committees,” as adopted by the Public Company Accounting Oversight Board, or PCAOB, in Rule 3200T. In addition, the audit committee has received and reviewed the written disclosures and the letter from the independent registered public accounting firm required by the PCAOB regarding the independent registered public accounting firm’s communications with the audit committee concerning the registered public accounting firm’s independence and it has discussed with the independent registered public accounting firm its independence from ResMed and its management.

The audit committee members are not engaged in the accounting or auditing profession and are not involved in day-to-day operations of ResMed. In the performance of their oversight function, the audit committee’s members necessarily rely on the information, opinion, reports and statements presented to them by our management and by the independent registered public accounting firm. The audit committee’s oversight and the review and discussions referred to above do not assure that management has maintained adequate financial reporting processes, principles and systems of internal accounting controls, that our financial statements are accurate, that the audit of the financial statements has been conducted in accordance with standards of the PCAOB or that our independent registered public accounting firm meets the applicable standards for auditor independence.

Based on the reports and discussions described above, the audit committee recommended to our board that the audited financial statements be included in our annual report on Form 10-K for the fiscal year ended June 30, 2017, for filing with the SEC.

Audit committee

Jack Wareham, Chair

Carol Burt

Chris Roberts

The report of the audit committee will not be deemed to be incorporated by reference to any filing by ResMed under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that ResMed specifically incorporates it by reference.

AUDIT FEES

The following table presents fees for professional audit services by KPMG LLP for the audit of our annual financial statements for fiscal years 2017 and 2016, and fees billed for other services by KPMG LLP.

Fees	2017	2016
Audit fees(a)	$2,021,613	$2,036,124
Audit-related fees	$0	$0
Tax-related fees	$25,000	$0
All other fees(b)	$0	$0

Total fees	$2,046,613	$2,036,124

(a)

Fees for audit services consisted of: (1) audits of our annual financial statements and systems of internal accounting controls; (2) reviews of our quarterly financial statements; (3) consents and other services related to US SEC matters; and (4) Sarbanes-Oxley Act Section 404 attestation reports.

(b)	Fees related to review and approvals of financial statements included in registration statements.

Pre-approval policy

The audit committee pre-approves all audit and permissible non-audit fees. Since the 2003 effective date of the SEC rules stating that an auditor is not independent of an audit client if the services it provides to the client are not appropriately approved, each new engagement of KPMG LLP was approved in advance by our audit committee, and none of those engagements made use of the rules’ de minimus exception to pre-approval.

COMMON STOCK OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

The following table shows the number and percentage of shares of our common stock that, according to information supplied to us, are beneficially owned as of the record date by: (1) each person who, to our knowledge based on Schedules 13G filed with the SEC and Substantial Stockholder Notices filed with the ASX, is the beneficial owner of more than 5% of our outstanding common stock; (2) each person who is currently a director or a nominee for election as director; (3) each of the named executive officers; and (4) all current directors and executive officers as a group. In this proxy statement, “beneficial ownership” means the sole or shared power to vote, or to direct the voting of, a security, or the sole or shared investment power with respect to a security (that is, the power to dispose of, or to direct the disposition of, a security). All of the following calculations are based on 142,300,451 shares of our common stock outstanding (which excludes treasury shares) on September 19, 2017, the record date. Except to the extent indicated in the footnotes to the following table, the person or entity listed has sole voting and dispositive power with respect to the shares that are deemed beneficially owned by the person or entity, subject to community property laws, where applicable.

Name of beneficial owner	Amount and nature of beneficial ownership		Percent of outstanding common stock
Black Rock, Inc. 400 Howard Street	13,625,036	(a)	9.58%
San Francisco, CA 94105
Vanguard Group Inc.
P.O. Box 2600	11,027,315	(b)	7.75%
Valley Forge, PA 19482-2600
Capital World Investors 333 South Hope Street	10,867,958	(c)	7.64%
Los Angeles, CA 90071

Named executive officer, directors and nominees	Amount and nature of beneficial ownership(d)		Percent of outstanding common stock
Christopher Roberts	738,131	(e)	*
Peter Farrell	453,192		*
Michael Farrell	310,253		*
Robert Douglas	260,961		*
David Pendarvis	214,027		*
Gary Pace	193,129		*
John Wareham	127,045		*
James Hollingshead	75,874		*
Brett Sandercock	69,150		*
Richard Sulpizio	32,832		*
Ronald Taylor	23,645		*
Carol Burt	18,649		*
Karen Drexler	0		*
All current executive officers and directors as a group (13 persons)	2,516,888		1.77%

*	Less than 1%

(a)

Based on information provided in Schedule 13G/A filed with the SEC on January 25, 2017, by BlackRock, Inc., that reports sole voting power over 12,049,230 shares and sole dispositive power over all these shares.

(b)

Based on information provided in Schedule 13G/A filed with the SEC on February 10, 2017, by The Vanguard Group, that reports sole voting over 113,369 shares, sole dispositive power over 10,890,385 shares, shared voting power over 27,961 shares and shared dispositive power over 136,930 shares.

(c)	Based on information provided in Schedule 13G filed with the SEC on February 13, 2017, by Capital World Investors, that reports sole voting and dispositive power over all these shares.
(d)

Beneficial ownership is stated as of September 19, 2017, and includes shares subject to options exercisable, and restricted stock units (RSUs) that vest within sixty days after September 19, 2017, as set forth below. Does not include shares subject to PSUs that may be earned and vest in November as their number cannot be finally determined until the compensation committee certifies the performance of the TSR objectives in November. Shares subject to those options and RSUs are deemed beneficially owned by the holder to compute that person’s ownership percentage, but are not treated as outstanding to compute any other person’s ownership percentage. Shares have been rounded to the nearest whole number.

Named executive officers, directors and nominees	Stock options	RSUs(i)
Christopher Roberts	81,628	—
Peter Farrell	158,392	4,429
Michael Farrell	142,965	42,032
Robert Douglas	146,620	22,973
David Pendarvis	135,680	6,888
Gary Pace	95,542	4,429
John Wareham	114,045	—
James Hollingshead	37,090	11,864
Brett Sandercock	13,578	13,049
Richard Sulpizio	28,403	4,429
Ronald Taylor	—	4,429
Carol Burt	—	4,429
Karen Drexler	—	—

(i)	Excludes shares that may vest from the November 2014 PSU grant, because they are not determinable until the performance period ends on November 18, 2017.
(e)	Includes 23,200 shares held by his spouse, plus 298,900 shares held by Cabbit Pty Ltd and 136,000 shares owned by AceMed Pty Ltd., two Australian corporations controlled by Dr. Roberts and his wife.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes outstanding incentive award plan balances as of June 30, 2017.

Plan category	Number of securities to be issued on exercise of outstanding options, warrants and rights(a)	Weighted average exercise price of outstanding options, warrants and rights(b)	Number of securities remaining available for future issue under equity compensation plans(c)
Equity compensation plans approved by security holders	6,833,617	$47.09	11,607,529
Employee stock purchase plan approved by security holders	N/A	N/A	840,636
Equity compensation plans not approved by security holders	0	0	0

Total	6,833,617	$47.09	12,448,165

(a)

Represents shares reserved for options, RSUs and PSUs outstanding under our 1997 and 2009 incentive award plans. Includes 1,495,573 shares reserved for outstanding options, 2,492,499 shares reserved for outstanding RSUs and 2,845,545 shares reserved for outstanding PSUs. Shares reserved for PSUs are calculated at target number of shares for all outstanding PSU grants, assuming target achievement of performance related conditions, even though if performance were measured as of June 30, 2017, no shares would have been earned under any PSU grant.

(b)	Represents the weighted-average exercise price of the 1,495,573 outstanding stock options as of June 30, 2017.

(c)

Represents shares available for issuance under our 2009 Plan and our employee stock purchase plan. Assumes 4,004,982 shares are not available to issue, because they would be issued if all outstanding TSR performance-based stock units were earned at the maximum possible level (200% or 225% of target).

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers, and individuals who own more than 10% of a registered class of our equity securities to file with the SEC initial reports of ownership and reports of change in ownership of our common stock and other equity securities. SEC regulations also require executive officers, directors and 10% stockholders to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of copies of the forms we received, or written representations from certain reporting individuals, we believe that all Section 16(a) filing requirements applicable to our directors, executive officers and 10% stockholders during fiscal year 2017 were satisfied, except that a Form 4 was filed late, due to administrative error, on June 27, 2017, reporting the sale of stock by the Magali Charitable Remainder Unitrust.

TRANSACTIONS WITH RELATED PERSONS

Our code of conduct requires directors, executive officers, and employees to disclose any situations that would reasonably be expected to give rise to a conflict of interest. Conflicts involving executive officers may be waived only by our board or the appropriate board committee.

Under our related party transaction policy and procedures, our audit committee will review and either approve or disapprove any transaction between ResMed and an executive officer, director, director nominee, or any other “related party” (as defined under Item 404 of SEC Regulation S-K) valued at $120,000 or more. Management is responsible for providing a report to the audit committee on an ongoing basis as to all potential related party transactions. Under this policy, the audit committee has pre-approved any compensation arrangement that is approved by our compensation committee for payment to an executive officer, or to a family member of a board member or executive officer, if approved by the compensation committee or approved in the normal course of business without the participation by the board member or executive officer. We historically and currently review in detail the responses of our executive officers and directors to their director’s and officer’s questionnaires for any reportable related party transactions.

Michael Farrell is our chief executive officer and a director, and the son of Peter Farrell, our founder and non-executive chairman. Their compensation is discussed in this proxy statement under the section “Compensation Discussion and Analysis” for Michael Farrell, and “Director Compensation – 2017” for Peter Farrell. We set compensation for Michael Farrell and Peter Farrell in accordance with our related party transaction policy. In setting compensation, we followed the same policies and practices that we have historically used to set compensation for other similarly-situated employees and directors. In addition, all compensation paid to Michael Farrell and Peter Farrell was approved by our compensation committee.

The following transaction was disclosed in our 2016 proxy statement, but is repeated here because it occurred during fiscal year 2017. In September 2016, we sold an aircraft owned by ResMed Inc. to two corporations not related to us, in equal shares, for total consideration of $1.2 million. After the sale, a trust controlled by Peter Farrell purchased the outstanding equity interest in one of the buyers, for total consideration of $600,000. The transaction was reviewed by our audit committee before completion. The committee reviewed the substance of the transaction, and concluded that it was fair and reasonable to ResMed. In reaching that conclusion, the committee considered the relevant facts and circumstances, including the following factors. The purchase price and all other material terms were negotiated and agreed with a third party before Dr. Farrell’s involvement, and didn’t change after his involvement. We obtained a third-party valuation several months before negotiating the initial transaction, and the purchase price was within the valuation range.

TRANSACTION OF OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE MEETING

We are not aware of any other matters to come before the annual meeting, and we have not received timely notice from any stockholder that they intend to present any other proposal at the meeting. If any matter not mentioned in this proxy statement is properly brought before the annual meeting, the persons named as proxies in the accompanying proxy, or their substitutes, will have discretionary authority to vote all proxies on those matters according to their best judgment.

STOCKHOLDER PROPOSALS FOR 2018 ANNUAL MEETING

Proposals included in the proxy statement

Under SEC rules, if a stockholder wishes to submit a proposal for possible inclusion in the proxy statement for our 2018 annual meeting, we must receive it no later than 120 days before the anniversary of this year’s mailing date. Accordingly, to be timely, we must receive any proposal at our principal executive office in San Diego, California, USA, on or before June 4, 2018. The proposal must also comply with Rule 14a-8 under the Securities and Exchange Act of 1934.

Proposals not included in the proxy statement

Under our amended and restated bylaws, to nominate a director or bring any other business before the stockholders at the 2016 annual meeting that will not be included in our proxy statement; you must comply with the procedures described below. In addition, you must notify us in writing and deliver that notice to our secretary no earlier than August 18, 2018, and no later than September 7, 2018.

Our bylaws require a stockholder’s notice of a proposed business item or nominee to include:

(1)	a brief description of the business desired to be brought before the meeting;

(2)	the reasons for conducting that business at the meeting;

(3)

any material interest of the stockholder, beneficial owner, participants with the stockholder in the solicitation, associate of the stockholder, and any other person acting in concert with the stockholder or beneficial owner (each, a “Proposing Person”) in the proposed business (including a reasonably detailed description of all understandings between or among the Proposing Persons, or between or among any Proposing Person and other person or entity);

(4)	the beneficial owner, if any, on whose behalf the proposal is made; and

(5)	if the proposed business includes a proposal to amend our bylaws, the language of the proposed amendment.

If the stockholder proposes to nominate a director, the notice must include all information relating to the nominee that is required to be disclosed under applicable SEC rules.

In addition, the bylaws provide that a stockholder proposing any nomination or other business item must include, as to all Proposing Persons:

(1)	the name and address of the Proposing Person, as they appear on our books;

(2)	the class and number of shares of our capital stock that are owned beneficially and of record by the Proposing Persons;

(3)

a representation that the stockholder is a holder of record of our stock entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to propose the business or nomination;

(4)

a representation whether the Proposing Person intends: (a) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of our outstanding capital stock required to approve or adopt the proposal or elect the nominee; and/or (b) otherwise to solicit proxies from stockholders in support of the proposal or nomination; and

(5)	as to each Proposing Person:

a.	the full notional amount of any securities that, directly or indirectly, underlie any derivative security;

b.	any rights to dividends on any shares of the company beneficially owned by the Proposing Person that are separated or separable from the underlying security;

c.	any material pending or threatened legal proceeding, in which a Proposing Person is a party, that involves us or any of our officers, directors or affiliates;

d.	any other material relationship between the Proposing Person and the company, its affiliates or principal competitors;

e.	any direct or indirect material interest of a Proposing Person with the company, its affiliates or principal competitors; and

f.

any other information relating to a Proposing Person that would be required to be disclosed in a filing required to be made in connection with the solicitation of proxies or consents in support of the business proposed to be brought before the meeting. We may require any proposed nominee to furnish other information that we may reasonably deem appropriate in determining the eligibility of the proposed nominee to serve as our director.

Our bylaws require a stockholder’s nomination to contain the following information about the nominee:

(1)	all information that would be required to be disclosed regarding the nominee if the nominee were a Proposing Person;

(2)

all information relating to the nominee that is required to be disclosed in proxy solicitations for a director election contest, or is otherwise required, in each case by the then-current version of Regulation 14A under the Securities Exchange Act of 1934, and Rule 14a-12;

(3)

a description of any direct or indirect material interest in any material contract between or among any Proposing Person, on one hand, and each candidate for nomination or the respective associates and other participants in the solicitation, on the other hand; and

(4)

the nominee’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected. Any candidates recommended by a stockholder for nomination to the board will be evaluated in the same manner that nominees suggested by board members, management or other parties are evaluated.

You may write to our secretary at ResMed Inc., 9001 Spectrum Center Boulevard, San Diego, California 92123 USA to deliver the notices discussed above and for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates under the bylaws.

Cautionary note regarding forward-looking statements

Statements contained in this proxy statement that are not historical facts are “forward-looking” statements under the Private Securities Litigation Reform Act of 1995. These forward-looking statements, including statements regarding our plans to pay quarterly dividends, our net revenue, net income, and diluted earnings per share performance, are subject to risks and uncertainties, which could cause actual results to materially differ from those projected or implied in the forward-looking statements. Those risks and uncertainties are discussed in our Annual Report on Form 10-K for our most recent fiscal year and in other reports we file with the US Securities and Exchange Commission. Those reports are available on our website.

APPENDIX A

Reconciliation of non-GAAP financial measures

The measure, “non-GAAP income from operations” is reconciled with GAAP income from operations below (in US$ thousands, except share and per share data):

	Twelve months ended June 30,
	2017	2016
GAAP income from operations	425,798	$428,952
Deferred revenue fair value adjustment(a)	—	2,332
SERVE-HF accrual (release)(a)	—	(2,804)
Astral battery field safety notification expenses	5,070	—
Restructuring expenses(a)	12,358	6,914
Litigation settlement expenses	8,500	—
Acquisition and integration expenses(a)	10,076	5,464
Amortization of acquired intangible assets(a)	46,578	23,923
Non-GAAP income from operations	$508,380	$464,781

The measures “non-GAAP net income” and “non-GAAP diluted earnings per share” are reconciled with GAAP net income and GAAP diluted earnings per share in the table below:

	Twelve months ended June 30,
	2017	2016
GAAP net income	$342,284	$352,408
Deferred revenue fair value adjustment(a)	—	1,478
SERVE-HF accrual (release), net of tax(a)	—	(1,963)
Astral battery field safety notification expenses	3,549	—
Restructuring expenses, net of tax(a)	8,295	5,204
Litigation settlement expenses, net of tax	5,392	—
Acquisition related expenses	10,076	4,943
Amortization of acquired intangible assets, net of tax(a)	31,679	17,366
Non-GAAP net income(a)	$401,275	$379,436
Diluted shares outstanding	142,453	141,669
GAAP diluted earnings per share	$2.40	$2.49
Non-GAAP diluted earnings per share(a)	$2.82	$2.68

(a)

ResMed adjusts for the impact of the Astral battery field safety notification expenses, movements in the SERVE-HF accrual, restructuring expenses, litigation settlement expenses, one-time deferred revenue fair value adjustment, acquisition related expenses, and amortization of acquired intangible assets from their evaluation of ongoing operations and believes investors benefit from adjusting these items to facilitate a more meaningful evaluation of current operating performance.

ResMed believes that non-GAAP diluted earnings per share is an additional measure of performance investors can use to compare operating results between reporting periods. ResMed uses non-GAAP information internally in planning, forecasting, and evaluating the results of operations in the current period and in comparing it to past periods. ResMed believes this information provides investors better insight in evaluating ResMed’s performance from core operations and provides consistent financial reporting. Our use of non-GAAP measures is intended to supplement, and not to replace, our presentation of net income and other GAAP measures. Like all non-GAAP measures, non-GAAP earnings are subject to inherent limitations because they do not include all the expenses that must be included under GAAP.

APPENDIX B

RESMED INC. 2009 INCENTIVE AWARD PLAN, AS AMENDED AND RESTATED

ResMed Inc., a Delaware corporation (the “Company”), maintains the ResMed Inc. 2009 Incentive Award Plan (the “Plan”). The Plan initially became effective on November 9, 2006, the date upon which the Company’s stockholders approved the Plan. The Plan was amended and restated effective on October 1, 2008. The Plan was further amended on September 30, 2009, subject to the approval of the Company’s stockholders, and was further amended, with approval of the Company’s stockholders, effective as of each of September 1, 2011 and September 12, 2013. The ResMed Inc. 2009 Incentive Award Plan, as Amended and Restated (also referred to herein as the “Plan”) is effective as of September 11, 2017, subject to the approval of the Company’s stockholders (the date of such stockholder approval, the “2017 Restatement Date”).

The purpose of the Plan is to promote the success and enhance the value of the Company by linking the personal interests of the members of the Board, Employees, and Consultants to those of the Company’s stockholders and by providing such individuals with an incentive for outstanding performance to generate superior returns to the Company’s stockholders. The Plan is further intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of members of the Board, Employees, and Consultants upon whose judgment, interest, and special effort the successful conduct of the Company’s operation is largely dependent.

ARTICLE I.

DEFINITIONS

Wherever the following terms are used in the Plan they shall have the meanings specified below, unless the context clearly indicates otherwise. The singular pronoun shall include the plural where the context so indicates.

1.1 “Administrator” shall mean the entity that conducts the general administration of the Plan as provided in Article X. With reference to the duties of the Committee under the Plan which have been delegated to one or more persons pursuant to Section 10.5, or as to which the Board has assumed, the term “Administrator” shall refer to such person(s) unless the Committee has revoked such delegation.

1.2 “Award” shall mean an Option, a Restricted Stock award, a Restricted Stock Unit award, a Performance Award, a Dividend Equivalents award, a Deferred Stock award, a Stock Payment award or a Stock Appreciation Right, which may be awarded or granted under the Plan (collectively, “Awards”).

1.3 “Award Agreement” shall mean a written (or electronic) agreement, which shall contain such terms and conditions with respect to an Award as the Administrator shall determine, which terms and conditions shall not be inconsistent with the terms of the Plan.

1.4 “Award Limit” shall mean three million (3,000,000) shares of Common Stock, as adjusted pursuant to Section 11.3; provided, however, that each share of Common Stock subject to an Award shall be counted as one share against the Award Limit. Solely with respect to Performance Awards granted pursuant to Section 8.2(b), “Award Limit” shall mean $5,000,000.

1.5 “Board” shall mean the Board of Directors of the Company.

1.6 “Change in Control” shall mean the occurrence of any of the following events:

(a) a transaction or series of transactions (other than an offering of Stock to the general public through a registration statement filed with the Securities and Exchange Commission) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) (other than the Company, any of its subsidiaries, an employee benefit plan maintained by the Company or any of its subsidiaries or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than 50% of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; or

(b) During any 36-month period, individuals who, at the beginning of such period, constitute the Board together with any new director(s) (other than a director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in Section 1.6(a) or Section 1.6(c)) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of the 36-month period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

(c) The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:

(i) Which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and

(ii) After which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this Section 1.6(c)(ii) as beneficially owning 50% or more of combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction; or

(d) The Company’s stockholders approve a liquidation or dissolution of the Company.

For purposes of subsection (a) above, the calculation of voting power shall be made as if the date of the acquisition were a record date for a vote of the Company’s stockholders, and for purposes of subsection (c) above, the calculation of voting power shall be made as if the date of the consummation of the transaction were a record date for a vote of the Company’s stockholders.

1.7 “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

1.8 “Committee” shall mean the Compensation Committee of the Board, or another committee or subcommittee of the Board, appointed as provided in Section 10.1.

1.9 “Common Stock” shall mean the common stock of the Company, par value $0.004 per share.

1.10 “Company” shall mean ResMed Inc., a Delaware corporation.

1.11 “Consultant” shall mean any consultant or adviser if: (a) the consultant or adviser is a natural person, (b) the consultant or adviser renders bona fide services to the Company or any Subsidiary; and (c) the services rendered by the consultant or adviser are not in connection with the offer or sale of securities in a capital-raising transaction and do not directly or indirectly promote or maintain a market for the Company’s securities.

1.12 “Covered Employee” shall mean any Employee who is, or could be, a “covered employee” within the meaning of Section 162(m) of the Code.

1.13 “Deferred Stock” shall mean rights to receive Common Stock awarded under Article VIII of the Plan.

1.14 “Director” shall mean a member of the Board.

1.15 “Dividend Equivalent” shall mean a right to receive the equivalent value (in cash or Common Stock) of dividends paid on Common Stock, awarded with respect to Full Value Awards pursuant to Article VIII of the Plan.

1.16 “DRO” shall mean a domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended from time to time, or the rules thereunder.

1.17 “Effective Date” shall mean November 9, 2006 (the initial date the Plan was approved by the Company’s stockholders).

1.18 “Employee” shall mean any officer or other employee (as defined in accordance with Section 3401(c) of the Code) of the Company, or of any Subsidiary.

1.19 “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

1.20 “Fair Market Value” shall mean, as of any date, the value of a share of Common Stock determined as follows:

(a) If the Common Stock is listed on any established stock exchange (such as the New York Stock Exchange, the NASDAQ Global Market and the NASDAQ Global Select Market) or any national market system, including without limitation any market system of The NASDAQ Stock Market, the value of a share of Common Stock shall be the closing sales price for a share of Common Stock as quoted on such exchange or system for such date, or if there is no closing sales price for a share of Common Stock on the date in question, the closing sales price for a share of Common Stock on the last preceding date for which such quotation exists, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(b) If the Common Stock is regularly quoted by a recognized securities dealer but closing sales prices are not reported, the value of a share of Common Stock shall be the mean of the high bid and low asked prices for such date or, if there are no high bid and low asked prices for a share of Common Stock on the date in question, the high bid and low asked prices for a share of Common Stock on the last preceding date for which such information exists, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(c) If the Common Stock is neither listed on an established stock exchange or a national market system nor regularly quoted by a recognized securities dealer, the value of a share of Common Stock shall be established by the Administrator in good faith.

1.21 “Fiscal Year” shall mean the fiscal year of the Company.

1.22 “Full Value Award” shall mean any Award other than an Option, Stock Appreciation Right or other Award for which the Holder pays a purchase price (whether directly or by forgoing a right to receive a payment from the Company).

1.23 “Holder” shall mean a person who has been granted or awarded an Award.

1.24 “Incentive Stock Option” shall mean an option which conforms to the applicable provisions of Section 422 of the Code and which is designated as an Incentive Stock Option by the Administrator.

1.25 “Non-Employee Director” shall mean a member of the Board who is not an Employee.

1.26 “Non-Qualified Stock Option” shall mean an Option which is not designated as an Incentive Stock Option by the Administrator.

1.27 “Option” shall mean a stock option granted under Article IV of the Plan. An Option granted under the Plan shall, as determined by the Administrator, be either a Non-Qualified Stock Option or an Incentive Stock Option; provided, however, that Options granted to Non-Employee Directors and Consultants shall be Non-Qualified Stock Options.

1.28 “Performance Award” shall mean a cash bonus, stock bonus or other performance or incentive award that is paid in cash, Common Stock or a combination of both, awarded under Article VIII of the Plan.

1.29 “Performance Criteria” shall mean the criteria that the Committee selects for an Award for purposes of establishing the Performance Goal or Performance Goals for a Performance Period, determined as follows:

(a) The Performance Criteria that will be used to establish Performance Goals are limited to the following, or increase or decrease in the following, alone or in combination: (i) net earnings (either before or after (A)

interest, (B) taxes, (C) depreciation and (D) amortization), (ii) gross or net sales or revenue, (iii) net income (either before or after taxes), (iv) operating income (either before or after taxes), (v) cash flow or cash flow per share (including, but not limited to, operating cash flow and free cash flow and either before or after dividends), (vi) cash flow return on investment, (vii) return on assets or net assets, (viii) return on capital (including, but not limited to, total return on capital and return on invested capital), (ix) return on stockholders’ equity, (x) total stockholder return, (xi) economic value added, (xii) return on sales, (xiii) gross or net profit, cash or operating margin, (xiv) costs, (xv) funds from operations, (xvi) expenses, (xvii) working capital, (xviii) earnings per share, (xix) price per share of Common Stock or any other publicly-traded security of the Company, (xx) FDA or other regulatory body approval for commercialization of a product, (xxi) implementation or completion of critical projects, (xxii) market share, (xxiii) debt, (xxiv) cash, (xxv) stockholder equity, (xxvi) factoring transactions, (xxvii) initiating or completing clinical studies or phases of clinical studies, (xxviii) initiating enrollment, completing enrollment or enrolling particular numbers of subjects in clinical studies, (xxix) financing and other capital raising transactions (including sales of the Company’s equity or debt securities), (xxx) in-licensing and out-licensing of intellectual property, (xxxi) third-party validation of any manufacturing process of the Company, any Subsidiary or any third-party manufacturer, (xxxii) sales or licenses of assets (including, but not limited to, intellectual property), (xxxiii) manufacturing yields, (xxxiv) productivity; (xxxv) operating efficiency; and (xxxvi) return on net assets, any of which may be measured either in absolute terms or as compared to any incremental increase or decrease or as compared to the performance of one or more other companies.

(b) The Committee may, in its discretion, at the time of grant or within the time prescribed by Section 162(m) of the Code, specify in the Award that one or more objectively determinable adjustments shall be made to one or more of the Performance Goals. Such adjustments may include (although are not limited to) one or more of the following: (i) items related to changes in applicable laws, regulations, accounting principles, or business conditions; (ii) items relating to financing activities; (iii) expenses for restructuring or productivity initiatives; (iv) other non-operating items; (v) items related to acquisitions; (vi) items attributable to the business operations of any entity acquired by the Company during the Performance Period; (vii) items related to the disposal of a business or segment of a business; (viii) items related to any unusual or infrequently occurring corporate item, transaction, event, or development, or (ix) items related to discontinued operations that do not qualify as a segment of a business under United States generally accepted accounting principles (“GAAP”).

1.30 “Performance Goals” shall mean, for a Performance Period, the goals established in writing by the Committee for the Performance Period based upon the Performance Criteria. Depending on the Performance Criteria used to establish such Performance Goals, the Performance Goals may be expressed in terms of overall Company performance or the performance of a Subsidiary, product, division, business unit, or an individual. The achievement of each Performance Goal and adjustments thereto shall be determined in accordance with GAAP to the extent applicable, or may be adjusted when established to include or exclude any items otherwise includable or excludable under GAAP.

1.31 “Performance Period” shall mean one or more periods of time, which may be of varying and overlapping durations, as the Committee may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Holder’s right to, and the payment of, a Performance Award.

1.32 “Plan” shall mean the ResMed Inc. 2009 Incentive Award Plan, as Amended and Restated, as the same may be further amended or restated from time to time.

1.33 “Restricted Stock” shall mean Common Stock awarded under Article VII of the Plan.

1.34 “Restricted Stock Units” shall mean rights to receive Common Stock or an equivalent cash payment, or a combination of both, awarded under Article VIII of the Plan.

1.35 “Rule 16b-3” shall mean Rule 16b-3 promulgated under the Exchange Act, as such Rule may be amended from time to time.

1.36 “Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

1.37 “Stock Appreciation Right” or “SAR” shall mean a stock appreciation right granted under Article IX of the Plan.

1.38 “Stock Payment” shall mean: (a) a payment in the form of shares of Common Stock, or (b) an option or other right to purchase shares of Common Stock, as part of a deferred compensation arrangement, made in lieu of all or any portion of the compensation, including without limitation, salary, bonuses, commissions and directors’ fees, that would otherwise become payable to a Employee, Non-Employee Director or Consultant in cash, awarded under Article VIII of the Plan.

1.39 “Subsidiary” shall mean any entity (other than the Company), whether domestic or foreign, in an unbroken chain of entities beginning with the Company if each of the entities other than the last entity in the unbroken chain beneficially owns, at the time of the determination, securities or interests representing more than fifty percent (50%) of the total combined voting power of all classes of securities or interests in one of the other entities in such chain.

1.40 “Subsidiary Corporation” shall mean any corporation in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain then owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

1.41 “Substitute Award” shall mean an Award granted under this Plan upon the assumption of, or in substitution for, outstanding equity awards previously granted by a company or other entity in connection with a corporate transaction, such as a merger, combination, consolidation or acquisition of property or stock; provided, however, that in no event shall the term “Substitute Award” be construed to refer to an award made in connection with the cancellation and repricing of an Option or Stock Appreciation Right.

1.42 “Termination of Consultancy” shall mean the time when the engagement of a Holder as a Consultant to the Company or a Subsidiary is terminated for any reason, with or without cause, including, without limitation, by resignation, discharge, death or retirement, but excluding terminations where there is a simultaneous commencement of employment with the Company or any Subsidiary. The Administrator, in its absolute discretion, shall determine the effect of all matters and questions relating to Termination of Consultancy, including, without limitation, the question of whether a Termination of Consultancy resulted from a discharge for cause.

1.43 “Termination of Directorship” shall mean the time when a Holder who is a Non-Employee Director ceases to be a Director for any reason, including, without limitation, a termination by resignation, failure to be elected, death or retirement. The Administrator, in its sole and absolute discretion, shall determine the effect of all matters and questions relating to Termination of Directorship with respect to Non-Employee Directors.

1.44 “Termination of Employment” shall mean the time when the employee-employer relationship between a Holder and the Company or any Subsidiary is terminated for any reason, with or without cause, including, without limitation, a termination by resignation, discharge, death, disability or retirement; but excluding: (a) terminations where there is a simultaneous reemployment or continuing employment of a Holder by the Company or any Subsidiary, and (b) terminations which are followed by the simultaneous establishment of a consulting or other service relationship by the Company or a Subsidiary with the former employee. The Administrator, in its absolute discretion, shall determine the effect of all matters and questions relating to Termination of Employment, including, without limitation, the question of whether a Termination of Employment resulted from a discharge for cause; provided, however, that, with respect to Incentive Stock Options, a leave of absence, change in status from an employee to an independent contractor or other change in the employee-employer relationship shall constitute a Termination of Employment for Incentive Stock Option purposes if, and to the extent that, such leave of absence, change in status or other change interrupts employment for the purposes of Section 422(a)(2) of the Code and the then applicable regulations and revenue rulings under said Section, and in such case any Incentive Stock Option shall be treated for tax purposes as a Non-Qualified Stock Option three (3) months thereafter or after such longer period as may be permitted under Section 422 of the Code.

1.45 “Termination of Service” shall mean the time when a Holder experiences a Termination of Consultancy, a Termination of Directorship or a Termination of Employment, as applicable.

ARTICLE II.

SHARES SUBJECT TO PLAN

2.1 Shares Subject to Plan.

(a) Subject to adjustment pursuant to Section 11.3 and Section 2.1(b), and as of the 2017 Restatement Date, the maximum number of shares of Common Stock that shall be authorized for Awards granted under the ResMed Inc. 2009 Incentive Award Plan, as Amended and Restated, is equal to 19,000,000 shares, less the number of shares subject to Awards granted after June 30, 2017 and prior to the 2017 Restatement Date, which number shall be calculated as follows: (i) one share for each one share of Common Stock that was granted subject to any Award other than a Full Value Award, and (ii) 2.8 shares for each share of Common Stock that was granted subject to a Full Value Award. Subject to Section 11.3, the aggregate number of shares of Common Stock which may be issued or transferred pursuant to the exercise of Incentive Stock Options under the Plan shall be 19,000,000 shares.1

Effective for any Award granted on or after June 30, 2013, the aggregate number of shares of Common Stock available for grant under the Plan shall be reduced by 2.8 shares for each share of Common Stock granted subject to any Full Value Award and shall be reduced by one share for each share of Common Stock granted subject to any Award that is not a Full Value Award.

(b) To the extent that an Award terminates, expires, lapses or is forfeited or settled for cash (in whole or in part) for any reason on or after June 30, 2013, and regardless of when the Award was granted, any shares of Common Stock then subject to that Award to the extent of the termination, lapse, forfeiture or cash settlement, will again be available for grant under the Plan; provided, however, that the number of shares that will again be available for grant under the Plan will be increased by one share for each share of Common Stock subject to an Option or SAR (or other award that is not a Full Value Award) or by 2.8 shares for each share of Common Stock subject to a Full Value Award at the time the Award terminates, expires, lapses or is forfeited or settled for cash for any reason after June 30, 2013.

In the event that withholding tax liabilities arising from a Full Value Award after June 30, 2013 are satisfied by the tendering of shares of Common Stock (either actually or by attestation) or by the withholding of shares of Common Stock by the Company, the shares so tendered or withheld shall be added to the shares available for Awards under the Plan in accordance with the share counting rules set forth above in this Section 2.1(b), except to the extent otherwise set forth in Section 11.5. Shares of Common Stock withheld by the Company or delivered to the Company in payment of the exercise price or tax withholding obligations with respect to an Option or SAR and shares of Common Stock subject to a Stock Appreciation Right that are not issued in connection with the stock settlement of that Stock Appreciation Right will not be available for grant under the Plan. Shares of Common Stock reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of Options will not be available for grant under the Plan. The payment of Dividend Equivalents in cash in conjunction with any outstanding Awards will not be counted against the shares available for issuance under the Plan.

To the extent permitted by applicable law or any exchange rule, shares of Common Stock issued in assumption of, or in substitution for, any outstanding Awards of any entity acquired in any form of combination by the Company or any Subsidiary, and all Substitute Awards (as defined in the Plan), shall not be counted against shares of Common Stock available for grant under this Plan. Further, available shares under a stockholder approved Plan of an entity acquired by the Company or any Subsidiary (as appropriately adjusted to reflect the acquisition transaction using the exchange ratio or other adjustment or valuation ratio or formula used in the acquisition or combination to determine the consideration payable to the Holders of Common Stock of the entities party to the acquisition or combination) may be used for Awards under the Plan and may not be counted against shares of Common Stock available for grant under this Plan (and shares subject to those Awards shall not be added to the shares available for Awards under the Plan as provided in the paragraph below), subject to applicable law and exchange rules.

Notwithstanding the provisions of this Section 2.1(b), no shares of Common Stock may again be optioned, granted or awarded if that action would cause an Incentive Stock Option to fail to qualify as an incentive stock option under Section 422 of the Code.

2.2 Stock Distributed. Any Common Stock distributed pursuant to an Award shall consist, in whole or in part, of authorized and unissued Common Stock, shares of Common Stock held in treasury or shares of Common Stock purchased on the open market.

2.3 Limitation on Number of Shares Subject to Awards. Notwithstanding any provision in the Plan to the contrary, and subject to Article XI, the maximum number of shares of Common Stock with respect to one or more Awards that may be granted to any one individual other than a Non-Employee Director during any calendar year shall not exceed the Award Limit; provided, however, that in the year of initial hiring of an Employee, the maximum number of shares of Common Stock with respect to one or more Awards that may be granted to such Employee during such year of initial hiring shall not exceed 150% of the Award Limit. To the extent required by Section 162(m) of the Code, shares subject to Awards which are canceled shall continue to be counted against the Award Limit.

[1]	This share pool represents an increase of 7,392,471 shares from the number of shares of Common Stock previously authorized under the Plan, after giving effect to stock splits.

2.4 Limitation on Awards to Non-Employee Directors. Notwithstanding any provision to the contrary in the Plan, the aggregate grant date fair value (determined as of the date of grant under Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto) of all equity-based Awards granted during any single calendar year plus the aggregate amount of all cash payments made for such calendar year to a Non-Employee Director for services as a Non-Employee Director shall not exceed $700,000; provided, however, that the foregoing limit shall be increased by $500,000 for any Non-Employee Director who is also serving as Chairman of the Board. For the avoidance of doubt, compensation shall count towards this limit for the year in which it was earned, and not later when distributed, in the event it is deferred.

ARTICLE III.

GRANTING OF AWARDS

3.1 Award Agreement. Each Award shall be evidenced by an Award Agreement. Award Agreements evidencing Awards intended to qualify as performance-based compensation (as described in Section 162(m)(4)(C) of the Code) shall contain such terms and conditions as may be necessary to meet the applicable provisions of Section 162(m) of the Code. Award Agreements evidencing Incentive Stock Options shall contain such terms and conditions as may be necessary to meet the applicable provisions of Section 422 of the Code.

3.2 Provisions Applicable to Covered Employees.

(a) The Committee, in its discretion, may determine whether an Award is to qualify as performance-based compensation (as described in Section 162(m)(4)(C) of the Code).

(b) Notwithstanding anything in the Plan to the contrary, the Committee may grant any Award to a Covered Employee, including Restricted Stock the restrictions with respect to which lapse upon the attainment of specified Performance Goals and any performance or incentive award described in Article VIII that vests or becomes exercisable or payable upon the attainment of one or more specified Performance Goals.

(c) To the extent necessary to comply with the performance-based compensation requirements of Section 162(m)(4)(C) of the Code, with respect to any Award granted under Articles VII and VIII which may be granted to one or more Covered Employees, no later than ninety (90) days following the commencement of any Performance Period (or such other time as may be required or permitted by Section 162(m) of the Code), the Committee shall, in writing, (i) designate one or more Covered Employees, (ii) select the Performance Criteria (including any adjustments) applicable to the Performance Period, (iii) establish the various performance targets, in terms of an objective formula or standard, and amounts of such Awards, as applicable, which may be earned for such Performance Period, and (iv) specify the relationship between Performance Criteria and the performance targets and the amounts of such Awards, as applicable, to be earned by each Covered Employee for such Performance Period. Following the completion of each Performance Period, the Committee shall certify in writing whether the applicable performance targets have been achieved for such Performance Period. In determining the amount earned by a Covered Employee, the Committee shall have the right to reduce (but not to increase) the amount payable at a given level of performance to take into account additional factors that the Committee may deem relevant to the assessment of individual or corporate performance for the Performance Period.

(d) Furthermore, notwithstanding any other provision of the Plan, any Award which is granted to a Covered Employee and is intended to qualify as performance-based compensation (as described in Section 162(m)(4)(C) of the Code) shall be subject to any additional limitations set forth in Section 162(m) of the Code (including any amendment to Section 162(m) of the Code) or any regulations or rulings issued thereunder that are requirements for qualification as performance-based compensation (as described in Section 162(m)(4)(C) of the Code), and the Plan shall be deemed amended to the extent necessary to conform to such requirements.

3.3 Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan, the Plan, and any Award granted or awarded to any individual who is then subject to Section 16 of the Exchange Act, shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by applicable law, the Plan and Awards granted or awarded hereunder shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

3.4 No Right to Employment or Service. Nothing in the Plan or in any Award Agreement hereunder shall confer upon any Holder any right to continue in the employ of, or as a Consultant for, the Company or any Subsidiary, or as a Director of the Company, or shall interfere with or restrict in any way the rights of the Company and any Subsidiary, which rights are hereby expressly reserved, to discharge any Holder at any time for any reason whatsoever, with or without cause, unless otherwise required by applicable law or agreement with the Holder.

3.5 Foreign Laws. Notwithstanding any provision of the Plan to the contrary, in order to comply with the laws in other countries in which the Company or its Subsidiaries operate or have Employees, Non-Employee Directors or Consultants, or in order to comply with the listing standards of any foreign stock exchange on which the Company’s shares are listed or traded, the Administrator, in its discretion, shall have the power and authority to: (i) determine which Subsidiaries shall be covered by the Plan; (ii) determine which Employees, Non- Employee Directors or Consultants outside the United States are eligible to participate in the Plan; (iii) modify the terms and conditions of any Awards to comply with applicable foreign laws or listing requirements of any such foreign stock exchange; (iv) establish subplans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable; provided, however, that no such subplans and/or modifications shall increase the share limitation contained in Section 2.1 of the Plan; and (v) take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local governmental regulatory exemptions or approvals or listing requirements of any such foreign stock exchange. Notwithstanding the foregoing, the Administrator may not take any actions under this Section 3.5 that would violate the Code, any applicable federal, state or foreign securities law or governing statute or any other applicable law or that would require prior stockholder approval (until such approval was obtained).

3.6 Awards in Lieu of Cash Compensation. Subject to compliance with Section 409A of the Code, Awards may be granted under the Plan to Employees and Consultants in lieu of cash bonuses which would otherwise be payable to such Employees and Consultants, and to Non- Employee Directors in lieu of directors’ fees which would otherwise be payable to such Non- Employee Directors, pursuant to such policies which may be adopted by the Administrator from time to time.

ARTICLE IV.

GRANTING OF OPTIONS TO EMPLOYEES, CONSULTANTS AND

NON-EMPLOYEE DIRECTORS

4.1 Eligibility. Each Employee, Consultant and Non-Employee Director selected by the Administrator shall be eligible to be granted an Option.

4.2 Disqualification for Stock Ownership. No person may be granted an Incentive Stock Option under the Plan if such person, at the time the Incentive Stock Option is granted, owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any then existing Subsidiary Corporation or parent corporation (as defined in Section 424(e) of the Code) unless such Incentive Stock Option conforms to the applicable provisions of Section 422 of the Code.

4.3 Qualification of Incentive Stock Options. No Incentive Stock Option shall be granted to any person who is not an Employee of the Company or a Subsidiary Corporation.

4.4 Granting of Options to Employees and Consultants.

(a) The Administrator shall from time to time, in its discretion, and, subject to applicable limitations of the Plan:

(i) Select from among the Employees or Consultants (including Employees or Consultants who have previously received Awards under the Plan) such of them as in its opinion should be granted Options;

(ii) Subject to Section 2.3, determine the number of shares to be subject to such Options granted to the selected Employees or Consultants;

(iii) Subject to Section 4.3, determine whether such Options are to be Incentive Stock Options or Non-Qualified Stock Options; and

(iv) Determine the terms and conditions of such Options, which terms and conditions shall not be inconsistent with the terms of the Plan.

(b) Upon the selection of an Employee or Consultant to be granted an Option, the Administrator shall instruct the Secretary of the Company to issue the Option and may impose such conditions on the grant of the Option as it deems appropriate.

(c) Any Incentive Stock Option granted under the Plan may be modified by the Administrator, with the consent of the Holder, to disqualify such Option from treatment as an “incentive stock option” under Section 422 of the Code.

4.5 Granting of Options to Non-Employee Director. The Administrator shall from time to time, in its discretion, and subject to applicable limitations of the Plan:

(a) Select from among the Non-Employee Directors (including Non-Employee Directors who have previously received Awards under the Plan) such of them as in its opinion should be granted Options;

(b) Subject to Section 2.4, determine the number of shares to be subject to such Options granted to the selected Non-Employee Directors; and

(c) Determine the terms and conditions of such Options, which terms and conditions shall not be inconsistent with the terms of the Plan.

ARTICLE V.

TERMS OF OPTIONS

5.1 Option Price. The price per share of Common Stock subject to each Option granted to Employees, Non-Employee Directors and Consultants shall be set by the Administrator; provided, however, that:

(a) Such price shall not be less than 100% of the Fair Market Value of a share of Common Stock on the date the Option is granted; and

(b) In the case of Incentive Stock Options granted to an individual then owning (within the meaning of Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of stock of the Company or any Subsidiary Corporation or parent corporation thereof (as defined in Section 424(e) of the Code), such price shall not be less than 110% of the Fair Market Value of a share of Common Stock on the date the Option is granted (or the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code).

5.2 Option Term. The term of an Option granted to an Employee, Non-Employee Director or Consultant shall be set by the Administrator in its discretion; provided, however, that the term shall not be more than seven (7) years from the date the Option is granted, or five (5) years from the date the Option is granted if the Option is an Incentive Stock Option granted to an individual then owning (within the meaning of Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of stock of the Company or any Subsidiary Corporation or parent corporation thereof (as defined in Section 424(e) of the Code).

5.3 Option Vesting.

(a) The period during which the right to exercise, in whole or in part, an Option vests in the Holder shall be set by the Administrator and the Administrator may determine that an Option may not be exercised in whole or in part for a specified period after it is granted. At any time after grant of an Option, the Administrator may, in its discretion and subject to whatever terms and conditions it selects, accelerate the period during which an Option vests.

(b) No portion of an Option granted to an Employee, Non-Employee Director or Consultant which is unexercisable at Termination of Service shall thereafter become exercisable, except as may be otherwise provided by the Administrator either in the Award Agreement or by action of the Administrator following the grant of the Option.

(c) To the extent that the aggregate fair market value of stock with respect to which “incentive stock options” (within the meaning of Section 422 of the Code, but without regard to Section 422(d) of the Code) are exercisable for the first time by a Holder during any calendar year under the Plan, and all other plans of the Company and any

Subsidiary Corporation or parent corporation thereof (as defined in Section 424(e) of the Code) exceeds $100,000, the Options shall be treated as Non-Qualified Stock Options to the extent required by Section 422 of the Code. The rule set forth in the preceding sentence shall be applied by taking Options and other “incentive stock options” into account in the order in which they were granted. For purposes of this Section 5.3(c), the fair market value of stock shall be determined as of the time the Option or other “incentive stock options” with respect to such stock is granted.

5.4 Substitute Awards. Notwithstanding the foregoing provisions of this Article V to the contrary, in the case of an Option that is granted upon the assumption of, or in substitution for, outstanding equity awards previously granted by a company or other entity in connection with a corporate transaction, such as a merger, combination, consolidation or acquisition of property or stock, the price per share of the shares subject to such Option may be less than the Fair Market Value per share on the date of grant, provided, that the excess of: (a) the aggregate Fair Market Value (as of the date such Substitute Award is granted) of the shares subject to the Substitute Award, over (b) the aggregate exercise price thereof does not exceed the excess of: (x) the aggregate fair market value (as of the time immediately preceding the transaction giving rise to the Substitute Award, such fair market value to be determined by the Administrator) of the shares of the predecessor entity that were subject to the grant assumed or substituted for by the Company, over (y) the aggregate exercise price of such shares, as determined in compliance with Section 409A of the Code.

ARTICLE VI.

EXERCISE OF OPTIONS

6.1 Partial Exercise. An exercisable Option may be exercised in whole or in part. However, an Option shall not be exercisable with respect to fractional shares and the Administrator may require that, by the terms of the Option, a partial exercise be with respect to a minimum number of shares.

6.2 Manner of Exercise. All or a portion of an exercisable Option shall be deemed exercised upon delivery of all of the following to the Secretary of the Company, or such other person or entity designated by the Administrator, or his, her or its office, as applicable:

(a) A written notice complying with the applicable rules established by the Administrator stating that the Option, or a portion thereof, is to be exercised. Such rules may provide that for administrative convenience or compliance with applicable laws an Option may not be exercised during such period as is specified in advance by the Administrator.

(b) Such representations and documents as the Administrator, in its discretion, deems necessary or advisable to effect compliance with all applicable provisions of the Securities Act and any other federal, state or foreign securities laws or regulations. The Administrator may, in its discretion, also take whatever additional actions it deems appropriate to effect such compliance including, without limitation, placing legends on share certificates and issuing stop-transfer notices to agents and registrars;

(c) In the event that the Option shall be exercised pursuant to Section 11.1 by any person or persons other than the Holder, appropriate proof of the right of such person or persons to exercise the Option; and

(d) Full cash payment for the shares with respect to which the Option, or portion thereof, is exercised. However, the Administrator may, in its discretion, allow such payment to be made, in whole or in part, (i) through the delivery (actual or constructive through attestation) of shares of Common Stock with a Fair Market Value on the date of delivery equal to the aggregate exercise price of the Option or exercised portion thereof; (ii) through the surrender of shares of Common Stock then issuable upon exercise of the Option having a Fair Market Value on the date of Option exercise equal to the aggregate exercise price of the Option or exercised portion thereof; (iii) through the delivery of property of any kind which constitutes good and valuable consideration; (iv) through the delivery of a notice that the Holder has placed a market sell order with a broker with respect to shares of Common Stock then issuable upon exercise of the Option, and the broker timely pays a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the Option exercise price; or (v) through any combination of the consideration provided in the foregoing subparagraphs (i), (ii), (iii) and (iv); provided, however, that the payment in the manner prescribed in the preceding paragraphs shall not be permitted to the extent that the Administrator determines that payment in such manner shall result in an extension or maintenance of credit, an arrangement for the extension of credit, or a renewal or an extension of credit in the form of a personal loan to or for any Director or executive officer of the Company that is prohibited by Section 13(k) of the Exchange Act or other applicable law.

6.3 Conditions to Issuance of Stock Certificates. The Company shall not be required to issue or deliver any certificate or certificates for shares of stock purchased upon the exercise of any Option or portion thereof prior to fulfillment of all of the following conditions:

(a) The admission of such shares to listing on all stock exchanges and quotation systems on which such class of stock is then listed or traded;

(b) The completion of any registration or other qualification of such shares under any local, state, federal or foreign law, or under the rulings or regulations of the Securities and Exchange Commission or any other local, state, federal or foreign governmental regulatory body which the Administrator shall, in its discretion, deem necessary or advisable;

(c) The obtaining of any approval or other clearance from any local, state, federal or foreign governmental agency which the Administrator shall, in its discretion, determine to be necessary or advisable;

(d) The lapse of such reasonable period of time following the exercise of the Option as the Administrator may establish from time to time for reasons of administrative convenience; and

(e) The receipt by the Company of full payment for such shares, including payment of any applicable withholding tax, which in the discretion of the Administrator may be in any of the permissible forms of consideration specified under Section 6.2(d).

6.4 Rights as Stockholders. Holders shall not be, nor have any of the rights or privileges of, stockholders of the Company in respect of any shares purchasable upon the exercise of any part of an Option unless and until certificates representing such shares have been issued by the Company to such Holders.

6.5 Ownership and Transfer Restrictions. The Administrator, in its discretion, may impose such restrictions on the ownership and transferability of the shares purchasable upon the exercise of an Option as it deems appropriate. Any such restriction shall be set forth in the respective Award Agreement and may be referred to on the certificates evidencing such shares. The Holder shall give the Company prompt notice of any disposition of shares of Common Stock acquired by exercise of an Incentive Stock Option within (a) two years from the date of granting (including the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code) such Option to such Holder, or (b) one year after the transfer of such shares to such Holder.

6.6 Additional Limitations on Exercise of Options. Holders may be required to comply with any timing or other restrictions with respect to the settlement or exercise of an Option, including a window-period limitation, as may be imposed in the discretion of the Administrator.

ARTICLE VII.

AWARD OF RESTRICTED STOCK

7.1 Eligibility. Subject to Section 2.3 and, as applicable, Section 2.4, Restricted Stock may be awarded to any Employee, Non-Employee Director or Consultant who the Administrator determines should receive such an Award.

7.2 Award of Restricted Stock.

(a) The Administrator may from time to time, in its discretion:

(i) Select from among the Employees, Non-Employee Directors or Consultants (including Employees, Non-Employee Directors or Consultants who have previously received Awards under the Plan) such of them as in its opinion should be awarded Restricted Stock;

(ii) Subject to Section 2.3, and, as applicable, Section 2.4, determine the number of shares to be subject to such Restricted Stock awards granted to the selected Employees, Non-Employee Directors or Consultants; and

(iii) Determine the terms and conditions applicable to such Restricted Stock, which terms and conditions shall not be inconsistent with the terms of the Plan.

(b) The Administrator shall establish the purchase price, if any, and form of payment for Restricted Stock; provided, however, that such purchase price shall be no less than the par value of the Common Stock to be purchased, unless otherwise permitted by applicable law. In all cases, legal consideration shall be required for each issuance of Restricted Stock.

(c) Upon the selection of an Employee, Non-Employee Director or Consultant to be awarded Restricted Stock, the Administrator shall instruct the Secretary of the Company to issue such Restricted Stock and may impose such conditions on the issuance of such Restricted Stock as it deems appropriate.

7.3 Rights as Stockholders. Subject to Section 7.4, the Holder shall have, unless otherwise provided by the Administrator, all the rights of a stockholder with respect to said shares, subject to the restrictions in his or her Award Agreement, including the right to receive all dividends and other distributions paid or made with respect to the shares; provided, however, that, in the discretion of the Administrator, any extraordinary distributions with respect to the Common Stock shall be subject to the restrictions set forth in Section 7.4. Notwithstanding anything herein to the contrary, any dividends payable in connection with an Award of Restricted Stock shall be credited or accumulated as determined by the Administrator while the Award remains unvested, but payment shall not be made unless and until the underlying Award vests, and any such dividends shall therefore be subject to the same risk of forfeiture as the underlying Award.

7.4 Restriction. All shares of Restricted Stock issued under the Plan (including any shares received by Holders thereof with respect to shares of Restricted Stock as a result of stock dividends, stock splits or any other form of recapitalization) shall, in the terms of each individual Award Agreement, be subject to such restrictions as the Administrator shall provide, which restrictions may include, without limitation, restrictions concerning voting rights and transferability and restrictions based on duration of employment, directorship or consultancy with the Company or a Subsidiary, Company performance and individual performance; provided, however, by action taken after the Restricted Stock is issued, the Administrator may, on such terms and conditions as it may determine to be appropriate, remove any or all of the restrictions imposed by the terms of the Award Agreement. Restricted Stock may not be sold or encumbered until all restrictions are terminated or expire. If no purchase price was paid by the Holder upon issuance, a Holder’s rights in unvested Restricted Stock shall lapse, and such Restricted Stock shall be surrendered to the Company without consideration, upon Termination of Service; provided, however, that the Administrator in its discretion may provide that such rights shall not lapse in the event of a Termination of Service following a Change in Control or because of the Holder’s retirement, death or disability or termination without cause, or otherwise.

7.5 Repurchase of Restricted Stock. The Administrator shall provide in the terms of each individual Award Agreement that the Company shall have the right to repurchase from the Holder the Restricted Stock then subject to restrictions under the Award Agreement immediately upon a Termination of Service at a cash price per share equal to the price paid by the Holder for such Restricted Stock; provided, however, that the Administrator in its discretion may provide that such rights shall not lapse in the event of a Termination of Service following a Change in Control or because of the Holder’s retirement, death or disability or termination without cause, or otherwise.

7.6 Escrow. The Secretary of the Company or such other escrow holder as the Administrator may appoint shall retain physical custody of any certificate representing Restricted Stock until all of the restrictions imposed under the Award Agreement with respect to the shares evidenced by such certificate expire or shall have been removed.

7.7 Certificates for Restricted Stock. Restricted Stock granted pursuant to the Plan may be evidenced in such manner as the Administrator shall determine. Certificates or book entries evidencing shares of Restricted Stock must include an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock.

7.8 Legend. In order to enforce the restrictions imposed upon shares of Restricted Stock hereunder, the Administrator shall cause certificates or book entries evidencing shares of Restricted Stock to include one or more legends or notations referring to the terms, conditions, and restrictions applicable to such Restricted Stock.

7.9 Section 83(b) Election. If a Holder makes an election under Section 83(b) of the Code, or any successor section thereto, to be taxed with respect to the Restricted Stock as of the date of transfer of the Restricted Stock rather than as of the date or dates upon which the Holder would otherwise be taxable under Section 83(a) of the Code, the Holder shall deliver a copy of such election to the Company immediately after filing such election with the Internal Revenue Service.

ARTICLE VIII.

PERFORMANCE AWARDS, DIVIDEND EQUIVALENTS, DEFERRED STOCK, STOCK PAYMENTS, RESTRICTED STOCK UNITS

8.1 Eligibility. Subject to Section 2.3, and, as applicable, Section 2.4, one or more Performance Awards, Dividend Equivalent awards, Deferred Stock awards, Stock Payment awards, and/or Restricted Stock Unit awards may be granted to any Employee, Non-Employee Director or Consultant whom the Administrator determines should receive such an Award.

8.2 Performance Awards.

(a) Any Employee, Non-Employee Director or Consultant selected by the Administrator may be granted one or more Performance Awards. The value of such Performance Awards may be linked to any one or more of the Performance Criteria or other specific performance criteria determined appropriate by the Administrator, in each case on a specified date or dates or over any period or periods determined by the Administrator. In making such determinations, the Administrator shall consider (among such other factors as it deems relevant in light of the specific type of award) the contributions, responsibilities and other compensation of the particular Employee, Non-Employee Director or Consultant.

(b) Without limiting Section 8.2(a), the Administrator may grant Performance Awards to any Covered Employee in the form of a cash bonus payable upon the attainment of objective Performance Goals which are established by the Administrator, in each case on a specified date or dates or over any period or periods determined by the Administrator. Any such bonuses paid to Covered Employees shall be based upon objectively determinable bonus formulas established in accordance with the provisions of Section 3.2. The maximum aggregate amount that can be earned under all Performance Awards denominated in cash and granted to a Covered Employee under this Section 8.2(b) during any calendar year shall not exceed the Award Limit.

8.3 Dividend Equivalents. Any Employee, Non-Employee Director or Consultant selected by the Administrator may be granted Dividend Equivalents based on the dividends declared on Common Stock, to be credited as of dividend payment dates, during the period between the date a Full Value Award is granted and the date the Full Value Award vests, is exercised, is distributed or expires, as determined by the Administrator. Dividend Equivalents shall be converted to cash or additional shares of Common Stock by a formula, at a time, and subject to the limitations the Administrator may determine. In addition, dividends or Dividend Equivalents with respect to a Full Value Award with performance or service-based vesting shall only be paid out to the Holder to the extent that the vesting conditions are satisfied and the Full Value Award vests. Notwithstanding the foregoing, in no event shall Dividend Equivalents be payable with respect to Options or Stock Appreciation Rights.

8.4 Stock Payments. Any Employee, Non-Employee Director or Consultant selected by the Administrator may receive Stock Payments in the manner determined from time to time by the Administrator. The number of shares shall be determined by the Administrator and may be based upon the Performance Criteria or other specific performance criteria determined appropriate by the Administrator, determined on the date such Stock Payment is made or on any date thereafter.

8.5 Deferred Stock. Any Employee, Non-Employee Director or Consultant selected by the Administrator may be granted an award of Deferred Stock in the manner determined from time to time by the Administrator. The number of shares of Deferred Stock shall be determined by the Administrator and may be linked to the satisfaction of one or more Performance Goals or other specific performance goals as the Administrator determines to be appropriate at the time of grant, in each case on a specified date or dates or over any period or periods determined by the Administrator. Common Stock underlying a Deferred Stock award will not be issued until the Deferred Stock award has vested, pursuant to a vesting schedule or performance criteria set by the Administrator. Unless otherwise provided by the Administrator, a Holder of Deferred Stock shall have no rights as a Company stockholder with respect to such Deferred Stock until such time as the Award has vested and the Common Stock underlying the Award has been issued.

8.6 Restricted Stock Units. Any Employee, Non-Employee Director or Consultant selected by the Administrator may be granted an award of Restricted Stock Units in the manner determined from time to time by the Administrator. The Administrator is authorized to make awards of Restricted Stock Units in such amounts and subject to such terms and conditions as determined by the Administrator. The Administrator shall specify the date or dates on which the Restricted Stock Units shall become fully vested and nonforfeitable, and may specify such conditions to vesting as it deems appropriate, and may specify that such Restricted Stock Units become fully vested and nonforfeitable pursuant to the satisfaction of one or more Performance Goals or other specific performance goals as the Administrator determines to be appropriate at the time of the grant, in each case on a specified date or dates or over any period or periods determined by the Administrator. The Administrator shall specify the distribution dates applicable to each award of Restricted Stock Units which shall be no earlier than the vesting dates or events of the award and may be determined at the election of the Employee, Non-Employee Director or Consultant, subject to compliance with Section 409A of the Code. On the distribution dates, the Company shall issue to the Holder one unrestricted, fully transferable share of Common Stock for each Restricted Stock Unit distributed.

8.7 Term. The term of a Performance Award, Dividend Equivalent award, Deferred Stock award, Stock Payment award and/or Restricted Stock Unit award shall be set by the Administrator in its discretion.

8.8 Exercise or Purchase Price. The Administrator may establish the exercise or purchase price of a Performance Award, shares of Deferred Stock, shares distributed as a Stock Payment award or shares distributed pursuant to a Restricted Stock Unit award; provided, however, that such price shall not be less than the par value of a share of Common Stock, unless otherwise permitted by applicable state law.

8.9 Exercise upon Termination of Service. A Performance Award, Dividend Equivalent award, Deferred Stock award, Stock Payment award and/or Restricted Stock Unit award is exercisable or distributable only while the Holder is an Employee, Consultant or Non- Employee Director, as applicable; provided, however, that the Administrator in its discretion may provide that the Performance Award, Dividend Equivalent award, Deferred Stock award, Stock Payment award and/or Restricted Stock Unit award may be exercised or distributed subsequent to a Termination of Service following a “change of control or ownership” (within the meaning of Section 1.162-27(e)(2)(v) or any successor regulation thereto) of the Company; and, provided, further, that, except with respect to Awards granted to Covered Employees, the Administrator in its discretion may provide that Performance Awards, Dividend Equivalent awards, Deferred Stock awards, Stock Payment awards and/or Restricted Stock Unit awards may be exercised or paid following a Termination of Service or following a Change in Control, or because of the Holder’s retirement, death or disability, or otherwise, including in accordance with a deferral election.

8.10 Form of Payment. Payment of the amount determined under Section 8.2, 8.3 or 8.6 above shall be in cash, in Common Stock or a combination of both, as determined by the Administrator. To the extent any payment under this Article VIII is effected in Common Stock, it shall be made subject to satisfaction of all provisions of Section 6.3.

ARTICLE IX.

STOCK APPRECIATION RIGHTS

9.1 Grant of Stock Appreciation Rights. A Stock Appreciation Right may be granted to any Employee, Non-Employee Director or Consultant selected by the Administrator. A Stock Appreciation Right may be granted: (a) in connection and simultaneously with the grant of an Option, or (b) independent of an Option. A Stock Appreciation Right shall be subject to such terms and conditions not inconsistent with the Plan as the Administrator shall impose and shall be evidenced by an Award Agreement.

9.2 Coupled Stock Appreciation Rights.

(a) A Coupled Stock Appreciation Right (“CSAR”) shall be related to a particular Option and shall be exercisable only when and to the extent the related Option is exercisable.

(b) A CSAR may be granted to the Holder for no more than the number of shares subject to the simultaneously granted Option to which it is coupled.

(c) A CSAR shall entitle the Holder (or other person entitled to exercise the Option pursuant to the Plan) to surrender to the Company unexercised a portion of the Option to which the CSAR relates (to the extent then exercisable pursuant to its terms) and to receive from the Company in exchange therefore an amount determined by multiplying (i) the difference obtained by subtracting the exercise price per share of the CSAR from (ii) the Fair Market Value of a share of Common Stock on the date of exercise of the CSAR by the number of shares of Common Stock with respect to which the CSAR shall have been exercised, subject to any limitations the Administrator may impose.

9.3 Independent Stock Appreciation Rights.

(a) An Independent Stock Appreciation Right (“ISAR”) shall be unrelated to any Option and shall have a term set by the Administrator but in no event longer than seven (7) years following the grant date. An ISAR shall be exercisable in such installments as the Administrator may determine. An ISAR shall cover such number of shares of Common Stock as the Administrator may determine. The exercise price per share of Common Stock subject to each ISAR shall be set by the Administrator; provided that such exercise price per share shall not be less than 100% of the Fair Market Value of a share of Common Stock on the date the ISAR is granted. An ISAR is exercisable only while the Holder is an Employee, Non-Employee Director or Consultant; provided, that the Administrator may determine that the ISAR may be exercised subsequent to Termination of Service or following a Change in Control, or because of the Holder’s retirement, death or disability, or otherwise.

(b) An ISAR shall entitle the Holder (or other person entitled to exercise the ISAR pursuant to the Plan) to exercise all or a specified portion of the ISAR (to the extent then exercisable pursuant to its terms) and to receive from the Company an amount determined by multiplying (i) the difference obtained by subtracting the exercise price per share of the ISAR from the Fair Market Value of a share of Common Stock on the date of exercise of the ISAR by (ii) the number of shares of Common Stock with respect to which the ISAR shall have been exercised, subject to any limitations the Administrator may impose.

9.4 Payment and Limitations on Exercise.

(a) Payment of the amounts determined under Section 9.2(c) and 9.3(b) above shall be in cash, shares of Common Stock (based on its Fair Market Value as of the date the Stock Appreciation Right is exercised), or a combination of both, as determined by the Administrator. The Company shall not be required to issue or deliver any certificate or certificates for shares of stock issuable upon the exercise of any Stock Appreciation Right prior to fulfillment of the conditions set forth in Section 6.3 above.

(b) Holders of Stock Appreciation Rights may be required to comply with any timing or other restrictions with respect to the settlement or exercise of a Stock Appreciation Right, including a window-period limitation, as may be imposed in the discretion of the Administrator.

ARTICLE X.

ADMINISTRATION

10.1 Compensation Committee. The Compensation Committee (or another committee or a subcommittee of the Board assuming the functions of the Committee under the Plan) shall consist solely of two or more Non-Employee Directors appointed by and holding office at the pleasure of the Board, each of whom is intended to qualify as both a “non-employee director” as defined by Rule 16b-3 and an “outside director” for purposes of Section 162(m) of the Code. Appointment of Committee members shall be effective upon acceptance of appointment. Committee members may resign at any time by delivering written notice to the Board. Vacancies in the Committee may be filled by the Board.

10.2 Duties and Powers of Committee. It shall be the duty of the Committee to conduct the general administration of the Plan in accordance with its provisions. The Committee shall have the power to interpret the Plan and the Award Agreements, and to adopt such rules for the administration, interpretation and application of the Plan as are not inconsistent therewith, to interpret, amend or revoke any such rules, to delegate authority in accordance with Section 10.5, and to amend any Award Agreement provided that the rights or obligations of the Holder of the Award that is the subject of any such Award Agreement are not affected adversely. Any such grant or award under the Plan need not be the same with respect to each Holder. Any such interpretations and rules with respect to Incentive Stock Options shall not be inconsistent with the provisions of Section 422 of the Code. In its discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Committee under the Plan except with respect to matters which under Rule 16b-3 or Section 162(m) of the Code, or any regulations or rules issued thereunder, are required to be determined in the discretion of the Committee. Notwithstanding the foregoing, the full Board, acting by a majority of its members in office, shall conduct the general administration of the Plan with respect to Awards granted to Non-Employee Directors.

10.3 Majority Rule; Unanimous Written Consent. The Committee shall act by a majority of its members in attendance at a meeting at which a quorum is present or by a memorandum or other written instrument signed by all members of the Committee.

10.4 Compensation; Professional Assistance; Good Faith Actions. Members of the Committee shall receive such compensation, if any, for their services as members as may be determined by the Board. All expenses and liabilities which members of the Committee incur in connection with the administration of the Plan shall be borne by the Company. The Committee may employ attorneys, consultants, accountants, appraisers, brokers or other persons. The Committee, the Company and the Company’s officers and Directors shall be entitled to rely upon the advice, opinions or valuations of any such persons. All actions taken and all interpretations and determinations made by the Committee or the Board in good faith shall be final and binding upon all Holders, the Company and all other interested persons. No members of the Committee or Board shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or Awards, and all members of the Committee and the Board shall be fully protected by the Company in respect of any such action, determination or interpretation.

10.5 Delegation of Authority to Grant Awards.

(a) The Board or Committee may, but need not, delegate from time to time some or all of its authority to grant Awards under the Plan to one or more committees consisting of one or more members of the Board or Committee, respectively, subject to Section 10.5(c).

(b) The Board also may, but need not, delegate from time to time some or all of its authority to grant rights or Options under the Plan to one or more committees consisting of one or more officers of the Company, subject to Section 10.5(c) and compliance with applicable law.

(c) Notwithstanding anything to the contrary in this Section 10.5, the authority to grant Awards to the following individuals may not be delegated: (i) individuals who are subject on the date of the grant to the reporting rules under Section 16(a) of the Exchange Act, (ii) individuals who are Covered Employees, and (iii) individuals who are officers of the Company who are delegated authority by the Committee hereunder.

(d) Any delegation pursuant to this Section 10.5 shall be subject to the restrictions and limits that the Board or Committee specifies at the time of such delegation of authority and may be rescinded at any time by the Board or Committee authorizing such delegation. At all times, any committee appointed under this Section 10.5 shall serve in such capacity at the pleasure of the Board or Committee appointing such committee.

ARTICLE XI.

MISCELLANEOUS PROVISIONS

11.1 Transferability of Awards.

(a) Except as otherwise provided in Section 11.1(b):

(i) No Award under the Plan may be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution or, subject to the consent of the Administrator, pursuant to a DRO, unless and until such Award has been exercised, or the shares underlying such Award have been issued, and all restrictions applicable to such shares have lapsed;

(ii) No Award or interest or right therein shall be liable for the debts, contracts or engagements of the Holder or his successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, hypothecation, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect, except to the extent that such disposition is permitted by the preceding sentence; and

(iii) During the lifetime of the Holder, only the Holder may exercise an Option or other Award (or any portion thereof) granted to him under the Plan, unless it has been disposed of pursuant to a DRO; after the death of the Holder, any exercisable portion of an Option or other Award may, prior to the time when such portion becomes unexercisable under the Plan or the applicable Award Agreement, be exercised by his personal representative or by any person empowered to do so under the deceased Holder’s will or under the then applicable laws of descent and distribution.

(b) Notwithstanding Section 11.1(a), the Administrator, in its discretion, may determine to permit a Holder to transfer a Non-Qualified Stock Option to any one or more Permitted Transferees (as defined below), subject to the following terms and conditions: (i) a Non-Qualified Stock Option transferred to a Permitted Transferee shall not be assignable or transferable by the Permitted Transferee other than by will or the laws of descent and distribution; (ii) any Non-Qualified Stock Option which is transferred to a Permitted Transferee shall continue to be subject to all the terms and conditions of the Non-Qualified Stock Option as applicable to the original Holder (other than the ability to further transfer the Non-Qualified Stock Option); and (iii) the Holder and the Permitted Transferee shall execute any and all documents requested by the Administrator, including, without limitation documents to (A) confirm the status of the transferee as a Permitted Transferee, (B) satisfy any requirements for an exemption for the transfer under applicable federal, state and foreign securities laws and (C) evidence the transfer. For purposes of this Section 11.1(b), “Permitted Transferee” shall mean, with respect to a Holder, any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the Holder’s household (other than a tenant or employee), a trust in which these persons (or the Holder) control the management of assets, and any other entity in which these persons (or the Holder) own more than fifty percent of the voting interests, after taking into account any federal, state, local and foreign tax and securities laws applicable to transferable Non-Qualified Stock Options.

11.2 Amendment, Suspension or Termination of the Plan. Except as otherwise provided in this Section 11.2, the Plan may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Board or the Compensation Committee of the Board. However, without approval of the Company’s stockholders given within twelve (12) months before or after the action by the Board or the Compensation Committee of the Board, no action of the Board or the Compensation Committee of the Board may, except as provided in Section 11.3, (i) increase the limits imposed in Section 2.1 on the maximum number of shares which may be issued under the Plan, (ii) take any action in violation of Section 11.6 to decrease the exercise price of any outstanding Option or Stock Appreciation Right granted under the Plan, or (iii) result in a material change in eligibility requirements. Except as provided in Section 11.11, no amendment, suspension or termination of the Plan shall, without the consent of the Holder, adversely alter or impair any rights or obligations under any Award theretofore granted or awarded, unless the Award itself otherwise expressly so provides. No Awards may be granted or awarded during any period of suspension or after termination of the Plan, and in no event may any Award be granted under the Plan after September 11, 2027.

11.3 Changes in Common Stock or Assets of the Company, Acquisition or Liquidation of the Company and Other Corporate Events.

(a) Subject to Section 11.3(e), in the event of any dividend or other distribution (whether in the form of cash, Common Stock, other securities or other property), recapitalization, reclassification, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, liquidation, dissolution, or sale, transfer, exchange or other disposition of all or substantially all of the assets of the Company, or exchange of Common Stock or other securities of the Company, issuance of warrants or other rights to purchase Common Stock or other securities of the Company, or other similar corporate transaction or event, the Administrator shall make proportionate adjustments to any or all of:

(i) The number and kind of shares of Common Stock (or other securities or property) with respect to which Awards may be granted or awarded (including, without limitation, adjustments of the limitations in Section 2.1 on the maximum number and kind of shares which may be issued under the Plan, adjustments of the Award Limit, and adjustments of the manner in which shares subject to Full Value Awards will be counted);

(ii) The number and kind of shares of Common Stock (or other securities or property) subject to outstanding Awards; and

(iii) The grant or exercise price with respect to any Award.

(b) Subject to Sections 11.3(c) and 11.3(e), in the event of any transaction or event described in Section 11.3(a) or any unusual or nonrecurring transactions or events affecting the Company, any affiliate of the Company, or the financial statements of the Company or any affiliate, or of changes in applicable laws, regulations or accounting principles, the Administrator, in its discretion, and on such terms and conditions as it deems appropriate, either by the terms of the Award or by action taken prior to the occurrence of such transaction or event and either automatically or upon the Holder’s request, is hereby authorized to take any one or more of the following actions whenever the Administrator determines that such action is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to any Award under the Plan, to facilitate such transactions or events or to give effect to such changes in laws, regulations or principles:

(i) To provide for either the purchase of any such Award for an amount of cash equal to the amount that could have been attained upon the exercise of such Award or realization of the Holder’s rights had such Award been currently exercisable or payable or fully vested or the replacement of such Award with other rights or property selected by the Administrator in its discretion;

(ii) To provide that the Award cannot vest, be exercised or become payable after such event;

(iii) To provide that such Award shall be exercisable as to all shares covered thereby, notwithstanding anything to the contrary in Section 5.3 or the provisions of such Award;

(iv) To provide that such Award be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by similar options, rights or awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices;

(v) To make adjustments in the number and type of shares of Common Stock (or other securities or property) subject to outstanding Awards, and/or in the terms and conditions of (including the grant, exercise or purchase price), and the criteria included in, outstanding options, rights and awards and options, rights and awards which may be granted in the future; and

(vi) To provide that, for a specified period of time prior to such event, the restrictions imposed under an Award Agreement upon some or all shares of Restricted Stock, Restricted Stock Units or Deferred Stock may be terminated, and, in the case of Restricted Stock, some or all shares of such Restricted Stock may cease to be subject to repurchase under Section 7.5 or forfeiture under Section 7.4 after such event.

(c) Notwithstanding any other provision of the Plan, in the event of a Change in Control, each outstanding Award shall be assumed or an equivalent Award substituted by the successor corporation or a parent or subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the Award, the Administrator may cause any or all of such Awards to become fully exercisable immediately prior to the consummation of such transaction and all forfeiture restrictions on any or all of such Awards to lapse. If an Award is exercisable in lieu of assumption or substitution in the event of a Change in Control, the Administrator shall notify the Holder that the Award shall be fully exercisable for a period of fifteen (15) days from the date of such notice, and the Award shall terminate upon the expiration of such period. For the purposes of this Section 11.3(c), an Award shall be considered assumed if, following the Change in Control, the Award confers the right to purchase or receive, for each share of Common Stock subject to the Award immediately prior to the Change in Control, the consideration (whether stock, cash, or other securities or property) received in the Change in Control by holders of Common Stock for each share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares); provided, however, that if such consideration received in the Change in Control was not solely common stock of the successor corporation or its parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of the Award, for each share of Common Stock subject to an Award, to be solely common stock of the successor corporation or its parent equal in fair market value to the per share consideration received by holders of Common Stock in the Change in Control.

(d) Subject to Sections 11.3(e) and 3.2, the Administrator may, in its discretion, include such further provisions and limitations in any Award, agreement or certificate, as it may deem equitable and in the best interests of the Company.

(e) With respect to Awards which are granted to Covered Employees and are intended to qualify as performance-based compensation under Section 162(m)(4)(C), no adjustment or action described in this Section 11.3 or in any other provision of the Plan shall be authorized to the extent that such adjustment or action would cause such Award to fail to so qualify under Section 162(m)(4)(C), or any successor provisions thereto, except as otherwise determined by the Committee. No adjustment or action described in this Section 11.3 or in any other provision of the Plan shall be authorized to the extent that such adjustment or action would cause the Plan to violate Section 422(b)(1) of the Code. Furthermore, no such adjustment or action shall be authorized to the extent such adjustment or action would result in short-swing profits liability under Section 16 or violate the exemptive conditions of Rule 16b-3 unless the Administrator determines that the Award is not to comply with such exemptive conditions. The number of shares of Common Stock subject to any Award shall always be rounded down to the next whole number.

(f) The existence of the Plan, the Award Agreement and the Awards granted hereunder shall not affect or restrict in any way the right or power of the Company or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of stock or of options, warrants or rights to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Common Stock or the rights thereof or which are convertible into or exchangeable for Common Stock, or the dissolution or liquidation of the company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

(g) No action shall be taken under this Section 11.3 which shall cause an Award to fail to comply with Section 409A of the Code or the Treasury Regulations thereunder, to the extent applicable to such Award.

(h) In connection with the occurrence of any Equity Restructuring (as defined below), and notwithstanding anything to the contrary in Sections 11.3(a) and 11.3(b): (i) the number and type of securities subject to each outstanding Award and the exercise price or grant price thereof, if applicable, shall be equitably adjusted; and/or (ii) the Administrator shall make equitable adjustments, if any, as the Administrator, in its sole discretion, may deem appropriate to reflect an Equity Restructuring with respect to the aggregate number and kind of shares that may be issued under the Plan (including, but not limited to, adjustments of the limitations in Article II on the maximum number and kind of shares which may be issued under the Plan, and adjustments of the Award Limit, and adjustments of the manner in which shares subject to Full Value Awards will be counted). The adjustments provided under this Section 11.3(h) shall be nondiscretionary and shall be final and binding on the affected Holder and the Company. For purposes of this Plan, “Equity Restructuring” shall mean shall mean a nonreciprocal transaction between the Company and its shareholders, such as a share dividend, share split, spin-off, rights offering or recapitalization through a large, nonrecurring cash dividend, that affects the number or kind of shares (or other securities of the Company) or the share price of Common Stock (or other securities) and causes a change in the per-share value of the Common Stock underlying outstanding Awards.

11.4 Approval of Plan by Stockholders. The Plan will be submitted for the approval of the Company’s stockholders within twelve (12) months after the date of the Board’s adoption of the ResMed Inc. 2009 Incentive Award Plan, as Amended and Restated. In addition, if the Board determines that Awards other than Options or Stock Appreciation Rights which may be granted to Covered Employees should continue to be eligible to qualify as performance-based compensation under Section 162(m)(4)(C) of the Code, the Performance Criteria must be disclosed to and approved by the Company’s stockholders no later than the first stockholder meeting that occurs in the fifth year following the year in which the Company’s stockholders previously approved the Plan in the manner required by Section 162(m)(4)(C).

11.5 Tax Withholding. The Company or any Subsidiary shall have the authority and the right to deduct or withhold, or require a Holder to remit to the Company, an amount sufficient to satisfy federal, state, local and foreign taxes (including the Holder’s FICA or other social security obligation) required by law to be withheld with respect to any taxable event concerning a Holder arising as a result of this Plan. The Administrator may in its discretion and in satisfaction of the foregoing requirement allow a Holder to elect or the Company to decide to have the Company withhold shares of Common Stock otherwise issuable under an Award (or allow the return of shares of Common Stock) having a Fair Market Value sufficient to satisfy the sums required to be withheld. Any shares of Common Stock withheld to cover taxes in excess of the minimum statutory rate with respect to any Full Value Award shall not be returned to the share pool, and any such shares withheld up to the minimum statutory rate will be added back to the share pool in accordance with Section 2.1(b).

11.6 Prohibition on Repricing. Subject to Section 11.3, the Administrator shall not without the approval of the Company’s stockholders (a) lower the price per share of an Option or SAR after it is granted, (b) cancel an Option or SAR in exchange for cash or another Award at a time when the Option or SAR has a per share exercise price that is higher than the Fair Market Value of a share of Common Stock (other than in connection with a Change in Control), or (c) take any other action with respect to an Option or SAR that would be treated as a repricing under the rules and regulations of the principal U.S. national securities exchange on which the shares are listed.

11.7 Effect of Plan upon Options and Compensation Plans. The adoption of the Plan shall not affect any other compensation or incentive plans in effect for the Company or any Subsidiary. Nothing in the Plan shall be construed to limit the right of the Company or any Subsidiary: (a) to establish any other forms of incentives or compensation for Employees, Directors or Consultants of the Company or any Subsidiary, or (b) to grant or assume options or other rights or awards otherwise than under the Plan in connection with any proper corporate purpose including without limitation, the grant or assumption of options in connection with the acquisition by purchase, lease, merger, consolidation or otherwise, of the business, stock or assets of any corporation, partnership, limited liability company, firm or association.

11.8 Compliance with Laws. The Plan, the granting and vesting of Awards under the Plan and the issuance and delivery of shares of Common Stock and the payment of money under the Plan or under Awards granted or awarded hereunder are subject to compliance with all applicable federal, state, local and foreign laws, rules and regulations (including but not limited to federal, state, and foreign securities law and margin requirements) and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Company, be necessary or advisable in connection therewith. Any securities delivered under the Plan shall be subject to such restrictions, and the person acquiring such securities shall, if requested by the Company, provide such assurances and representations to the Company as the Company may deem necessary or desirable to assure compliance with all applicable legal requirements. To the extent permitted by applicable law, the Plan and Awards granted or awarded hereunder shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

11.9 Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of the Plan.

11.10 Governing Law. The Plan and any agreements hereunder shall be administered, interpreted and enforced under the internal laws of the State of Delaware without regard to conflicts of laws thereof.

11.11 Section 409A. To the extent that the Administrator determines that any Award granted under the Plan is subject to Section 409A of the Code, the Award Agreement evidencing such Award shall incorporate the terms and conditions required by Section 409A of the Code. To the extent applicable, the Plan and Award Agreements shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date. Notwithstanding any provision of the Plan to the contrary, in the event that following the Effective Date the Administrator determines that any Award may be subject to Section 409A of the Code and related Department of Treasury guidance (including such Department of Treasury guidance as may be issued after the Effective Date), the Administrator may adopt such amendments to the Plan and the applicable Award Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Administrator determines are necessary or appropriate to (a) exempt the Award from Section 409A of the Code and/or preserve the intended tax treatment of the benefits provided with respect to the Award, or (b) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance.

RESMED INC. 9001 SPECTRUM CENTER BLVD. SAN DIEGO, CA 92123 ATTN: AGNES LEE

VOTE BY INTERNET - www.proxyvote.com

Use the internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. US Eastern Time November 14, 2017. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. For your vote to be effective, it must be received on or before November 14, 2017.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. US Eastern Time November 14, 2017. Have your proxy card in hand when you call and then follow the instructions.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receive all future proxy statements, proxy cards and annual reports electronically via e-mail or the internet. To sign up for electronic delivery, please follow the instructions above to vote using the internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M63130-P43056	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

  RESMED INC.

The Board of Directors recommends you vote FOR the following proposals: Vote on Directors
Election of three directors, each to serve until our 2020 annual meeting.

Nominees:
		For	Against	Abstain
1a. Michael Farrell		☐	☐	☐

1b. Karen Drexler		☐	☐	☐

1c. Jack Wareham		☐	☐	☐

Vote on Proposals		For	Against	Abstain

2.	Ratify our appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2018.	☐	☐	☐

3.

Approve an amendment to the ResMed Inc. 2009 Incentive Award Plan which, among other things: serves as approval for purposes of section 162(m) of the US Internal Revenue Code; sets a limit on director compensation; and increases the number of shares authorized for issue under the plan and increases the plan reserve by 6.9 million shares.

		☐	☐	☐

4.	Approve, on an advisory basis, the compensation paid to our named executive officers, as disclosed in this proxy statement.	☐	☐	☐

		1 Year	2 Years	3 Years	Abstain

5.	Approve, on an advisory basis, the frequency of future say-on-pay votes.	☐	☐	☐	☐

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

RESMED

ANNUAL MEETING OF STOCKHOLDERS

Date:	Thursday, November 16, 2017, at 3:00 p.m. US Pacific Time;
Friday, November 17, 2017, at 10:00 a.m. Australian Eastern Time

Location:	ResMed’s corporate office
9001 Spectrum Center Blvd. San Diego, California 92123 USA

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

M63131-P43056

ResMed Inc.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints David Pendarvis and Brett Sandercock as proxies, each with full power of substitution, to represent and vote as designated on the reverse side, all the shares of common stock of ResMed Inc. held of record by the undersigned on September 19, 2017, as of 4:00 p.m. (US Eastern Time) at the Annual Meeting of Stockholders to be held on Thursday, November 16, 2017, at 3:00 p.m. US Pacific Time (Friday, November 17, 2017, at 10:00 a.m. Australian Eastern Time) in ResMed’s corporate office, 9001 Spectrum Center Blvd., San Diego, California 92123, or any adjournment or postponement of the meeting.

If no choice is specified, the proxy will be voted “FOR” the nominees in Item 1, “FOR” Items 2, 3, and 4, and “ONE YEAR” on Item 5.

(See reverse for voting instructions)